    As filed with the Securities and Exchange Commission on July 22, 1997
                                                   Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           INTERNATIONAL POST LIMITED
             (Exact name of registrant as specified in its charter)
        Delaware                                       13-3735647
(State of Incorporation)                 (I.R.S. Employer Identification Number)
                                545 Fifth Avenue
                            New York, New York 10017
                                 (212) 986-6300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  MARTIN IRWIN
                           INTERNATIONAL POST LIMITED
                                545 Fifth Avenue
                            New York, New York 10017
                                 (212) 986-6300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

            It is requested that copies of communications be sent to:

                             JEFFRY S. HOFFMAN, ESQ.
                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 Third Avenue
                            New York, New York 10017
                                 (212) 758-9500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 / /  _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


===============================================================================================================
       Title of                                        Proposed          Proposed Maximum
       Shares to                Amount to          Maximum Offering          Aggregate            Amount of
     be Registered            be Registered       Price Per Share**      Offering Price**      Registration Fee
---------------------------------------------------------------------------------------------------------------
   Common Stock, par        9,785,550 shares*        $2.875               $28,133,456.25         $8,525.30
 value $0.01 per share
===============================================================================================================

* As such number may be amended due to adjustments arising out of any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar corporate event.

**       Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant's common stock as reported on The Nasdaq National Market on a date within five days prior to the filing hereof.

                    -----------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


         =============================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH State.

                              SUBJECT TO COMPLETION
                              DATED JULY [ ], 1997
PROSPECTUS


                                9,785,550 SHARES
                           INTERNATIONAL POST LIMITED
                                  COMMON STOCK
                               ------------------

This Prospectus relates to the offer and sale by the holders thereof (the "Selling Stockholders") of an aggregate of 9,785,550 shares of common stock, par value $.01 per share (the "Common Stock"), of International Post Limited (the "Company"). Of such shares, 7,011,349 will be issued in connection with the merger (the "Merger") of the Company and Video Services Corporation, a New Jersey corporation ("Video"), pursuant to the Agreement and Plan of Merger, dated as of June 27, 1997 (the "Merger Agreement"), among the Company, Video and all of Video's stockholders (plus an additional 212,096 shares of Common Stock which will replace an equal number of shares of Common Stock owned by Video which will be cancelled upon the Merger). The Merger will become effective upon the later to occur of the filing of a Certificate of Merger with the Secretary of State of the State of New Jersey or the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). It is anticipated that the Merger will be consummated on or before _________, 1997. At the Effective Time, the Company's Certificate of Incorporation will be amended to change (the "Name Change Amendment") the corporate name of the Company to "Video Services Corporation." The remaining 2,562,105 shares of Common Stock are owned by The Equitable Life Assurance Society of the United States ("ELAS") and Equitable Deal Flow Fund, L.P. ("EDFF"). ELAS is the record holder of 928,347 shares of Common Stock and EDFF is the record holder of 1,633,758 shares of Common Stock. See "Selling Stockholders" and "Plan of Distribution." (The shares of Common Stock offered hereby are sometimes referred to herein as the "Shares.")

                         ------------------------------
 SEE "RISK FACTORS" ON PAGE [ ] HEREIN FOR A DISCUSSION OF CERTAIN MATTERS THAT
                  SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                         ------------------------------

The Common Stock is included on The Nasdaq National Market under the symbol "POST". Following the Merger, it is anticipated that the Common Stock will trade on The Nasdaq National Market under the symbol "VSCX." On July [ ], 1997, the closing sales price of the Common Stock as reported by The Nasdaq National Market was $[ ] per share. See "Market Price Data and Dividend Policy."

The Company will not receive any of the proceeds from the sale of the Shares offered hereby. Expenses of this Offering, estimated at $[ ], are payable by the Company. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate underwriting fees, discounts and commissions, if any. See "Plan of Distribution."

The Shares may be sold from time to time by the Selling Stockholders directly, or through agents designated from time to time through dealers or underwriters also to be designated, on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement (or, if required, a post-effective amendment to the Registration Statement (as defined herein) of which this Prospectus forms a part). The distribution of the Shares may be effected in one or more transactions that may take place on The Nasdaq National Market or the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions (including in connection with the exercise of certain stock options, see "Plan of Distribution") or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Stockholders in connection with such sales.

The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                     -------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is July [ ], 1997.

                      ------------------------------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the principal offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy statements, information statements and other information regarding issuers that file electronically with the Commission. The address of such site is (http://www.sec.gov). The Common Stock is traded on The Nasdaq National Market.

         The Company has filed with the Commission a registration statement on Form S-3 (herein together with all amendments thereto, if any, called the "Registration Statement") under the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 (filed on October 16, 1996; file number 000-23388).

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1996 (filed on December 11, 1996; file number 000-23388).

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997 (filed on March 13, 1997; file number 000-23388).

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30,

                  1997 (filed on June 13, 1997; file number 000-23388).

         5. The Company's Current Report on Form 8-K filed on July 8, 1997 (file number 000-23388.

         6. The Company's Proxy Statement for a special meeting of stockholders held on July [ ], 1997, other than the section entitled "The Merger -- Fairness Opinion" and Appendix B (Opinion of Montgomery Securities) thereto.

         7. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits). Requests for such copies should be directed to: International Post Limited, 545 Fifth Avenue, New York, New York 10017, Attention: Corporate Secretary, telephone (212) 986-6300.

         Unless the context indicates otherwise, all references herein to the "Company" refer to International Post Limited and its subsidiaries (excluding Video and its subsidiaries after the Merger).

         Unless the context indicates otherwise, all references herein to the "Selling Stockholders" refer to Louis H. Siracusano, Arnold P. Ferolito, Donald
H. Buck, The Equitable Life Assurance Society of the United States and Equitable Deal Flow Fund, L.P.

                             -----------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, BUT NOT LIMITED TO, STATEMENTS IN "COMBINED COMPANY -- INTERNATIONAL POST LIMITED -- GENERAL" AND "-- BUSINESS STRATEGY"; "COMBINED COMPANY -- VIDEO SERVICES CORPORATION -- BUSINESS STRATEGY", "-- PRINCIPAL SERVICES" AND "-- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "THE MERGER -- REASONS FOR THE MERGER") ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING THE LIABILITIES THE COMPANY WILL BE REQUIRED TO SATISFY FOLLOWING THE MERGER AND THE BENEFITS THAT ARE ANTICIPATED TO RESULT FROM THE MERGER AS WELL AS THOSE STATEMENTS PRECEDED BY, FOLLOWED BY OR THAT INCLUDE SUCH WORDS AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS. SUCH STATEMENTS REFLECT THE COMPANY'S AND VIDEO'S MANAGEMENTS' CURRENT VIEWS, ARE BASED ON MANY ASSUMPTIONS, INCLUDING, BUT NOT LIMITED TO, THAT NO SIGNIFICANT CHANGES WILL OCCUR IN THE OPERATING ENVIRONMENT OF THE COMPANY AND/OR VIDEO PRIOR TO OR FOLLOWING THE MERGER, AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THESE STATEMENTS TO DIFFER MATERIALLY FROM WHAT ACTUALLY OCCURS. THE COMPANY AND/OR VIDEO MAY EXECUTE NEW AGREEMENTS, TERMINATE EXISTING AGREEMENTS OR ENTER INTO NEW FINANCING ARRANGEMENTS THAT MAY AFFECT THE ACCURACY OF THESE STATEMENTS. OTHER IMPORTANT FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM CURRENT VIEWS INCLUDE, BUT ARE NOT LIMITED TO, THE GENERAL PERFORMANCE OF THE ECONOMY, SPECIFICALLY AS IT AFFECTS THE ADVERTISING, ENTERTAINMENT AND TELEVISION AND VIDEO INDUSTRIES; THE INTERNATIONAL ECONOMIC AND POLITICAL CLIMATE WHICH COULD IMPACT THE SALE OF DOMESTIC PROGRAMMING OVERSEAS; SIGNIFICANT CHANGES IN VIDEO TECHNOLOGY IN THE POST-PRODUCTION, VIDEO AND COMMUNICATIONS INDUSTRIES; THE LOSS OF KEY PERSONNEL; AND THE LOSS OF KEY CUSTOMERS. SEE "RISK FACTORS." NONE OF THESE EVENTS CAN BE PREDICTED WITH CERTAINTY AND, ACCORDINGLY, ARE NOT TAKEN INTO CONSIDERATION IN THE MAKING OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. INVESTORS ARE CAUTIONED TO CAREFULLY CONSIDER SUCH FACTORS. THERE IS NO ASSURANCE THAT THE ASSUMPTIONS USED ARE NECESSARILY THE MOST LIKELY TO OCCUR. NEITHER THE COMPANY NOR VIDEO ASSUMES ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH STATEMENT.

                             -----------------------

         All information contained in this Prospectus (i) with respect to the Company and its subsidiaries has been provided by the Company; (ii) with respect to Video and its subsidiaries has been provided by Video; and (iii) with respect to any stockholder of Video has been provided by such stockholder.

                      -----------------------------------

                                     SUMMARY

         THIS SUMMARY IS NECESSARILY GENERAL AND ABBREVIATED AND HAS BEEN PREPARED TO ASSIST IN THE REVIEW OF THIS PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE EXPLANATION OF THE MATTERS COVERED IN THIS PROSPECTUS AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, WHICH READERS ARE URGED TO READ CAREFULLY.

PARTIES TO THE MERGER

         International Post Limited. International Post Limited (the "Company"), through its operating subsidiaries, is a leading international provider of technical and creative services to owners, producers and distributors of television programming, television advertising and other programming content. The Company provides (i) producers of original programming with technical and creative services necessary to transform original film or video to final product for airing on network, syndicated, cable or foreign television; (ii) users of special video effects with services required to digitally create or manipulate images in high resolution formats for integration into television commercials and programming; (iii) international programmers with studio facilities and multi-standard post-production services necessary to assemble programming and
(iv) international programmers and owners of television and film libraries with standards conversion, network playback, and duplication and audio services, all in multiple standards and formats. As a result of a recent acquisition, the Company, through a majority-owned subsidiary, has further expanded its services to include the design and production of intranets, extranets and internet sites, as well as consulting and support services related to those technologies. The Company believes that its principal strengths include the depth and breadth of its client relationships, the depth and continuity of its creative talent, and its technologically advanced equipment and facilities.

              The Company was incorporated in the State of Delaware in 1993. Its principal executive offices are located at 545 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 986-6300. See "Combined Company -- International Post Limited."

         Video Services Corporation. Video Services Corporation ("Video"), through its operating subsidiaries, is a leading provider of value-added video services to a diverse base of customers within the television network, cable and syndicated programming markets. Video's services include (i) the commercial integration and distribution of broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center and (ii) the design, engineering and production of advanced digital and analog video systems for the television, cable, post-production and corporate markets as well as the rental of professional video equipment to the sports, entertainment and other segments of the broadcast and cable television and professional markets. Video is a leading single source provider of satellite and fiber optic video transmission services in the New York metropolitan area and one of the largest independent (i.e., not affiliated with, or related to, an equipment manufacturer) providers of technical services and equipment to its target markets. Video believes that it will continue to experience increasing demand for its engineering services as a result of the anticipated conversion of existing television and cable facilities due to the continuing trend toward digitalization and the creation of additional television and cable facilities due to emerging compression technologies and an increasing demand for programming content worldwide. Video is a privately-held corporation owned by three (3) stockholders, one of whom, Louis H. Siracusano, is a director of the Company and will be the President and Chief Executive Officer of the Company after the Merger.

              Video was incorporated in the State of New Jersey in 1979. Its principal executive offices are located at 240 Pegasus Avenue, Northvale, New Jersey 07647, and its telephone number is (201) 767-1000. See "Combined Company -- Video Services Corporation."

THE MERGER

         Form of the Merger. Upon consummation of the Merger, Video will merge with and into the Company, with the Company being the surviving corporation, and the separate corporate existence of Video will cease. All of the assets and liabilities of Video will be transferred to, and assumed by, the Company upon consummation of the Merger.

         Conversion of Video Common Stock. In the Merger, all of the outstanding shares of common stock, no par value per share (the "Video Common Stock"), of Video will be converted into the right to receive an aggregate of 7,011,349 shares of Common Stock (plus an additional 212,096 shares of Common Stock which will replace an equal number of shares of the Common Stock currently owned by Video which will be cancelled upon the Merger).

MANAGEMENT OF THE COMPANY AFTER THE MERGER

         Upon consummation of the Merger, Mr. Louis H. Siracusano, a director of the Company and the Chairman, President and Chief Executive Officer and a director of Video, will become the President and Chief Executive Officer of the Company. Messrs. Donald H. Buck, Senior Vice President of Video, Christopher Modrzynski, Senior Vice President and Chief Financial Officer of Video, and Michael E. Fairbourne, Senior Vice President-Administration of Video, will join the Company as a Vice President, Vice President and Chief Financial Officer, and Vice President-Administration, respectively. After the Merger, the Board of Directors of the Company (the "Board") will consist of seven (7) members, four
(4) of whom will be designees of Video and three (3) of whom will be designees of the Company. Two (2) of these directors, Messrs. Raymond L. Steele and Frank Stillo, are not currently directors of the Company. After the Merger, Mr. Martin Irwin, a director and the current President and Chief Executive Officer of the Company, will become the Vice Chairman of the Board and Mr. Terrence A. Elkes will remain in his position as the Chairman of the Board. See "The Merger -- Management of the Company after the Merger."

REASONS FOR THE MERGER

         The Board believes that the terms of the Merger are fair to, and in the best interests of, the Company and the Company's stockholders (the "Stockholders") (other than Video and its stockholders). A special committee (the "Special Committee") consisting of three (3) disinterested directors was appointed by the Board to independently evaluate and negotiate the Merger Agreement on behalf of the Company and supervise the Company's due diligence investigation of Video. The Board also retained Montgomery Securities to provide a fairness opinion to the Board with respect to the consideration to be paid in the Merger, and, in connection therewith,

Montgomery Securities rendered an opinion to the Board and the Special Committee that, as of the date of such opinion, the consideration to be paid in the Merger was fair to the Company from a financial point of view.

         The Board believes that the Merger offers strategic and financial benefits to the Company and the Stockholders. The Board believes that the Merger presents a strategic opportunity to the Company to form one of the largest and most diversified independent (i.e., not affiliated with, or related to, an equipment manufacturer) providers of distribution, creative and technical services to the video services markets. A summary of the material reasons that the Board approved the Merger Agreement are as follows (there can be no assurance, however, that any of the following anticipated benefits will be fully realized, if at all):

         -        Improved Competitive Position

                  The Board believes that the Merger will create a stronger company with greater resources and a broader range of products and services to offer the Company's and Video's respective current and potential customers. The addition of Mr. Siracusano and certain members of his management team is expected to strengthen the current management team of the Company due to their success in operating Video's business and their familiarity with certain customers and operations of the Company. See "The Merger -- Management of the Company after the Merger." The Board further believes that the Company's ability after the Merger to provide an expanded level and range of services will result in a broader and higher level of contact with its customers and therefore provide an opportunity to increase revenues through cross-selling opportunities.

         -        Comprehensive Outsourcing Approach

                  The Company and Video currently provide complementary creative, distribution and technical services to separate customer bases that have traditionally outsourced such services. The Board believes that those customers will continue to outsource such services and that the additional services which can be offered by the Company after the Merger to the Company's and Video's respective customer bases will provide a competitive advantage over those companies that lack this comprehensive outsourcing solution. The Board believes this outsourcing approach will provide customers with several benefits, including (i) more control over necessary but non-core operations by using a single vendor; (ii) lower capital investment and operating costs than in-house alternatives; (iii) access to a full range of current technology without the necessity of continuously upgrading equipment; (iv) access to technical, administrative and managerial resources for non-core activities without having to develop them in-house; and (v) access to a diverse group of broadly experienced technical personnel.

         -        Improved Financial Position

                  The Board believes that Video is a company with more predictable revenues than the Company as a result of its long-term contractual relationships with several of its major customers. Accordingly, over the long term, the Board believes that the Merger will add stability and predictability to the Company's earnings and cash flow. After giving effect to the Merger, the Company would have had pro forma fiscal year 1996 revenues from continuing operations of approximately $78.7 million and pro forma 1996 fiscal year net income from continuing operations of approximately $2.8 million. See "Unaudited Pro Forma Condensed Combined Financial Statements."

         -        Cost Reduction Opportunities

                  Because of the resulting increase in the Company's size and the elimination of certain duplicative functions after the Merger, the Board believes that the Company will be able to recognize certain cost-saving reductions as a result of the Merger. These anticipated cost-saving reductions include reductions in costs due to the proposed elimination of certain duplicative facilities and termination of certain identified duplicative administrative personnel of the Company after the Merger. See Note (i) to Notes to Unaudited Pro Forma Condensed Combined Financial Statements. In addition, the Company is expected to benefit from reduced financing costs and improved purchasing costs (although no analyses were performed in order to quantify these expectations).

         -        Improved Liquidity and Debt Service Capacity

                  As of April 30, 1997, the Company had outstanding indebtedness of approximately $31.0 million (excluding approximately $1 million in outstanding letters of credit) and the right to borrow approximately an additional $400,000 under its existing credit facilities. The Merger Agreement provides that substantially all of the Company's and Video's outstanding long-term indebtedness will be refinanced simultaneously with the closing of the Merger (other than $5,227,000 accreted amount of the Company's subordinated debt which will remain outstanding). Such refinancing is a condition to the consummation of the Merger. Video has received a commitment letter from KeyBank in connection with such refinancing and, based upon the terms and conditions contained in such letter, the Company and Video believe that a refinancing will increase the Company's borrowing capacity and result in less restrictive financial covenants and more favorable interest rates than those applicable to the Company's and Video's existing credit facilities. In addition, as a result of the Merger, the Company's interest coverage ratio will increase and its leverage ratio (funded debt to EBITDA) will decrease. There can be no assurance, however, that the refinancing will be consummated on these terms. See "The Merger -- Refinancing."

         For a more detailed discussion of the factors considered by the Board in reaching its decision, see "The Merger -- Reasons for the Merger."

ACCOUNTING TREATMENT

         The Merger is intended to be accounted for as a reverse acquisition for accounting and financial reporting purposes with Video being designated as the acquiror and the Company as the acquiree. See "The Merger -- Accounting Treatment."

RISK FACTORS

         See "Risk Factors" for a discussion of certain factors to be considered carefully by prospective investors, including, without limitation, the percentage ownership interest of Video's stockholders in the Company after the Merger compared to certain anticipated contributions by Video to the Company's financial performance after the Merger.

SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto and other financial information regarding the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 and in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 1996, January 31, 1997 and April 30, 1997 incorporated by reference herein, with Video's historical consolidated financial statements and the notes thereto, Video's unaudited condensed consolidated financial statements and the notes thereto, and other financial information appearing elsewhere herein and with the unaudited pro forma condensed combined financial statements and the notes thereto appearing elsewhere herein.

                         Company       Video          Pro Forma          Company        Video          Pro Forma
                        --------      --------        ----------        ---------      ---------       ---------
                                                                           Nine          Nine             Nine
                          Year          Year                              Months        Months           Months
                         Ended         Ended          Year Ended          Ended         Ended            Ended
                        July 31,      June 30,         June 30,         April 30,      March 31,       March 31,
                        1996(1)         1996             1996              1997         1997             1997
                        --------      --------        ----------        ---------      ---------       ---------

                                                     (unaudited)       (unaudited)    (unaudited)     (unaudited)

                                       (in thousands, except per share amounts)
STATEMENT OF
OPERATIONS
DATA:

Revenues .......        $49,352        $29,740          $78,746          $40,882        $18,954         $59,208

Depreciation and
amortization ...          8,369          1,653            9,933            6,297          1,279           7,474

Operating
income from
continuing
operations .....          3,842          2,387            7,520            3,420          1,830           6,180

Income from
continuing
operations .....            814          1,212            2,769              741          1,184           2,521

Income before
income taxes and
discontinued
operations and
extraordinary
item............          1,676          1,999            4,705            1,712          1,974           4,523

Income from
continuing
operations per
common share ...           0.13           0.17             0.21             0.12           0.16            0.19

Weighted
average number
of shares
outstanding ....          6,220          7,223           13,238            6,227          7,223          13,238

    --------

EBITDA(2) ......        $12,211        $ 3,749          $17,646           $9,717        $ 1,948         $14,184

--------

         1 Reflects the acquisition of Audio Plus Video as of February 15, 1994, and the acquisition of Big Picture, Even Time and Post Edge as of May 4, 1995. Each acquisition was accounted for under the purchase method and consequently the financial results include these acquisitions as of the acquisition date.

         2 Historical EBITDA represents earnings (continuing and discontinued operations) before interest, taxes, depreciation and amortization. Pro Forma EBITDA represents earnings (continuing operations) before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful valuation parameter, however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain executive officers and directors of the Company will be entitled to certain benefits upon consummation of the Merger. The Board and the Special Committee were aware of these interests and considered them, among other things, in approving the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

                                  RISK FACTORS

         In addition to the other information in this Prospectus and in the documents incorporated herein by reference, the following factors should be considered carefully.

         Determination Of Merger Consideration. There is no public market for the Video Common Stock. The merger consideration of an aggregate of 7,011,349 shares of Common Stock for all of the Video Common Stock (plus an additional 212,096 shares of the Common Stock which will replace an equal number of shares of the Common Stock currently owned by Video which will be cancelled upon the Merger) has been determined by negotiations between the Special Committee and Video's stockholders and may not be indicative of the value of Video. See "The Merger -- Reasons for the Merger."

         Control. Immediately after the Merger, the stockholders of Video will own in the aggregate approximately 54.6% of the then outstanding Common Stock (based on the number of shares of Common Stock outstanding as of the Record
Date) and will be in a position to control the Company through the election of its Board of Directors. Four (4) of the members of the Board immediately after the Merger have been designated by Video. See "The Merger -- Management of the Company after the Merger."

         Uncertainty Regarding Integration Of Operations. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. There can be no assurance that such integration will be accomplished smoothly or successfully. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to integrate the operations of the two companies successfully could have a material adverse effect on the Company.

              According to certain analyses reviewed by the Board, without assuming certain anticipated non-pro forma cost-saving reductions, Video and the Company, respectively, would each contribute approximately 35.0% and 65.0% of the combined company's estimated fiscal year 1998 revenues, 29.5% and 70.5% of the combined company's estimated fiscal year 1998 gross profit, 32.4% and 67.6% of the combined company's estimated fiscal year 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") and 41.7% and 59.8% of the combined company's estimated fiscal year 1998 earnings before interest and taxes ("EBIT"). However, the realization of certain synergies noted by management of the Company and Video were taken into account by the Board in connection with its approval of the Merger including the issuance to Video's stockholders of shares of Common Stock representing in the aggregate approximately 54.6% of the then outstanding Common Stock (based on the number of shares of Common Stock outstanding as of the Record Date). These anticipated synergies not only included quantifiable non-pro forma cost-saving reductions due to the elimination of certain duplicative fees and expenses but also non-quantifiable benefits including the addition of Video's management team. See "The Merger -- Reasons for the Merger."

         Transaction Charges. The Company and Video expect to incur in the aggregate approximately $3.5 million in respect of transaction fees and costs incident to the Merger. Such fees and costs include investment banking, legal, accounting, financial printing and other related charges. These amounts are preliminary estimates and are therefore subject to change. Additional and unanticipated expenses may be incurred relating to the integration of the businesses of the Company and Video, including the integration of administrative functions.

         Leverage and Fixed Charges after the Merger. As of April 30, 1997, the Company had outstanding debt of approximately $31.0 million and a long-term debt to EBITDA ratio of 3.2 to 1. Further, the Company had annual fixed charges (consisting of interest, excluding interest income, whether expensed or capitalized) of approximately $2.2 million for the twelve-month period ended April 30, 1997. See the Company's historical consolidated financial statements and the notes thereto and other financial information regarding the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 1996, January 31, 1997 and April 30, 1997, which are incorporated herein by reference. See "Incorporation Of Certain Information By Reference." As of March 31, 1997, on a pro forma basis after giving effect to the Merger and certain other transactions (in accordance with the Refinancing Assumptions set forth in Note (m) to the Unaudited Pro Forma Condensed Combined Financial Statements) contemplated by the Merger Agreement, the Company would have had outstanding debt of approximately $43.3 million and a long-term debt to EBITDA ratio of 3.1 to 1. On a pro forma basis, the Company would have had annual fixed charges of approximately $3.0 million for the twelve-month period ended March 31, 1997. See "Unaudited Pro Forma Condensed Combined Financial Statements." The Company's level of indebtedness will continue to have important consequences after the Merger, including without limitation, the following: (i) interest expense and principal repayment resulting in annual fixed charges and repayment obligations in the future; (ii) limitations on the Company's ability to obtain additional financing, make capital expenditures and acquisitions and take advantage of other significant business opportunities that may arise; and
(iii) vulnerability to adverse general economic and industry conditions.

              The ability of the Company to make interest and principal payments on its debt following the Merger will depend on its ability to generate sufficient cash flow from operations. Future operating results are subject to business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to generate the cash flow necessary to permit the Company to meet its debt service obligations. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to further refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. Any inability of the Company to service its indebtedness would have a significant adverse effect on the Company and the market value and marketability of Common Stock.

         Conflicts of Interest. Certain members of the Company's management and Board have certain interests in the Merger that are in addition to the interests of the Stockholders generally.

Among other things, the Company has agreed to enter into employment agreements with Messrs. Louis H. Siracusano, Video's Chairman, President and Chief Executive Officer, and Donald H. Buck, Video's Senior Vice President, to serve as the President and Chief Executive Officer of the Company and as the Vice President of the Company, respectively, following the Merger. Further, pursuant to the Company's employment agreements with certain of its executive officers, these executive officers will be entitled to certain severance payments as a result of the Merger. In addition, consummation of the Merger will result in the immediate vesting of options outstanding under the Company's long-term incentive plan.

         Sale of Shares. As a condition to the consummation of the Merger, pursuant to this Prospectus the Company is registering the resale by Video's stockholders of the shares of Common Stock to be issued to them in the Merger (as well as the sale by Equitable of its 2,562,105 shares of Common Stock) and has agreed to grant certain other registration rights to Video's stockholders with respect to such shares. See "The Merger -- Resale Restrictions" and "-- Registration Rights." Moreover, the Company has already filed a shelf registration statement on Form S-3 covering an aggregate of 593,535 shares of Common Stock (which number includes shares of Common Stock issuable upon the exercise of certain stock options) beneficially owned by certain persons and entities (including the shares of Common Stock beneficially owned by Video which will be cancelled at the Effective Time). The sale of a significant number of these shares, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could have an adverse impact on the price of the Common Stock or otherwise on the trading market for the Common Stock. See "--Volatility of Stock Price."

         Dependence on Key Personnel. The Company's post-Merger success depends in large part on the continued service of its executive officers, key creative artists and skilled technicians, and other key personnel. The Company has employment agreements containing non-compete provisions with all of its current key executive officers and intends to enter into employment agreements containing non-compete provisions with Messrs. Siracusano and Buck following the Merger and any additional executive officers employed following the Merger. However, the Company does not have any employment agreements and/or any covenants not to compete with most of its key artists and technicians. A significant percentage of the Company's and Video's revenues can be attributed to services requiring highly compensated creative technicians. Competition for highly qualified employees is intense and the process of retaining key technical, creative and management personnel with the requisite combination of skills and attributes is often lengthy. There can be no assurance that the Company will continue to attract, motivate and retain key personnel after the Merger. Failure by the Company to retain and attract qualified key personnel could have a material adverse effect on the Company.

         Dependence on Entertainment Industry. The Company's and Video's businesses are dependent on the success of the television programming and advertising industries, which success in turn is highly dependent upon a number of factors, including the quality of content produced, the availability of alternative forms of entertainment and leisure activities, general economic conditions and international demand for content originated in the United States. The businesses of the Company and Video also are subject to downturns in the television, programming and advertising industries.

         Dependence on Key Customers. A significant portion of Video's revenues is derived from a small number of customers. Except for Court TV, Fox News, the NHL and PanAm Sat, none of these customers has a contractual relationship with Video obligating them to purchase any specified level of services from Video for more than one (1) year. Accordingly, there can be no assurance that revenues generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Any substantial decrease in services provided to one (1) or more of these customers by the Company after the Merger would have a material adverse effect on the Company. See "Combined Company -- Video Services Corporation."

         Dependence on Transponder Availability. The success of Atlantic Satellite's business depends in part upon the price and availability of satellite transponders. A shortage of transponders can be caused by several factors, including the malfunctioning or expiration of the useful lives of existing satellites or the unsuccessful launch of additional or replacement satellites, all of which are beyond the control of Atlantic Satellite or its customers. A shortage of satellite transponders would be likely to increase the price of available transponders which would have an adverse impact upon Atlantic Satellite's, and thus Video's, ability to operate profitably.

         Dilution. The Merger will result in a decrease in the percentage ownership positions of the Stockholders in the Company. An aggregate of 7,011,349 shares of Common Stock will be issued to Video's stockholders in the Merger (plus an additional 212,096 shares of the Common Stock which will replace an equal number of shares of the Common Stock currently owned by Video which will be cancelled upon the Merger) which will represent approximately 54.6% of the shares of Common Stock to be outstanding immediately after the Merger (based on the number of shares outstanding as of the Record Date). The dilution resulting from the Merger could reduce the market price of Common Stock. See
"-- Volatility of Stock Price."

         Volatility of Stock Price. There can be no assurance with respect to the prices at which the Common Stock will trade after the date hereof or after the Effective Time. As of July 14, 1997, the closing sales price of the Common Stock as reported on The Nasdaq National Market was $3.125 per share. After the Effective Time, there will be substantially fewer shares of Common Stock held by non-affiliated stockholders on a percentage basis than prior to the Effective Time which may cause fluctuations in the market price of the Common Stock. In addition, following the Merger, factors such as announcements by the Company of variations in its quarterly financial results, analysts' estimates of the Company's financial results, industry-wide results, changes in economic conditions, competitive developments, sales of substantial blocks of the securities of the Company by the holders thereof (See "--Sale of Shares"), and the issuance of stock in connection with future financings or corporate transactions, among other things, could cause dilution to existing stockholders and cause the market price of the Company's shares to fluctuate significantly. See "Market Price Data and Dividend Policy."

         Anti-Takeover Effects. The increase (the "Share Amendment") in the number of authorized shares of Common Stock contemplated by the Merger Agreement (which amendment to the Company's Certificate of Incorporation will increase the authorized shares of Common Stock from 15,000,000 to 25,000,000 at the Effective Time and will be deemed approved by the Stockholders upon approval by the Stockholders of the Merger Agreement), as well as certain other provisions of the Company's Certificate of Incorporation and By-laws which eliminate the ability of the stockholders to take any action by written consent without a meeting and provide that only the Board or the president may call special meetings of the stockholders, may have anti-takeover effects, which may delay, defer or prevent a takeover attempt that a holder of Common Stock might consider in its best interest. Among other things, the increase in the number of authorized shares of Common Stock contemplated by the Share Amendment might at some time in the future make the Company a less attractive target for a takeover bid than it would otherwise have been or render more difficult or even discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thus have the effect of entrenching incumbent management. Further, the Company is subject to Section 203 of the DGCL which restricts certain business combinations with any "interested" stockholder as defined in such law.

                               RECENT DEVELOPMENTS

         [Simultaneously with the date of this Prospectus,] Video will merge with and into the Company, with the Company being the surviving corporation, and the separate corporate existence of Video to cease. An aggregate of 7,011,349 shares of Common Stock will be issued to Video's stockholders in the Merger (plus an additional 212,096 shares of Common Stock which will replace an equal number of shares of Common Stock currently owned by Video which will be cancelled upon the Merger). Prior to the Merger, certain real estate assets having a net book value of approximately $3,802,000 as of March 31, 1997 and which are owned by certain of the Selling Stockholders will be contributed to Video and, accordingly, transferred to the Company in the Merger. The shares of Common Stock to be issued to Video's stockholders in the Merger will represent approximately 54.6% of the outstanding shares of Common Stock immediately after the Merger. A Proxy Statement for the special meeting of stockholders to be held on July [ ], 1997 (the "Proxy Statement") which describes the Merger more fully has been filed with the Commission and is incorporated herein by reference (other than the section entitled "The Merger -- Fairness Opinion" and Appendix B (Opinion of Montgomery Securities) thereto). The following information is presented in this Prospectus to provide general information about the combined company and the Merger.

                                COMBINED COMPANY

INTERNATIONAL POST LIMITED

         General

         The Company, through its operating subsidiaries, is a leading international provider of technical and creative services to owners, producers and distributors of television programming, television advertising and other programming content. The Company provides (i) producers of original programming with technical and creative services necessary to transform original film or video to final product for airing on network, syndicated, cable or foreign television; (ii) users of special video effects with services required to digitally create or manipulate images in high resolution formats for integration into television commercials and programming; (iii) international programmers with studio facilities and multi-standard post-production services necessary to assemble programming and (iv) international programmers and owners of television and film libraries with standards conversion, network playback, and duplication and audio services, all in multiple standards and formats. As a result of a recent acquisition, the Company, through a majority-owned subsidiary, has further expanded its services to include the design and production of intranets, extranets and internet sites, as well as consulting and support services related to those technologies. The Company believes that its principal strengths include the depth and breadth of its client relationships, the depth and continuity of its creative talent, and its technologically advanced equipment and facilities.

         Demand for the Company's services and facilities is principally derived from the production of new television commercials and the distribution of previously released motion pictures and television programming through international syndicators and programmers. Historically, the Company's clients have outsourced those services provided by the Company and are expected to continue to outsource many of the services required for production, post-production and distribution of film and television programming. The Company believes that demand will also be created by the continuing trend toward globalization in the entertainment and media industries. The worldwide market penetration of distribution channels such as home video and digital satellite broadcast is also anticipated to contribute to a growing demand for original and reissued programming.

         Business Strategy

         The Company was founded in 1993 with the goal of becoming the leading full-service post-production house for the United States and international markets and has remained focused on achieving this goal. To accomplish this objective, the Company continues to seek new ways to enhance its ability to provide one-stop post-production services while maintaining the high quality of such services. Through a series of strategic acquisitions, the Company grew from a single post-production house in New York City into an all inclusive operation comprised of four divisions with facilities in three states. The Company plans for further growth and the expansion of its range of services through strategic acquisitions and internal growth. The Company has invested significant sums in its infrastructure to ensure that each of its divisions remains at the technological forefront of the post-production industry.

         Principal Services

         Video Post-Production Services

         The Company, through its subsidiaries, provides the following video post-production services to the television advertising industry and to program originators, including corporations and educational institutions:

                  Creative Editorial Services (Design): The creative editing process, or the first stage of post-production, for a television commercial generally involves the selection of the best footage from several thousand feet of film and the combination of that footage through editing along with special video effects to create a cohesive message with audience appeal. The creative editor typically is involved with all facets of the post-production process and usually selects the post-production facilities in which the remaining and final stages of the television commercial's post-production takes place.

                  Film-to-Videotape Transfer: The Company has film to videotape transfer suites for the transferring of images and sound from film to videotape. This process can be used for either positive or negative, 16 or 35 millimeter film and for both composite and multi-track systems. The Company's skilled colorists operate state-of-the-art electronic equipment which provides color correction and expansion or repositioning of film images. In addition, the Company can correct and enhance the color of projects originated on videotape. The videotape element masters resulting from the transfer process can be edited to create the final product which can then be duplicated for a variety of markets including television advertising, corporate video cassettes, home video cassettes, pay cable television, television program syndication, airline in-flight entertainment, foreign distribution and ancillary application. Transfers are made in both the PAL (Europe and South America) and NTSC (North America and Japan) standards.

                  Electronic Video Editing: The Company operates a combination of analog and digital edit suites. The editing process ranges from simple cuts and assembly with dissolves, wipes and titles, to complicated layering of images and special effects. Videotape is edited in many tape formats (sizes) for use in commercials, shows, corporate and educational videos and other presentations.

                  Computer-Generated Graphics: Company artists create computer-generated television imagery working with sophisticated computer software for applications such as main titles for television shows, credits and various electronic special visual effects including computer animation and electronic graphics in both two and three dimensions.

                  Videotape Duplication: The Company offers videotape duplication in all professional broadcast formats, including D1, D2, BetaCam SP, 1" and 3/4", to meet the needs of the commercial advertising, corporate video, motion picture, television production and syndicated television program distribution industries. The Company also creates duplication masters with closed captioning for the hearing impaired.

         The Company provides the following post-production services to international television program originators and distributors:

                  Standards Conversion: Throughout the world, video signals are recorded in four principal standards: NTSC -- used in several countries, including the U.S., Canada, Mexico and Japan; PAL -- used in numerous countries, including England, Italy, Australia and China; PAL-Modified -- used exclusively in Brazil; and SECAM -- used in France, Russia and the Middle East. A program recorded in one standard cannot be broadcast or played back through equipment employing another standard unless the program is first "converted" to the other standard. If, for example, RTL, a German television broadcaster, wants to air "Sesame Street" (a program produced in the U.S. and, therefore, in the NTSC standard), the video signal must first be converted to PAL to make it compatible with the German standard. The Company provides conversion services to and from all of the standards currently available.

                  International Duplication: Duplication services are required to accommodate multiple broadcast locations receiving the same product in the same standard, but utilizing a variety of videotape formats. Using the same analogy as above, the German broadcaster received a PAL tape for his 1" equipment, but a Scandinavian broadcaster needs to receive a PAL tape of that same "Sesame Street" episode for his D2 equipment. Accordingly, the Company would "duplicate" the tape to the different format in the same standard.

                  Specialized Video Services: The Company is meeting an increasing demand for specialized services using state-of-the art, multistandard film-to-tape, editing and audio suites. Audio capabilities include restoration, layback, ADR (automatic dialogue replacement), audio-for-video editing, and the recreation or enhancement of music and sound effects tracks. Additional services include scene-by-scene color correction of film or tape, video restoration and I(3) (International Image Interpretation), an innovative standards conversion technology which achieves extremely high quality for film-originated material.

                  Additional Services: In addition, in the Company's South Florida facilities, the Company provides studio facilities and technical personnel for MTV Latino and network playback operations for Discovery Latin America, Discovery Spain/Portugal and Discovery Brazil/Argentina.

         Communications Consulting and Production Services

              Through Cognitive Communications, LLC ("Cognitive"), the Company also provides communications consulting and production services for the planning, design, development and implementation of intranets, extranets and internet sites. Intranets and extranets are office network information systems that use internet technology to enhance communications. These services are provided by experienced communications consultants with expertise in corporate communications, strategic planning, research, organizational development, human resources and emerging communications technologies. Management believes that the favorable cost/benefit features of intranets and extranets will result in increased demand for Cognitive's services. Cognitive has worked on projects for several Fortune 500 companies, including Apple Computer, Inc., The McGraw-Hill Companies, Inc., Corning Incorporated, BellSouth Corporation and Xerox Corp., as well as other smaller public and private companies.

         Sales, Marketing and Customer Service

         A full-time sales force, together with the Company's editors, graphic artists and senior management, actively market the Company's services through industry contacts and through advertising in the major industry trade magazines such as Shoot, Ad Week and Post. The focus of this advertising is to promote the Company's image for quality services, its technical capabilities and its state-of-the art facilities.

         The Company's marketing strategy, with respect to the services it provides for television program distributors to the international market, is to focus on the needs of the end-users as well as on the needs of the clients. The Company actively develops relationships with overseas facilities and broadcasters through visits and multi-lingual communication, to learn and respond to their individual technical and operational requirements. This strategy has resulted in end-users requesting that their international television program distributors utilize the Company's services and has alleviated many problems between the distributors and the broadcasters. Sales and marketing efforts emphasize the needs of the client and the end-user, technical proficiency, and the

Company's global perspective.

         Competition

         The competitive video services industry is both specialized and fragmented. Certain post-production services businesses (both independent companies and divisions of diversified companies) provide most of the same services provided the Company, while others specialize in one or several of these services. Certain film production companies also provide post-production services. Many of the Company's competitors are located in New York City, one of the principal domestic markets for the Company's services. Certain of these, as well as other competitors of the Company, have greater financial resources than the Company.

         The Company competes on the basis of customer satisfaction with the range, quality and pricing of its offered services. Its ability to remain competitive is also based in part on its capacity to respond to technological change by purchasing state-of-the art equipment. The Company also competes on the basis of its ability to attract and retain qualified, highly skilled personnel. The Company believes that prices for its services are competitive within its industry, although some competitors may offer certain of their services at lower rates than the Company. The post-production services industry has been and is likely to continue to be subject to technological change to which the Company must respond in order to remain competitive. The Company has no long-term or exclusive agreements with its customers (other than certain agreements with Discovery Communications, Inc. with respect to providing services to Discovery Latin America and Discovery Spain/Portugal, and with MTV Latin America, Inc. with respect to providing services to MTV Latino); however, the Company has had long-term relationships with many of its customers.

         Major competitors of the Company in providing standards conversion services include Delvin Video Services, Magno Video, Intercontinental Televideo and International Image based in Toronto, Canada. Major competitors of the Company in providing creative editorial services include Crew Cuts Film & Tape, Red Car, Progressive Image Group and Dennis Hayes & Associates. Major competitors of the Company in providing film-to-videotape transfer, electronic video editing and computer-generated graphic services include Post Perfect (a subsidiary of The New York Media Group), The Tape House Editorial Co., PrinczCo Productions, Nice Shoes, L.L.C., Click 3X and Broadcast Video, Inc.

         Properties

         The Company leases seven principal production facilities, three located in New York City, one in Northvale, New Jersey and three in South Florida. The Company's three New York City facilities consist of approximately 68,000 square feet, including the Company's principal executive offices. The Company consolidated two 8,000 square foot facilities in New York City to one 18,000 square foot facility in the second quarter of the 1997 fiscal year. The Company's Northvale, New Jersey facility consists of approximately 38,000 square feet. This facility is currently leased from a partnership owned by the majority stockholders of Video. As a result of the Merger, the Company will own this facility after the Merger and, according, be relieved of rent obligations therefor. The three South Florida facilities consist of approximately 42,000 square feet.

         The Company's facilities include nine film-to-tape transfer and color correction suites, sixteen on-line editing suites, seventeen off-line editing suites, sixteen graphic suites (several of which can operate as edit suites), seven audio suites, ten special project booths and two production rooms dedicated to standards conversion and duplication services. In addition, the Company's South Florida facilities include two network playback operations and one studio facility.

VIDEO SERVICES CORPORATION

         Overview

         Video, through its operating subsidiaries, is a leading provider of value-added video services to a diverse base of customers within the television network, cable and syndicated programming markets. Video's services include (i) the commercial integration and distribution of broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center and (ii) the design, engineering and production of advanced digital and analog video systems for the television, cable, post-production and corporate markets as well as the rental of professional video equipment to the sports, entertainment and other segments of the broadcast and cable television and professional markets. Video is a leading single source provider of satellite and fiber optic video transmission services in the New York metropolitan area and one of the largest independent (i.e., not affiliated with, or related to, an equipment manufacturer) providers of technical services and equipment to its target markets. Video believes that it will continue to experience increasing demand for its engineering services as a result of the anticipated conversion of existing television and cable facilities due to the continuing trend toward digitalization and the creation of additional television and cable facilities due to emerging compression technologies and an increasing demand for programming content worldwide. Video is a privately-held corporation owned by three (3) stockholders, one of whom, Louis H. Siracusano, is a director of the Company and will be the President and Chief Executive Officer of the Company after the Merger.

         Video was incorporated in 1979 to service select segments of the video industry which its founders, Messrs. Siracusano, Ferolito and Irwin, had identified as being underserviced. Originally, Video focused its efforts on building advanced video systems and providing professional video equipment to particular segments of the television and professional video services industries. Over the years, Video identified additional market segments which it believed presented opportunities for significant revenue growth and its lines of business gradually expanded to include post-production and standards conversion, as well as satellite and fiber optic transmission services. In 1992, Video divested itself of its post-production business, which divestiture resulted in the formation of the Company. In February 1994, Video sold its standards conversion business to the Company in connection with the Company's initial public offering and used the sale proceeds to repay indebtedness and to expand certain business segments, particularly satellite and fiber optic transmission services.

         Business Strategy

         Video has achieved significant growth in revenues and profits by identifying and developing opportunities within certain segments of the market for video services. Video's business strategy is to continue to capitalize on opportunities created by changes in technology and markets, as well as to become the leading supplier of services to the market segments in which it currently competes. Video has developed good customer relationships with all of the major television networks and many of the established and developing cable networks by maintaining high levels of technical capabilities and customer service. AT&T's SKYNET Satellite Services recently acknowledged Video's satellite uplink performance in 1996 by presenting Video with the prestigious SKYNET Uplinker Award, which is awarded to companies that have accessed AT&T satellites without any interferences, incidents or procedure violations over a period of one (1) year. Video believes that it will be able to continue to grow its existing businesses by selling additional services to existing customers and by acquiring new customers as a result of its technological capabilities, strong reputation and aggressive sales force.

         Video is also focused on capitalizing on opportunities created by emerging industry trends such as the emergence of digital television and its more advanced variant, high-definition television; the proliferation of alternative transmission/distribution methods such as direct-to-home satellite services, multipoint microwave systems and the internet; and the conversion of existing television facilities from analog to digital and from videotape-based to digital server-based technologies. Video believes that the continued proliferation of new distribution technologies, as well as the industry wide conversion of equipment and systems from analog to digital, will create an increasing demand for technical expertise and resources which can be outsourced by the end-user. Video believes that the aggressive timetable associated with such conversion, which has resulted both from recent mandates by the Federal Communications Commission (the "FCC") for digital television and high-definition television as well as competitive forces in the marketplace, is likely to accelerate the rate of increase in the demand for these services. As a result, Video believes that significant opportunities exist for Video to provide services for the upgrading and conversion of the industry's technical infrastructure.

         Video has implemented several strategies for capitalizing on these growth opportunities, including the expansion of its engineering staff to meet market demand, the introduction of additional services, such as repair and maintenance contracts, and, most important, the negotiation and implementation of strategic partnerships to position Video as a leader in the conversion to digital television and high-definition television. Video recently executed a memorandum of understanding with one of the nation's largest manufacturers of television transmitters, Comark Communications, Inc., relating to the proposed formation of a strategic alliance to create a turnkey system for the broadcasting industry's conversion to digital television and high-definition television. Video believes that this alliance will provide technological leadership for broadcasters in the conversion process.

         Principal Services

         Satellite and Fiber Optic Transmission Services

         Through two of its operating subsidiaries, Atlantic Satellite Communications Inc. ("Atlantic Satellite") and Waterfront Communications Corporation ("Waterfront"), Video provides integrated satellite and fiber optic video and data transmission services to a wide range of customers with whom it has enjoyed long-term relationships, including the major television broadcast networks and certain cable television networks, independent national and international television stations and producers of syndicated television shows. Satellite and fiber optic transmission services are used by these customers independently and in combination to integrate editing and transmission of video content as quickly as possible. Video's use of fiber optic and satellite technologies enables it to provide its customers rapid and reliable transmission of broadcast quality video content with a high level of flexibility. Video believes that, in the New York metropolitan area, Atlantic Satellite is a leading single source provider of satellite and related transmission services and that Waterfront is the leading provider of "first mile" and "last mile" fiber optic video and data transmission services. "First mile" transmission services are services whereby content is transmitted from an origination point, via local transmission means, to a long distance video network carrier (such as VYVX or AT&T) or satellite earth station (such as Atlantic Satellite) and "last mile" transmission services are services whereby content is received into, via local transmission means, the final destination point for the content (such as a television network, local broadcaster or cable channel). Atlantic Satellite's teleport facilities provide customers with access to the full complement of satellite and fiber optic transmission services provided by Atlantic Satellite and Waterfront.

         Atlantic Satellite's teleport facility is located on contiguous properties in Northvale, New Jersey and Tappan, New York. This facility contains broadcast quality satellite dishes, which transmit and receive domestic feeds in both C-Band and KU Band frequencies, and provides international transmission to both PanAmSat and Orion satellites. At this facility, Atlantic Satellite provides primary up-link and down-link services, as well as ancillary services such as tape playback and recording, tape duplication, syndication services (including spot insertion and editing), and digitally compressed satellite transmission expertise. Atlantic Satellite provides over 3,000 hours per year of playback and uplink services for pre-taped, syndicated television programs produced by Universal Pictures, Warner Brothers, Hearst and 20th Century Fox. It also downlinks and records numerous live sporting events for clients such as the National Hockey League (NHL) and provides satellite transmission services for clients such as Fox Sports, NHK, NFL Films and Phoenix Communications Group Inc. ("Phoenix"), which is the communications/production provider for Major League Baseball.

         Waterfront's services are provided through a video switching facility located in New York City which is connected to all major news organizations and all New York area teleports including Atlantic Satellite's. Waterfront's extensive network of both analog and digital video fiber optic connections and multiple paths to Atlantic Satellite enable domestic and international broadcasters to take advantage of Video's single source transmission services at competitive rates. Video believes that Waterfront's fully-manned facility provides it with a competitive advantage over its major competitor, "The Switch" (operated by Keystone), which does not provide the same level of service. Waterfront's fiber optic connections are located in local venues such as the New York

Stock Exchange and the United Nations in New York City, as well as Giants Stadium, the Continental Airlines Arena and the Meadowlands Racetrack in New Jersey. These fiber optic connections enable Waterfront's customers to transmit video content directly from those venues to their studios or, alternatively, to Atlantic Satellite for national and international distribution. In addition to local fiber optic transmission and connections to Atlantic Satellite's transmission facility, Waterfront provides its customers with access to several long-distance fiber optic carriers through its remote facility located in downtown Manhattan. Waterfront also provides transportable services, including point-to-point microwave transmission, transportable up-link and down-link transmission, and broadcast quality teleconference services, as well as access to other teleport facilities. Video believes that Waterfront's switching facility is the largest such facility in the New York metropolitan area and that Waterfront's connections to major event and sports venues within the New York metropolitan area provide clients with extensive and essential coverage.

         Video believes that its ability to combine "first mile" and "last mile" fiber optic transmission and satellite transmission services provides it with a competitive advantage over providers of satellite-only transmission services. These integrated capabilities offer broadcasters, cable television networks and others the ability to edit news, sports and other video content in their Manhattan studios (which are linked to Waterfront) and, after alteration, to transmit that content anywhere in the world almost instantaneously through the Waterfront/Atlantic Satellite fiber optic link. Video believes that the combined services provided by Atlantic Satellite and Waterfront have achieved a reputation for quality and reliability in the industry, which has resulted in contracts with Fox News, Fox Sports, Court TV, PanAmSat, CNBC, MS/NBC, the NHL and Worldwide Television Network.

         Production of Video Systems and Equipment Rental

         Through A.F. Associates, Inc. ("AFA"), Video designs, builds, installs and services advanced video systems for the broadcast and cable television industries, and for professional and corporate markets. AFA's services include project management; design and engineering; consultation with architects and building contractors; drafting and technical documentation; equipment and materials specification and procurement; pre-wiring and assembly; site installation; system testing and commissioning; and training. Video believes that AFA is one of the leading independent providers of such services.

         Systems are designed by AFA's in-house engineers utilizing computerized design programs and are assembled in AFA's facility in Northvale, New Jersey. Assembly includes custom fabrication of all audio, video and control interconnect wiring, mounting of equipment into rack enclosures and custom operating consoles, pre-wiring of all interconnecting cabling and subsystem testing. The entire system is then shipped to the customer's location, where it is installed and tested by AFA's technicians and engineers. The end product is a professionally designed and built system, utilizing advanced design and construction concepts and incorporating state-of-the-art broadcast equipment. Through the use of AFA's systems integration services, the client need only set overall system and operational requirements. AFA engineers and constructs the entire system and manages all aspects of technical construction.

         AFA's clients include the four (4) major networks, numerous cable channel networks (e.g., Cable News Network, Inc., CNBC, Fox News Channel, Lifetime Television, USA Networks, Inc. and Home and Garden Cable Network), satellite broadcasters (e.g., Direct TV, AlphaStar Television Networks and SKY Latin America), corporate television networks (e.g., Merrill Lynch & Co., Inc., International Business Machines Corp. and Toys R Us), and numerous production and post-production facilities. Over 50% of AFA's business is repeat business from clients who seek AFA's technical and engineering expertise.

         Recently completed projects include: the entire production and on-air facilities for the start-up of the Fox Cable News Channel; ABC-TV's first digital studio control room; newsroom technical facilities for WNBC-TV in New York; technical facilities for the Museum of Television and Radio in Beverly Hills, CA; direct-to-house satellite broadcast centers for News Corp.'s SKY Latin America service in Rio de Janeiro, Mexico City and Miami; and a 147 channel satellite broadcast facility for AlphaStar Digital Television. Current projects include a new 50 foot mobile broadcast unit for ABC Sports' Monday Night Football; a television studio complex for Martha Stewart Living TV; and an operations center for SKY Latin America.

         Video believes that increases in cable, direct satellite and independent broadcasting made possible by emerging compression technologies, as well as the migration of broadcasting standards from analog to digital, will provide significant opportunities for AFA to expand its customer base.

         Through Video Rentals, Inc. ("VRI"), Video supplies broadcast and industrial video equipment for rental to the broadcast and professional video industries and provides support and maintenance services for such equipment. VRI rents cameras, super slo-mo systems, interformat portable editing systems, character generators, graphic equipment and specialized equipment for sports production. Equipment rentals may range from a period of one (1) day to as long as six (6) months to a year. Specialized equipment packages, such as editing systems, are also rented for longer periods by certain customers, including MTV, Phoenix and others. Purchases of equipment to be held for rental are made both on the basis of anticipated rental demand and in response to specific customer orders and commitments from such customers for minimum rental terms (in the case of more specialized equipment).

         VRI specializes in network sports production. As the exclusive field shop for Fox Sports, VRI is responsible for storing, shipping and maintaining equipment owned by the network and used for its football, hockey and baseball broadcasts. VRI also serves as a rental agent for the rental of this equipment to third parties. Major customers of VRI include ABC, CBS, NBC, Fox and MTV, as well as major mobile truck operators.

         Video believes that VRI is one of the largest independent video equipment rental suppliers on the East Coast and that it provides complementary outsourcing solutions for clients of its other subsidiaries. For example, VRI provides editing systems for NHL Productions, which are used in conjunction with Atlantic Satellite's provision of satellite transmission services.

         Sales, Marketing and Customer Service

         Video markets its services through its management's efforts to exploit its industry contacts and attendance at industry trade shows, as well as advertisements in trade journals and referrals from existing customers and suppliers. Atlantic Satellite and Waterfront jointly market their services through the efforts of management and a full-time sales force which emphasizes quality and the range of their offered services. In addition, AFA maintains a full-time sales force which emphasizes to potential customers the extensive experience of its professional engineers, AFA's leadership role in systems technology and its comprehensive project management services. VRI focuses on its market leadership position, round-the-clock customer service, diversity and reliability of its inventory and its competitive pricing structure, as well as the value-added services it provides to its larger customers, such as logistics and inventory management.

         USA Networks contributed 22% of Video's consolidated gross revenues in the 1994 fiscal year and Alpha Star and InTouch Ministries contributed 20% and 10% of such revenues, respectively, in the 1996 fiscal year. Revenues from such customers were derived from one-time contracts for services provided by AFA and do not necessarily represent a recurring source of revenues.

         Supply of Services and Equipment

         In most situations where Atlantic Satellite is providing satellite up-link services, the customer has secured the transponder time and instructs Atlantic Satellite as to which satellite and transponder to transmit the signal. In those situations where Atlantic Satellite is providing transponder time as part of a service package to a customer, Atlantic Satellite obtains transponder time from third-party re-sellers of transponder time. Satellite owners do not sell occasional transponder time directly to end-users or service providers. Rather, they sell or lease transponders on a full-time basis for a minimum of one (1) year. Waterfront may either order fiber optic lines from third party providers to be installed between Waterfront's facility and the customer or the customer may order these lines directly from a third party provider, with Waterfront providing only the connection with its switch. AFA and VRI obtain their equipment from a variety of sources, including the major equipment manufacturers such as Sony Corporation of America, BTS Broadcast Television Systems and Tektronix. AFA orders equipment used in the production of its video systems based upon customer purchase orders after receipt of deposits. Larger systems are funded through periodic customer payments which relate closely to the capital needs of the project. Although Video has not experienced any significant difficulty in obtaining equipment, there can be no assurance that shortages will not arise in the future. The loss of any one or more manufacturing sources would have an adverse effect on Video until alternative arrangements could be secured. Video believes that there are alternative adequate sources of components of sufficient quality and quantity.

         Competition

         The market for the satellite transmission services provided by Atlantic Satellite is highly competitive. Major competitors include Micronet (a subsidiary of Lenfest Communications, Inc.), Group W (a subsidiary of Westinghouse Electric Corporation), Keystone (a subsidiary of French

Telecom) and Gateway (a subsidiary of VYVX, Inc.). Some of these competitors have significantly greater resources than Video. Atlantic Satellite competes primarily based upon customer service and its large and valued subscriber base, which permits a high degree of inter-subscriber connections. Although Video believes that Waterfront's video switching facility is the largest in the New York metropolitan area, "The Switch" (operated by Keystone) has "first mile" and "last mile" capabilities and competes with Waterfront. AT&T also competes in the switching business to some extent. However, Video believes that its fully-manned facility provides it with an advantage over its competitors which do not provide the same level of service. AFA's primary competitors are Sony Corporation, Communications Engineering Inc. and National TeleConsultants, as well as small, regionally-based integrators and dealers. Competition is based upon technical expertise, experience and price. VRI's major competitors are Bexel Corporation, which has locations in several metropolitan areas, as well as smaller companies which do not offer the variety of services provided by VRI. Competition is based upon price, diversity and availability of inventory and customer service. Video believes that the ability of each of its operating subsidiaries to cross-market to existing customers using other services offered by Video's other subsidiaries provides Video with a competitive advantage over many competitors who lack the full complement of services provided by Video.

         Properties

         Video's corporate headquarters are located at 240 Pegasus Avenue, Northvale, New Jersey ("240 Pegasus") where VSC Corporation (one of Video subsidiaries which acts as a holding company of certain of Video's other subsidiaries) and Atlantic Satellite lease an aggregate of approximately 15,000 square feet plus outdoor antenna pads. Atlantic Satellite and VRI also lease approximately 13,000 and 7,000 square feet, respectively, at 183 Oak Tree Road in Tappan, New York ("183 Oak Tree"), which is adjacent to the 240 Pegasus property. Atlantic Satellite has subleased 10,000 square feet at 183 Oak Tree Road to the NHL. Atlantic Satellite's teleport facility is located at 240 Pegasus and 183 Oak Tree. In addition, VSC Corporation leases approximately 11,800 square feet at 235 Pegasus Avenue, Northvale, New Jersey ("235 Pegasus") for general and warehouse purposes. All of the foregoing properties are leased from partnerships of which Messrs. Siracusano and Ferolito are the sole partners. Such partnerships own 240 Pegasus and 183 Oak Tree, and lease 235 Pegasus from an unaffiliated third party. The partnerships' fee and leasehold interests in such properties will be contributed to entities which will be acquired by a wholly-owned subsidiary of Video prior to the Merger.

         Waterfront leases approximately 7,200 square feet in midtown Manhattan which houses Waterfront's Technical Operation Center and executive offices and approximately 2,600 square feet in downtown Manhattan which is used for Waterfront's remote switching hub. A portion of the midtown space is subleased by the Company for executive offices and for a secretarial station. AFA leases approximately 30,000 square feet at another facility located in Northvale, New Jersey, which facility serves as its executive offices and its engineering and fabrication facility. In addition, Video also owns 7.65 acres of vacant land in Northvale, New Jersey.

         Government Regulation

         The Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Act"), prohibits the operation of satellite earth station facilities such as those operated by Atlantic Satellite, except under licenses issued by the FCC. Atlantic Satellite holds the following four (4) satellite earth station FCC licenses.


                   Call Sign             License Expiration Date
                   ---------             -----------------------

                   E960405               September 6, 2006

                   E910152               March 22, 2001

                   E881160               February 17, 1999

                   E4626                 September 10, 2002

         No FCC authorization is required for reception of transmission from domestic satellites to points within the United States. When applicable, Video relies on third party FCC licenses or authorizations when it transmits certain domestic satellite traffic through earth stations operated by such third parties.

         The FCC establishes technical standards for satellite transmission equipment which change from time to time, and it also requires coordination of earth stations with land-based microwave systems at certain frequencies to assure non-interference. Transmission equipment must also be installed and operated in a manner that avoids exposing humans to harmful levels of radio-frequency radiation. The placement of earth stations or other antennae is typically subject to regulation under local zoning ordinances. Video believes that Atlantic Satellite's equipment meets and is operated in material compliance with all applicable laws, regulations and industry standards.

         Waterfront holds two point-to-point microwave licenses from the FCC for the transmission of signals from a single point to temporary fixed locations within 25 miles of the license coordinates. There are two microwave licenses:


                   Call Sign             License Expiration Date
                   ---------             -----------------------

                   WNEI382               June 23, 1999

                   WMQ-537               February 1, 2001

         While the FCC generally renews satellite earth station and point-to-point microwave licenses on a routine basis, there can be no assurance that Atlantic Satellite's and Waterfront's licenses will be renewed at their expiration dates. Failure to obtain renewal of such licenses would have a material adverse effect on Video.

         Backlog

         At March 31, 1996 and March 31, 1997, Video had backlogs of approximately $3,591,000 and $8,526,000, respectively. All of such backlog is attributable to AFA's video production systems projects.

         Employees

         As of March 31, 1997, Video and its subsidiaries had a total of 129 employees. None of Video's employees is represented by a labor union or is subject to a collective bargaining agreement. Video has never experienced a work stoppage and believes that its employee relations are satisfactory.

         Legal Proceedings

         Video and its subsidiaries are involved in various claims and legal proceedings of a nature considered normal to its business. While it is not possible to predict or determine the outcome of these claims and proceedings, it is the opinion of Video's management that their outcomes will not have a material adverse effect on Video.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                      (in thousands, except share amounts)

         The following discussion and analysis is based upon Video's historical consolidated financial statements included elsewhere herein and does not take into account any effects of the Merger. In addition, Video recently discontinued the operations of its Diversified Products segment. See Note 15 to Video's historical audited consolidated financial statements. The following discussion should be read in conjunction with Video's historical consolidated financial statements and the notes thereto.

         Overview

         Video's business is currently divided into two segments: (i) Satellite and Fiber Optic Transmission Services ("Transmission Services") and (ii) Systems and Products. The Transmission Services segment integrates and distributes broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center. The Systems and Products segment designs, engineers and produces advanced video facilities for the broadcast and cable television, post-production and professional markets and rents professional video equipment to the sports, entertainment and other segments of the broadcast and cable television and professional markets.

         Discontinued Operations

         On January 2, 1997, Video's management, which had the authority to approve the action, committed Video to a formal plan to discontinue the operations of its Diversified Products segment as a condition to the Merger (See Notes 15 and 20 to Video's historical audited consolidated financial statements). Losses from the operation of the Diversified Products segment amounted to $682 and $436, net of applicable income tax benefit of $474 and $291 for the periods ended March 31, 1996 and 1997, respectively. A provision for the disposal of these operations amounted to $1,029, net of applicable income tax benefit of $134, which has been recorded in Video's statement of operations for the nine-month period ended March 31, 1997 based upon management's best estimate of the future operating losses expected to be incurred prior to the planned disposal of the Diversified Products segment. In February 1997, Video Dub, Inc. (part of the Diversified Products segment) contributed the assets ($608) and liabilities ($170) of its New York City facility to a new company in exchange for a 30% equity interest ($438) in such new company. Video Dub, Inc. is included in the net assets of Video to be disposed and spun-off to its stockholders prior to the Merger. Management believes that this transaction will reduce the anticipated future operating losses from the Diversified Products segment. (See Note 6 to Video's historical unaudited condensed consolidated financial statements.)

         Results of Continuing Operations

         Nine Months Ended March 31, 1997 compared to Nine Months Ended March 31, 1996

         Total revenues decreased 22.7% to $18,954 in 1997 from $24,508 in 1996. The decrease in total revenues was due to a decrease in revenues of the Systems and Products segment to $11,523 in 1997 from $17,580 in 1996, which was partially offset by an increase in revenues of the Transmission Services segment to $7,431 in 1997 from $6,928 in 1996. The decrease in revenues of the Systems and Products segment resulted primarily from a change in the structure of a significant contract pursuant to which Video now receives a commission on equipment purchased by the customer from third parties. Previously, Video had recorded revenues from the sale of such equipment as well as costs related to the purchase thereof. The increase in revenues of the Transmission Services segment was due primarily to an increase in the number of customers connected to Video's satellite and fiber optic network and the receipt of additional transmission revenues from existing customers, partially offset by a decrease in syndication revenues due to programming cancellations.

         Total cost of sales, services and rentals decreased to $11,135 in 1997 from $17,139 in 1996 primarily as a result of the change in the structure of the contract described above. Gross profit margins increased to 41.3% in 1997 from 30.1% in 1996 as a result of a change in the service mix which favored higher margin services. Gross profit margins of the Systems and Products segment increased to 34.0% in 1997 from 22.5% in 1996 due to a higher proportion of revenues contributed by the equipment rental division in 1997 as well as the effects of the significant contract pursuant to which Video now receives a commission as discussed above. Gross profit margins of the Transmission Services segment increased to 52.5% in 1997 from 49.2% in 1996 primarily as a result of increased revenues without a corresponding increase in costs. Since a high proportion of costs attributable to the Transmission Services segment are fixed, increases in revenues do not result in proportionate increases in costs.

         Selling, general and administrative expenses increased 7.6% to $4,710 in 1997 from $4,377 in 1996. Such expenses as a percentage of revenues increased to 24.8% in 1997 from 17.9% in 1996, primarily due to the initiation of a marketing study, preparation of sales brochures and the payment of increased sales commissions, combined with the reduction of revenues. Video believes that these additional costs will continue to be incurred.

         Operating income from continuing operations increased 6.3% to $1,830 in 1997 from $1,722 in 1996. This increase was due to increased gross profits in both the Systems and Products and Transmission Services segments, partially offset by the increased selling, general and administrative expenses.

         Depreciation and amortization expenses increased 0.7% to $1,279 in 1997 from $1,270 in 1996 due to the acquisition of additional equipment for expansion and replacement.

         Interest expense increased 12.2% to $406 in 1997 from $362 in 1996 as a result of increased borrowings under Video's credit facility.

         Other income increased to $550 in 1997 from $80 in 1996 as a result of the payment on a note receivable, previously fully reserved, relating to the 1993 sale of a radio station.

         Year Ended June 30, 1996 compared to Year Ended June 30, 1995

         Total revenues increased 53.0% to $29,740 in 1996 from $19,439 in 1995. The increase in total revenues was due primarily to the performance of the Systems and Products segment, the revenues of which increased 75.8% to $20,499 in 1996 from $11,660 in 1995. The growth in revenues of the Systems and Products segment resulted from increased demand for design and installation of video systems. Video believes that demand for the services provided by the Systems and Products segment should continue to increase as a result of (i) the emergence of digital television and its more advanced variant, high-definition television;
(ii) the proliferation of alternative transmission/distribution methods such as direct-to-home satellite services, multipoint microwave systems and the internet; and (iii) the conversion of existing television facilities from analog to digital and from videotape-based to digital server-based technologies. Revenues of the Transmission Services segment increased 18.8% to $9,241 in 1996 from $7,779 in 1995 primarily as a result of an increase in the number of customers connected to Video's satellite and fiber optic network and additional revenues from existing customers. Video has recently negotiated contracts in respect of its Transmission Services segment that are expected to provide significant additional revenues and believes that demand for the services offered by this segment will continue to increase.

         Total cost of sales, services and rentals increased to $19,691 in 1996 from $11,994 in 1995. As a percentage of sales, cost of sales, services and rentals increased to 66.2% in 1996 from 61.7% in 1995 primarily as a result of the higher percentage of total revenues contributed by the Systems and Products segment which historically has produced lower gross margins than the Transmission Services segment. Cost of sales, services and rentals for the Systems and Products segments consists of salaries, equipment, materials and sub-rentals of equipment. Cost of services for the Transmission Services segment includes salaries, equipment maintenance and transponder rental expenses. Gross margins for the Transmission Services segment decreased to 49.8% in 1996 from 51.8% in 1995 primarily as a result of higher transponder rental costs. The higher transponder rental costs resulted from increased industry demand due to the failure of an existing third party satellite and several unsuccessful third party satellite launches. Gross margins of the Systems and Products segment decreased to 26.6% in 1996 from 29.3% in 1995 due to a higher ratio of large AFA contracts which produce lower gross margins than smaller contracts.

         Selling, general and administrative expenses increased 12.8% to $6,009 in 1996 from $5,326 in 1995. This increase was a direct result of the 53% increase in total revenues and the additional selling, general and administrative costs required to manage such growth. Selling, general and administrative expenses as a percentage of revenues decreased to 20.2% in 1996 from 27.4% in 1995. The decrease, as a percentage of revenues, was primarily attributable to the distribution of fixed costs over a higher revenue base in 1996.

         Operating income from continuing operations increased 387.1% to $2,387 in 1996 from $490 in 1995. Video attributes this growth to several factors, including growth in revenues from 1995 to 1996 and a decrease in the ratio of overhead and fixed costs to revenues, as a result of

Video generally increasing its capacity utilization.

         Depreciation and amortization expenses increased to $1,653 in 1996 from $1,629 in 1995 as a result of additional purchases of equipment, primarily for use in the equipment rental division of the Systems and Products segment.

         Interest expense increased to $485 in 1996 from $465 in 1995 primarily as a result of an increase in the principal amount of aggregate indebtedness during the fourth quarter of 1996 in order to finance the purchase of additional equipment.

         The effective income tax rate applied against pre-tax income was 39.4% in 1996 and 0% in 1995. In both 1995 and 1996, Video decreased valuation allowances as a result of the use and planned realization of net operating loss carryforwards. As of June 30, 1996, approximately $709 of state net operating loss carryforwards have been fully reserved due to significant uncertainty about the ability of certain of Video's subsidiaries (principally dormant subsidiaries) to generate taxable income.

         Income before discontinued operations increased to $1,212 in 1996 from $223 in 1995 primarily as a result of the factors discussed above.

         Year Ended June 30, 1995 compared to Year Ended June 30, 1994

         Total revenues decreased 4.7% to $19,439 in 1995 from $20,391 in 1994. The decrease in total revenues was due to a decrease in the revenues contributed by the Systems and Products segment to $11,660 in 1995 from $15,155 in 1994. This decrease in revenues of the Systems and Products segment resulted primarily from the completion of a one-time contract with USA Networks in fiscal 1994. The decline in the revenues of the Systems and Products segment was partially offset by a 48.6% increase in revenues of the Transmission Services segment to $7,779 in 1995 from $5,236 in 1994, which increase was primarily due to an increase in the number of customers connected to Video's satellite and fiber optic network and additional revenues due to increased transmission volume from existing customers.

         Total cost of sales, services and rentals decreased to $11,994 in 1995 from $14,291 in 1994. As a percentage of sales, costs of sales, services and rentals decreased to 61.7% in 1995 from 70.1% in 1994 as a result of the lower percentage of total revenues contributed by the Systems and Products segment which historically has produced lower gross margins than the Transmission Services segment and higher capacity utilization in the Transmission Services segment. In the Systems and Products segment, gross margins increased to 25.0% in 1995 from 24.6% in 1994. In the Transmission Services segment, gross margins increased to 51.8% in 1995 from 45.3% in 1994.

         Selling, general and administrative expenses decreased 12.7% to $5,326 in 1995 from $6,099 in 1994. Selling, general and administrative expenses as a percentage of revenues decreased to 27.4% in 1995 from 29.9% in 1994. The decrease in selling, general and administrative expenses resulted from reductions in staff and facilities related to a corporate cost reduction initiative as well as a reduction in provisions for uncollectible accounts.

         Operating income from continuing operations increased $2,659 to $490 in 1995 as compared to a loss of $2,169 in 1994. This increase was due primarily to an increase in operating income of the Transmission Services segment of $1,637 and an increase in operating income of the Systems and Products segment of $497, combined with the reduction in corporate expenses (principally selling, general and administrative expenses) of $525, as previously described.

         Depreciation and amortization expenses decreased to $1,629 in 1995 from $2,170 in 1994 as a result of lower capital expenditures primarily in the equipment rental division of the Systems and Products segment.

         Interest expense decreased 80.7% to $465 in 1995 from $2,405 in 1994 primarily as a result of the use of proceeds from the sale of VSC Post and Audio Plus Video International Inc. in February 1994 (See Note 15 to Video's historical audited consolidated financial statements) to reduce the principal amount of Video's indebtedness.

         In both 1994 and 1995, Video decreased valuation allowances as a result of the use and planned realization of net operating loss carryforwards.

         Income before discontinued operations decreased to $223 in 1995 from $8,824 due to a non-recurring income tax benefit of $13,145 recorded in 1994 as the result of the use and planned realization of net operating loss carryforwards.

         Liquidity and Capital Resources

         Historically, Video has met its liquidity needs and capital expenditures requirements with internally generated funds, borrowings under its bank line of credit, equipment financing and capital leases. Video's use of funds has been for capital expenditures and working capital needs, repayment of outstanding indebtedness and funding of advances to affiliates.

         As of March 31, 1997, Video's outstanding indebtedness was approximately $5,146, $1,759 of which was outstanding pursuant to a revolving credit facility with Summit Commercial/Gibraltar Corp. which provides for borrowings of up to $2,100 based on working capital levels at that time. The revolving credit facility is available to Video at any time until the expiration of the facility in June 1998, subject to the satisfaction of certain working capital requirements. Substantially all of Video's indebtedness (as well as the Company's) will be refinanced in connection with the Merger. See "The Merger -- Refinancing."

         Cash Flow From Operating Activities. For the nine months ended March 31, 1997, net cash provided by operating activities was $2,234, primarily resulting from earnings before interest, taxes, depreciation and amortization ("EBITDA") of $3,659, which was partially offset by increases in working capital requirements. For the years ended June 30, 1996 and 1995, net cash provided by operating activities was $1,951 and $481, respectively, primarily resulting from EBITDA of $4,137 and $2,317, respectively, which were partially offset by increases in working capital requirements. For the year ended June 30, 1994, cash used in continuing operations was $1,933, resulting primarily from EBITDA of $254 which was offset by increases in working capital requirements.

         Cash Flow From Investing Activities. For the nine months ended March 31, 1997, Video used $1,939 for investing activities, consisting of $1,000 for the purchase of vacant land from an affiliate with the remainder utilized primarily for the purchase of new rental equipment which was offset by a $640 repayment of an advance to an affiliate. For the years ended June 30, 1996 and 1995, Video used $3,171 and $1,402, respectively, for investing activities, primarily related to the purchase of new rental equipment and for additional satellite transmission capacity and advances to affiliates. For the year ended June 30, 1994, investing activities generated proceeds of $18,595, resulting primarily from the sale of Video's international services group to the Company.

         Cash Flow From Financing Activities. For the nine months ended March 31, 1997, cash provided by financing activities, net of repayments of long-term indebtedness, was $859, consisting of $803 in increased borrowings under Video's line of credit, $1,475 of equipment financing and capital leases and a $600 mortgage secured by the vacant land referred to above. For the years ended June 30, 1996 and 1995, cash provided by financing activities, net of repayments of indebtedness was $445 and $869, respectively, which was provided by increased borrowings under Video's line of credit ($153 and $503 in 1996 and 1995, respectively, net of repayments) and equipment financing ($1,510 and $2,789 in 1996 and 1995, respectively). For the year ended June 30, 1994, net cash used in financing activities was $15,953, primarily relating to a cash payment of $10,000 to subordinated debt holders in partial satisfaction of $15,000 principal amount of indebtedness plus accrued interest of $8,321 and the sale of 377,125 shares of Common Stock which resulted in net proceeds of $3,858.

                            SELECTED FINANCIAL DATA

     International Post Limited

     The following table sets forth selected historical consolidated financial data for the Company, Manhattan/Transfer Edit Company ("MTE Co.") and its predecessor (the "Predecessor") for the periods and at the dates indicated. The Predecessor consists of substantially all of the operating assets and certain of the liabilities, prior to the 1993 fiscal year, of MTE Holdings, Inc. ("Holdings"), formerly known as Manhattan Transfer/Edit, Inc. The historical consolidated financial data for each of the years in the five-year period ended July 31, 1996, and at July 31, 1992, 1993, 1994, 1995 and 1996, is derived from and qualified by reference to the Company's historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical consolidated financial data for the nine-month periods ended April 30, 1996 and 1997 and at April 30, 1996 and 1997 is derived from and qualified by reference to the Company's unaudited historical consolidated financial statements. The information in the table should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto and other financial information regarding the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 and in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 1996, January 31, 1997 and April 30, 1997, which are incorporated herein by reference. See "Incorporation Of Certain Information By Reference."

                                PREDECESSOR   MTE CO.                            COMPANY
                                -----------   -------   ---------------------------------------------------------
                                   YEAR        YEAR      YEAR         YEAR      YEAR    NINE MONTHS   NINE MONTHS
                                   ENDED       ENDED     ENDED       ENDED     ENDED       ENDED         ENDED
                                 JULY 31,     JULY 31,  JULY 31,    JULY 31,  JULY 31,   APRIL 30,     APRIL 30,
                                   1992       1993(1)   1994(1)     1995(2)   1996(2)      1996          1997
                                -----------   -------   -------     --------  --------  -----------   -----------
                                                                                               (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues......................    $11,648     $20,871   $27,827      $38,349   $49,352    $37,155       $40,882
Depreciation and
  amortization................      2,822      3,343      3,905        5,749     8,369      5,810         6,297
Income from operations........      1,281      2,347      3,709(3)     3,475     3,842      4,444         3,420
Income before income taxes....      1,269      1,262      3,243        2,680     1,676      2,700         1,712
Net income (Pro forma for
  Predecessor and MTE
  Co.)(4).....................         37        466      3,320        1,606       814      1,385           741
Net income per share (Pro
  forma for MTE Co.)(1).......         --       0.13       0.70         0.26      0.13       0.22          0.12
Weighted average number of
  shares outstanding (Pro
  forma for MTE Co.)(1).......         --      3,471      4,714        6,214     6,220      6,218         6,227

                                            PREDECESSOR   MTE CO.                     COMPANY
                                            -----------   -------   -------------------------------------------
                                               AS OF       AS OF     AS OF       AS OF     AS OF       AS OF
                                             JULY 31,     JULY 31,  JULY 31,    JULY 31,  JULY 31,   APRIL 30,
                                               1992       1993(1)   1994(2)     1995(2)   1996(2)      1997
                                            -----------   -------   -------     --------  --------  -----------
                                                                                                    (UNAUDITED)
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..............................    $17,691     $23,447   $35,893      $66,673   $67,861    $69,833
Long-term debt, net of current portion....         --      4,500        415       20,257    19,797     21,718
Subordinated debt, net of current
  portion.................................         --         --         --        4,927     5,096      5,227
Stockholders' equity......................    $16,712     $14,177   $27,930      $29,461   $29,835    $30,576

---------------
(1) Reflects the acquisition of the business of VSC Post as of August 1, 1992. The pro forma weighted average number of shares outstanding for the Company gives effect to the following acquisitions of the Company: (i) the acquisition of the business of MTE Co., (ii) the acquisition of Audio Plus Video and (iii) the sale by the Company of 2,300,000 shares of Common Stock in the Company's initial public offering, as if each of such transactions had been consummated as of August 1, 1992.

(2) Reflects the acquisition of Audio Plus Video as of February 15, 1994, and the acquisition of Big Picture, Even Time and Post Edge as of May 4, 1995. Each acquisition was accounted for under the purchase method and consequently the financial results include these acquisitions as of the acquisition date.

(3) The Company recorded $1,202,000 of non-cash compensation expenses related to the granting of options to certain directors and an officer.

(4) Reflects a pro forma income tax expense that would have been provided had MTE Co. and its Predecessor been corporate taxable entities.

     Video Services Corporation

     The following table sets forth selected historical consolidated financial data for Video for the periods and at the dates indicated. The historical consolidated financial data for each of the years in the three-year period ended June 30, 1996, and at June 30, 1994, 1995 and 1996, is derived from and qualified by reference to Video's historical consolidated financial statements that have been audited and reported upon by Ernst & Young LLP, independent auditors. The historical consolidated financial data for each of the years in the two-year period ended June 30, 1993 and at June 30, 1992 and 1993, and for the nine-month periods ended March 31, 1996 and 1997 and at March 31, 1996 and 1997 is derived from and qualified by reference to Video's unaudited historical consolidated financial statements. The information in the table should be read in conjunction with Video's historical consolidated financial statements and the notes thereto and other financial information appearing elsewhere herein. For additional information, see "The Combined Company -- Video -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                YEAR       YEAR       YEAR       YEAR       YEAR     NINE MONTHS   NINE MONTHS
                               ENDED      ENDED      ENDED      ENDED      ENDED        ENDED         ENDED
                              JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,    MARCH 31,     MARCH 31,
                                1992       1993       1994       1995       1996        1996          1997
                              --------   --------   --------   --------   --------   -----------   -----------
                                  (UNAUDITED)     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..................... $ 22,526   $ 18,241   $ 20,391   $ 19,439   $ 29,740     $24,508       $18,954
Depreciation and
  amortization...............    4,043      2,931      2,170      1,629      1,653       1,270         1,279
Operating income (loss) from
  continuing operations......   (3,385)    (2,383)    (2,169)       490      2,387       1,722         1,830
Income (loss) before income
  taxes, discontinued
  operations, and
  extraordinary item.........   (8,027)    (5,601)    (4,321)       223      1,999       1,440         1,974
Income (loss) before
  discontinued operations and
  extraordinary item.........   (8,027)    (5,772)     8,824        223      1,212         864         1,184
Income (loss) from
  discontinued operations,
  net of tax(2)(3)...........     (708)     3,374     12,508        (74)      (388)       (436)       (1,711)
Gain on debt extinguishment,
  net of tax.................       --         --      5,951         --         --          --            --
Net income (loss)............   (7,319)    (2,398)    27,283        149        824         428          (527)
Pro forma income before
  discontinued operations and
  extraordinary item per
  share(4)...................       --         --         --         --   $   0.17     $  0.12       $  0.16
Pro forma net income per
  share(4)...................       --         --         --         --   $   0.11     $  0.06       $  0.07
Weighted average number of
  shares outstanding(4)......       --         --         --         --      7,223       7,223         7,223

                             AS OF        AS OF        AS OF        AS OF        AS OF          AS OF
                            JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,      MARCH 31,
                              1992         1993         1994         1995         1996         1997(1)
                            --------     --------     --------     --------     --------     -----------
                                 (UNAUDITED)               (IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
Total assets..............  $ 28,171     $ 20,140     $ 13,731     $ 16,005     $ 17,305       $20,430
Long-term debt, net of
  current portion.........    11,096        2,159        2,042        2,388        2,073         2,133
Stockholders' equity
  (deficiency)............   (22,662)     (25,060)       1,663        1,812        2,655         2,128

---------------
(1) Included in the nine months ended March 31, 1997 is approximately $500 of other income pertaining to the payment of a note receivable for which Video had established a full valuation allowance. The note receivable was partial consideration for the sale of a radio station in fiscal 1991.

(2) The operating results of Video's Diversified Products segment have been reflected as discontinued operations for the years ended June 30, 1992, 1993, 1994, 1995 and 1996 and the nine-month periods ended March 31, 1996 and 1997. The operating results of Video's International Services Group have been reflected as discontinued operations for the years ended June 30, 1992, 1993 and 1994. The operating results of Video's Post Production Group have been reflected as discontinued operations for the years ended June 30, 1992, 1993 and 1994. See Video's audited consolidated financial statements as of June 30, 1995 and 1996 and for the three years in the period ended June 30, 1994, 1995 and 1996 included elsewhere herein for further detail.

(3) In April 1992, Video adopted a formal plan to dispose of its Commercial Audio Equipment segment. The operating results of Video's Commercial Audio Equipment segment have been reflected as discontinued operations for the year ended June 30, 1992.

(4) Pro forma income (loss) before discontinued operations and extraordinary item per share and pro forma net income per share give effect to the conversion of Video Common Stock into Common Stock (i.e., shares of the combined company) in the Merger.

     Pro Forma

     The following table sets forth selected pro forma consolidated financial data for the Company, after giving effect to the Merger, the spin-off by Video of certain operations and assets to its stockholders and the Contribution and Refinancing transactions (in accordance with the Refinancing Assumptions set forth in Note (m) to the Unaudited Pro Forma Condensed Combined Financial Statements) contemplated by the Merger Agreement and described elsewhere herein, for the period and at the dates indicated. See "The Merger -- Refinancing." The information in the table should be read in conjunction with the pro forma and historical consolidated financial statements and the notes thereto and other financial information appearing elsewhere, or incorporated by reference, herein.

                                                         YEAR ENDED               NINE MONTHS ENDED
                                                        JUNE 30, 1996              MARCH 31, 1997
                                                        -------------             -----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................     $78,746                     $59,208
Depreciation and amortization.........................       9,933                       7,474
Operating income from continuing operations...........       7,520                       6,180
Income before income taxes and discontinued
  operations..........................................       4,705                       4,523
Income from continuing operations.....................       2,769                       2,521
Income from continuing operations per common share....        0.21                        0.19
Weighted average number of shares used in calculating
  net income from continuing operations per common
  share...............................................      13,238                      13,238
---------------
EBITDA(1).............................................     $17,646                     $14,184

---------------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful valuation parameter, however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity.

                                                                                     AS OF
                                                                                 MARCH 31, 1997
                                                                                 --------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...................................................................     $ 86,463
Long-term debt, net of current portion.........................................       34,427
Subordinated debt, net of current portion......................................        5,227
Stockholders' equity...........................................................       20,551

                                   THE MERGER

         This section of the Prospectus describes certain aspects of the Merger and the Merger Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is publicly available and is incorporated herein by reference.

REASONS FOR THE MERGER

         The Board has unanimously determined (with Messrs. Siracusano and Barnathan, both of whom are directors of Video, abstaining) that the terms of the Merger, which were established through arm's-length negotiations with Video, are fair to, and in the best interests of, the Company and the Company's stockholders (the "Stockholders"). In view of certain conflicts of interests, a special committee (the "Special Committee") consisting of three (3) disinterested directors was appointed by the Board to independently evaluate and negotiate the Merger Agreement on behalf of the Company and supervise the Company's due diligence investigation of Video and, in addition, had retained Montgomery Securities to provide a fairness opinion to the Board with respect to the consideration to be paid in the Merger. The Board believes that the Merger presents a strategic opportunity to the Company to form one of the largest and most diversified independent providers of distribution, creative and technical services to the video services market. The material reasons that the Board approved the Merger Agreement are as follows (there can be no assurance, however, that any of the following anticipated benefits will be fully realized, if at all):

         -        Improved Competitive Position

                  The Board believes that the Merger will create a stronger company with greater resources and a broader range of products and services to offer the Company's and Video's respective current and potential customers. The addition of Mr. Siracusano and certain members of his management team is expected to strengthen the current management team of the Company due to their success in operating Video's business and their familiarity with certain customers and operations of the Company. See "-- Management of the Company after the Merger." The Board further believes that the Company's ability after the Merger to provide an expanded level and range of services will result in a broader and higher level of contact with its customers and therefore provide an opportunity to increase revenues through cross-selling opportunities.

         -        Comprehensive Outsourcing Approach

                  The Company and Video currently provide complementary creative, distribution and technical services to separate customer bases that have traditionally outsourced such services. The Board believes that those customers will continue to outsource such services and that the additional services which can be offered by the Company after the Merger to the Company's and Video's respective customer bases will provide a competitive advantage over those companies that lack this comprehensive outsourcing solution. The Board believes this outsourcing approach will provide customers with several benefits, including (i) more control over necessary but non-core operations by using a single vendor; (ii) lower capital investment and operating costs than in-house alternatives;
                  (iii) access to a full range of current technology without the necessity of continuously upgrading equipment; (iv) access to technical, administrative and managerial resources for non-core activities without having to develop them in-house; and (v) access to a diverse group of broadly experienced technical personnel.

         -        Improved Financial Position

                  The Board believes that Video is a company with more predictable revenues than the Company as a result of its long-term contractual relationships with several of its major customers. Accordingly, over the long term, the Board believes that the Merger will add stability and predictability to the Company's earnings and cash flow. After giving effect to the Merger, the Company would have had pro forma fiscal year 1996 revenues from continuing operations of approximately $78.7 million and pro forma 1996 fiscal year net income from continuing operations of approximately $2.8 million. See "Unaudited Pro Forma Condensed Combined Financial Statements."

         -        Cost Reduction Opportunities

                  Because of the resulting increase in the Company's size and the elimination of certain duplicative functions after the Merger, the Board believes that the Company will be able to recognize certain cost-saving reductions as a result of the Merger. These anticipated cost-saving reductions include reductions in costs due to the proposed elimination of certain duplicative facilities of the Company after the Merger (for which the Company paid $75,000 in rent for fiscal 1996) and termination of certain identified duplicative administrative personnel of the Company after the Merger (who received in the aggregate $220,000 from the Company in fiscal 1996). See Note
                  (i) to Notes to Unaudited Pro Forma Condensed Combined Financial Statements. In addition, the Company is expected to benefit from reduced financing costs and improved purchasing costs (although no analyses were performed in order to quantify these expectations).

         -        Improved Liquidity and Debt Service Capacity

                  As of April 30, 1997, the Company had outstanding indebtedness of approximately $31.0 million (excluding approximately $1 million in outstanding letters of credit) and the right to borrow approximately an additional $400,000 under its existing credit facilities. Interest coverage (earnings before interest, taxes, depreciation and amortization divided by gross interest expense) for the fiscal year ended July 31, 1996 and the nine-month period ended April 30, 1997 was 5.4x and 5.7x, respectively. Video's long-term indebtedness consists of approximately $458,000 principal amount of secured notes payable to equipment manufacturers at annual interest rates ranging from 9.9% to 12.25%, approximately $3.2 million principal amount of secured notes payable to credit institutions at annual interest rates ranging from 10.0% to 13.0% and approximately $92,000 of debt pursuant to capital leases. Video has a $2.1 million short-term line of credit ($1,759,000 outstanding at March 31, 1997) which is collateralized by accounts receivable and certain machinery and equipment and bears interest at prime plus 1.75%. The Merger Agreement provides that substantially all of the Company's and Video's outstanding long-term indebtedness will be refinanced simultaneously with the closing of the Merger (other than $5,227,000 accreted amount of the Company's subordinated debt which will remain outstanding). Such refinancing is a condition to the consummation of the Merger. Video has received a commitment letter from KeyBank in connection with such refinancing and, based upon the terms and conditions contained in such letter, the Company and Video believe that a refinancing will increase the Company's borrowing capacity and result in less restrictive financial covenants and more favorable interest rates than those applicable to the Company's and Video's existing credit facilities. In addition, as a result of the Merger, the Company's interest coverage ratio will increase and its leverage ratio (funded debt to EBITDA) will decrease. There can be no assurance, however, that the refinancing will be consummated on these terms. The Boards of the Directors of the Company and Video have full discretion and authority to agree to such other terms and conditions in respect of the refinancing as they deem appropriate or necessary. Moreover, the Boards of Directors of the Company and Video have the authority to waive compliance with this refinancing condition. See "-- Refinancing."

         The Board also reviewed the proposed terms and conditions of the Merger and considered the opinion rendered by Montgomery Securities to the Special Committee and the Board that, as of the date of such opinion, the consideration to be paid in the Merger was fair to the Company from a financial point of view. The Board also considered, among other things, (i) information concerning the respective businesses, prospects, financial performance and operations of the Company and Video, (ii) an analysis of the value that Video might contribute to the Company, including pro forma historical and projected revenue and earnings contributions, (iii) the current financial market conditions and historical market prices, volatility and trading information with respect to the Common Stock and (iv) the consideration to be received by Video's stockholders in the Merger and the relationship between the market value of the Common Stock to be issued to them and Video's projected earnings and other measures. The Board further noted that after the issuance of the January 8, 1997 press release announcing the execution of the letter of intent, no other prospective bidders or strategic partners had expressed an interest in a merger or other similar transaction with the Company. Prior to the issuance of the January 8, 1997 press release, the Company had been approached on an informal basis by a prospective strategic partner, however, no serious discussions with this party ever ensued. Based upon the foregoing, as well as based upon the financial condition of the Company and the market price of the Common Stock, no alternative to the Merger was deemed to exist by the Board prior to their approval of the Merger.

         The Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including (i) the risk that some, if not all, of the potential benefits of the

Merger will not be fully realized, if at all, (ii) the risks associated with integrating the businesses and operations of the Company and Video, (iii) the possibility that the Merger would not be consummated, (iv) increased capital expenditure requirements of the Company as a result of the Merger on an aggregate basis as compared to capital expenditures requirements of the Company by itself (however, based upon the combined company's pro forma historical financial information, no percentage increase is expected). See "Combined Company -- Video Services Corporation -- Management's Discussion and Analysis of Financial Condition and Results of Operations," and (v) the other risks described above under "Risk Factors."

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. However, the Board concluded that the positive factors outweighed the negative factors cited.

CONTRIBUTION

         The Merger Agreement provides that, prior to the Merger, the following assets will have been contributed to Video (or a subsidiary thereof) without the payment of any consideration (other than shares of Video Common Stock and the assumption of any indebtedness related to these assets, which indebtedness shall not exceed an aggregate of $5,000,000 on the Effective Time and which indebtedness shall be on customary terms and conditions): (a) the land and buildings located at 240 Pegasus Avenue, Northvale, New Jersey and 183 Oak Tree Road, Tappan, New York (which land and buildings are owned by the Subchapter S corporations); and (b) a sublease (the "Mirror Sublease") of the building located at 235 Pegasus Avenue, Northvale, New Jersey. The Mirror Sublease will be a lease from a newly-formed entity owned by Messrs. Siracusano and Ferolito formed solely for the purposes of, and the actions of which are limited to, acting as lessor under the Mirror Sublease and as lessee under the master lease relating to 235 Pegasus Avenue, and actions related thereto. The terms of the Mirror Sublease will mirror the terms of the master lease except that the term will be one day shorter and payments will be due one day earlier. Approximately eight (8) acres of undeveloped property located on Union Street, Northvale, New Jersey have already been sold to Video by its principal stockholders.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OF COMPANY

         At the Effective Time of the Merger, the Company's Certificate of Incorporation will be amended to change the name of the Company to "Video Services Corporation" and to increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000 shares.

MANAGEMENT OF THE COMPANY AFTER THE MERGER

         Directors. Pursuant to the Merger Agreement, at the Effective Time, the persons listed below will constitute the seven-member Board, each to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. Four (4) of the proposed directors (Messrs. Barnathan, Siracusano, Steele and Stillo) have been designated by Video and three (3) of the proposed directors (Messrs. Alter, Elkes and Irwin) have been designated by the Company. Five (5) of such persons (Messrs. Alter, Barnathan, Elkes, Irwin and Siracusano) are presently directors of the Company. Messrs. Jeffrey J. Kaplan and Kenneth F. Gorman, current directors of the Company, will resign as directors at the Effective Time.


                                                                           DIRECTOR
                                                                             SINCE
                                                                             -----

Robert H. Alter, 67..................................................         1993

         Robert H. Alter was elected a director of the Company in October 1993. Mr. Alter is the Vice Chairman and a director of the Cabletelevision Advertising Bureau ("CAB"), the national trade association of the cable television industry devoted to marketing and advertising, a position he has held since October 1991. Prior to October 1991, Mr. Alter, who founded the CAB, also served as its President and Chief
         Executive Officer for ten years. In November 1992, Mr. Alter was elected President of Alter Associates, Inc. From October
         1991 to November 1992, Mr. Alter served as the senior advisor to the Board of Directors of Star TV/Hong Kong.

Julius Barnathan, 69.................................................         1993

         Julius Barnathan was elected a director of the Company in October 1993 and during the 1994, 1995 and 1996 fiscal years served as a director of Video. Mr. Barnathan is currently a consultant to (and has been employed as such by) Quantel Ltd.
         since February 1992, by Faroudja Laboratories Inc. since July
         1994, by Statistical Research Inc. since March 1995 and by
         Warner Bros. since March 1996. Mr. Barnathan was employed by
         Capital Cities/ABC, Inc. for 39 years. Among other positions, he served as Senior Vice President of Capital Cities/ABC,
         Inc. in charge of Technology and Strategic Planning and President of ABC Broadcast Operations and Engineering. Mr.
         Barnathan is the Chairman of the National Captioning
         Institute.

Terrence A. Elkes, 63................................................         1993

                                                                           DIRECTOR
                                                                             SINCE
                                                                             -----

         Terrence A. Elkes was elected the Chairman of the Board in October 1993 and had served on the partnership committee of MTE Co. from July 1992 to February 1994, when it dissolved upon consummation of the Company's initial public offering.
         Mr. Elkes is a Managing Director of Apollo Partners, Ltd.
         ("Apollo"), a private investment firm involved in the acquisition of companies in the media, communications, entertainment and broadcasting fields, which he co-founded in 1987 with Mr. Gorman, another director of the Company. Prior to forming Apollo, Mr. Elkes was employed by Viacom
         International, Inc. where he served as President from 1978-1982 and Chief Executive Officer from 1983-1987.

Martin Irwin, 60.....................................................         1993

         Martin Irwin was elected President, Chief Executive Officer and a director of the Company in October 1993 and had served as President, Chief Executive Officer and a member of the partnership committee of MTE Co. from July 1992 to February
         1994, when it dissolved upon consummation of the Company's initial public offering. From September 1991 through June
         1992, Mr. Irwin ran the post-production operations of Video, which he co-founded in 1979. Mr. Irwin served as President, Chief Operating Officer and a director of Video from 1979 to 1989 and then served as a director of and Senior Consultant to Video from July 1989 until July 1992. Prior to co-founding
         Video, Mr. Irwin was employed by EUE/Screen Gems, a division of Columbia Pictures Industries, Inc., where he last served as Senior Vice President and General Manager.

Louis H. Siracusano, 54..............................................         1993

         Louis H. Siracusano was elected a director of the Company in October 1993 and had been a member of the partnership committee of MTE Co. from July 1992 to February 1994, when it dissolved upon consummation of the Company's initial public offering. He has served as the Chairman, Chief Executive
         Officer and a director of Video since 1986 and President since 1989. Mr. Siracusano also served as President of Audio
         Plus Video from July 1989 to February 1994. Mr. Siracusano was a founder of Video and has served in various capacities with Video since its formation. Mr. Siracusano was with Ampex
         Corporation and the American Broadcasting Company in various sales and engineering management positions prior to Video's formation in 1979.

Raymond L. Steele, 62................................................          --

                                                                           DIRECTOR
                                                                             SINCE
                                                                             -----

         Raymond L. Steele was a Principal of Pacholder Associates,
         Inc., an institutional money manager and workout specialist, until his retirement in 1991. Since November 1993, he has been retained as a consultant for Emerson Radio Corp., NUWAVE
         Technologies Inc., a distributor of video enhancement chips, Home Holdings, Inc., an insurance holding company, and GFTA, a German software developer. He has served as a director of numerous companies, including Orion Pictures Corporation and Webcraft Technologies, Inc., and currently serves as a director of Emerson Radio Corp., Pharmhouse, Inc.,
         Modernfold, Inc., a manufacturer of movable walls, and GFTA.

Frank Stillo, 63.....................................................          --

         Frank Stillo has been active in the printing industry since
         1950 and co-founded his own printing company in 1968. Since
         1989, Mr. Stillo has been the Chairman and Chief Executive
         Officer of MGA Printing Co., a subsidiary of Sandy Alexander,
         Inc., a printing company, and has served as its President since 1981. Mr. Stillo also currently serves as the President of The Metropolitan Lithographers Association and is a director of Mickelberry Communications Inc., a privately-held printing, advertising and sales promotion company.

              Except as indicated above, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

         Officers. After the Effective Time, the executive officers of the Company will be as follows:


NAME                        AGE    POSITION
----                        ---    --------

Terrence A. Elkes           63     Chairman of the Board

Martin Irwin                60     Vice Chairman of the Board
                                   (current President and Chief Executive
                                   Officer of the Company)

Louis H. Siracusano         54     President and Chief Executive Officer
                                   (current Chairman, President and Chief
                                   Executive Officer of Video)

Donald H. Buck              58     Vice President (current Senior Vice President
                                   of Video)

Christopher A. Modrzynski   41     Vice President and Chief Financial Officer
                                   (current Senior Vice President and Chief
                                   Financial Officer of Video)

Michael E. Fairbourne       44     Vice President-Administration (current
                                   Senior Vice President-Administration of
                                   Video)

         For information on the business background of Messrs. Elkes, Irwin and Siracusano, see "-- Directors" above.

         Donald Buck has been a Senior Vice President of Video since August 1987, the President of Atlantic Satellite since August 1992 and the President of Waterfront since April 1993. Prior thereto, Mr. Buck served as President of Video Dub, Inc. (a Video subsidiary) from 1980. During 1975-1980 he was an Executive Vice President of Sales for E.U.E. Screen Gems Video Division of Columbia Pictures Industries.

         Christopher A. Modrzynski has been a Senior Vice President and the Chief Financial Officer of Video since April 1997. Mr. Modrzynski is a Certified Public Accountant and began his career with Coopers & Lybrand, a Big Six accounting firm. In 1981, Mr. Modrzynski joined the National Broadcasting Company and served in various financial and production positions with Sports and Entertainment divisions. In January 1987, Mr. Modrzynski joined the National Hockey League's New Jersey Devils as controller and was later named Senior Vice President, Finance of Meadowlanders, Inc., its parent company.

         Michael E. Fairbourne has been the Senior Vice President-Administration of Video since March 1994. Previously, Mr. Fairbourne was the Vice President-Controller of Video from July 1987 to March 1994 and the Controller of Video from September 1983 to July 1987. Prior to joining Video, from 1976 to 1983, Mr. Fairbourne, a certified public accountant, was in private practice.

REFINANCING

         The refinancing of substantially all of the Company's and Video's existing long-term indebtedness (other than $5,227,000 accreted amount of the Company's subordinated debt which will remain outstanding) is also a condition to the consummation of the Merger. The Company is currently a party to a $22,000,000 six-year senior secured term loan and $10,000,000 senior secured revolving credit facility for working capital purposes with a syndicate of financial institutions pursuant to a credit agreement entered into in May 1995 (and amended in September 1996 in respect of certain covenants). The loans are secured by all of the assets of the Company and its subsidiaries, as well as by all of the capital stock of such subsidiaries. The loans currently bear interest at The Bank of New York's Prime rate plus 0.375% or LIBOR (London Interbank Offered Rate) plus 1.75% per annum. The Company also pays a commitment fee equal to 0.375% on the unused amount of the revolving loan. As of April 30, 1997, the Company had outstanding direct borrowings of $15,560,000 outstanding under the term loan, bearing interest at 7.5% per annum, and $8,500,000 outstanding under the revolving loan, bearing interest at an average rate of 7.48% per annum. The Company also had outstanding under the revolving loan letters of credit aggregating $1,196,482 as of April 30, 1997.

         As of March 31, 1997, Video's long-term indebtedness consists of $380,045 principal amount of secured notes payable to equipment manufacturers at annual interest rates ranging from 9.9% to 12.25%, $2,925,336 principal amount of secured notes payable to credit institutions at annual interest rates ranging from 10.0% to 13.0% and $81,174 of debt pursuant to capital leases. This indebtedness includes indebtedness incurred by subsidiaries of Video that will be disposed and spun-off to Video's stockholders prior to the Merger. Video typically finances its capital requirements on a transactional basis, with lending institutions taking a security interest in specific equipment for the life of the loan, which is usually three to four years. Video has a $2,100,000 short-term line of credit ($1,759,000 outstanding at March 31, 1997) which is collateralized by accounts receivable and certain machinery and equipment and bears interest at prime plus 1.75%.

         Video has received a commitment letter from KeyBank in connection with the required refinancing and, based upon the terms and conditions contained in such letter, the Company and Video expect that the material terms and conditions of the contemplated refinancing will be as follows: (i) substantially all of the Company's and Video's existing long-term debt will be refinanced with a five-year facility (the "Facility") composed of a $33 million term loan and a $17 million revolving line of credit; (ii) the Facility will bear interest at KeyBank's Prime rate or LIBOR plus a number of basis points based upon the Company's leverage ratio (funded debt divided by EBITDA), which, based upon the pro forma financial information contained herein, the Company anticipates initially being LIBOR plus 1.75% (the Company will have the option to choose the applicable interest rate); (iii) principal payments of $1 million per quarter in respect of the term loan portion of the Facility will be due beginning December 31, 1997 and such quarterly principal payments will increase to $1.25 million per quarter on December 31, 1998 and then increase to $1.75 million per quarter on December 31, 1999 and then further increase to $2.0 million per quarter on September 30, 2001 with a balloon payment of $3.75 million in respect of the term loan portion of the Facility due on September 30, 2002; (iv) the Facility will be secured by all of the assets of the Company and its subsidiaries (after giving effect to the Merger); (v) no significant gain or loss will result from the refinancing; (vi) the Facility will contain covenants which require the Company to maintain certain financial ratios, prohibit dividends and similar payments and restrict the incurrence of other indebtedness; and (vii) the Facility will be guaranteed by all of the Company's subsidiaries (after giving effect to the Merger). See "Unaudited Pro Forma Condensed Combined Financial Statements." There can be no assurance, however, that the refinancing will be consummated on these terms. The Boards of Directors of the Company and Video have full discretion and authority to agree to such other terms and conditions in respect of the refinancing as they deem appropriate or necessary. Moreover, the Boards of Directors of the Company and Video have the authority to waive compliance with this refinancing condition.

         It is anticipated that the proceeds of the new facility ($50 million consisting of a $33 million term loan and a $17 million revolving loan of credit) will be used as follows: approximately $25.7 million to refinance the Company's outstanding long-term indebtedness, approximately $3.4 million to refinance Video's outstanding long-term indebtedness to be assumed by the Company upon the Merger, approximately $1.8 million to refinance Video's outstanding short-term line of credit to be assumed by the Company upon the Merger and approximately $3.5 million to pay the fees and expenses incurred in connection with the Merger. The remainder of the facility (approximately $15.6 million) will be used for future working capital requirements and general corporate purposes.

         Certain subordinated debt of the Company incurred in connection with its acquisition of CABANA corp., formerly known as Big Picture/Even Time Limited ("BPET"), in May 1995 will still remain outstanding after the refinancing described above. This subordinated debt represents $6,350,000 aggregate principal amount of eight-year convertible notes, due May 4, 2003, which bear interest at the rate of 4% per annum and are convertible into shares of Common Stock at a conversion price of $14.00 per share after May 2000 and are redeemable after May 2001.

RESALE RESTRICTIONS

         As a result of the effectiveness of the Registration Statement of which this Prospectus is a part as contemplated by the Merger Agreement, all of the shares of Common Stock issued to Video's stockholders pursuant to the Merger will be freely transferable under the Securities Act.

         Notwithstanding the foregoing registration, each stockholder of Video has agreed to enter into and deliver to the Company prior to the Closing a Stock Resale Agreement (a copy of such agreement is included in Appendix A to the Proxy Statement which is incorporated herein by reference) which provides that such person will not, directly or indirectly, sell, transfer or otherwise dispose of the shares of Common Stock to be received by him in the Merger for a period of six (6) months after the consummation of the Merger except for (i) the transfer of Common Stock upon the exercise of options to purchase an aggregate of 721,529 shares of Common Stock granted by them to Messrs. Barnathan, Elkes, Fairbourne, Gorman, Irwin, Shendell and certain other persons; (ii) the transfer of Common Stock by them to any immediate family member or affiliate of such person; provided in each case the transferee agrees to be bound by these transfer restrictions; (iii) the sale by Mr. Siracusano in a private transaction or in the open market of only such number of shares of Common Stock as required in order to discharge any tax liability

(currently estimated at approximately $300,000) incurred by Mr. Siracusano arising from the Merger or any transaction consummated in connection therewith (together with any tax liability resulting from such sale) and commissions payable in connection with such sales; (iv) the sale of Common Stock by such stockholders so long as any such sale does not reduce their collective ownership of Common Stock below 50.1% of the outstanding Common Stock at the time of such sale; (v) sales of Common Stock in compliance with the Tag-Along Rights Agreement discussed in the succeeding paragraph.

         The Video stockholders, Equitable, Elkes and Gorman have agreed to enter into a Tag- Along Rights Agreement (a copy of such agreement is included in Appendix A to the Proxy Statement which is incorporated herein by reference) which provides that if any of them proposes to sell in either (i) a private placement through an underwriter or other placement agent or (ii) an underwritten offering, in each case within a two (2) year period following the Merger, any of the shares of Common Stock acquired pursuant to the Merger, in the case of Messrs. Siracusano, Ferolito and Buck, or any shares of Common Stock it owns as of the Effective Time, in the case of Equitable, or any shares of Common Stock purchasable upon exercise of certain options to purchase shares of Common Stock owned by Equitable, in the case of Messrs. Elkes and Gorman (collectively, the "Covered Shares"), then each party shall have the right to sell a pro rata portion of the total shares to be sold in such transaction based on the number of Covered Shares then owned by such party. The Tag-Along Rights Agreement also provides that if Mr. Siracusano proposes to sell any Covered Shares during the two (2) year period following the Merger, other than pursuant to a transaction described above in clauses (i) and (ii) and other than sales involving less than an aggregate of 40,000 shares of Common Stock in any 20-day period, then each of Equitable and Messrs. Elkes and Gorman shall have the right to sell a pro rata portion of the total shares to be sold in such transaction based on the number of shares of Covered Shares then owned by such party. The Tag-Along Rights Agreement does not apply to bona fide sales to third parties and does not apply to transfers permitted under the Stock Resale Agreement (other than sales contemplated in clause (iv) of the immediately preceding paragraph).

REGISTRATION RIGHTS

         In addition to the filing of the Registration Statement of which this Prospectus forms a part, the Company has agreed to enter into a registration rights agreement (the "Video Registration Rights Agreement") with each of Video's stockholders under which they will be entitled to certain demand, piggyback and other registration rights. Under the Video Registration Rights Agreement, Messrs. Siracusano, Ferolito and Buck will be entitled to demand on three (3) occasions after the six month anniversary of the Effective Time that the Company file a registration statement under the Securities Act covering the sale of the shares of Common Stock they receive pursuant to the Merger (provided that the Video Stockholders' Form S-3 is not then still effective). In addition, they will be entitled to include such shares of Common Stock in certain registration statements filed by the Company (See "-- Resale Restrictions") and, after the Effective Time (in the event that the Video Stockholders' Form S-3 is not then still effective), the Company will be required to file a shelf registration statement on Form S-3 under the Securities Act covering the sale of such shares of Common Stock. The Company will bear all expenses of such registration statements, except for fees and expenses of counsel for the selling stockholders and underwriters' discounts, fees and expenses, if any.

ACCOUNTING TREATMENT

         The Merger is intended to be accounted for as a reverse acquisition for accounting and financial reporting purposes with Video being designated as the acquiror and the Company as the acquiree. As such, the net assets of the Company after the Merger will be recorded at fair value and Video's pre-Merger stockholders' equity will be retroactively restated for the equivalent number of shares of Common Stock to be received by its stockholders in the Merger, with differences between the par value of the Common Stock and the Video Common Stock recorded as an adjustment to the paid-in capital of the combined company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain employees and members of management and the Boards of Directors of the Company and Video will be entitled to receive certain benefits in connection with the Merger described below.

         Video Personnel. Pursuant to the Merger Agreement, the Company has agreed to enter into employment agreements with Messrs. Louis H. Siracusano, Video's Chairman, President and Chief Executive Officer, and Donald H. Buck, Video's Senior Vice President. Each of Messrs. Siracusano and Buck are also stockholders of Video. Under Mr. Siracusano's employment agreement with the Company, the Company will agree to employ him as the President and Chief Executive Officer of the Company for (i) a four (4) year period or (ii) twenty four (24) months following notice of termination by the Company or by Mr. Siracusano, whichever is later. Under Mr. Buck's employment agreement with the Company, the Company will agree to employ him as the Vice President of the Company for a three (3) year period or twelve (12) months following notice of termination by either party, whichever is later.

         Mr. Siracusano's employment agreement provides for base compensation of $200,000 per annum, and annual bonuses and a long-term bonus based on the Company's achievement of certain cash flow and net income targets to be determined by Mr. Siracusano and the Compensation Committee of the Board. Under the terms of the employment agreement, Mr. Siracusano will be entitled to receive an annual bonus of between 5% and 40% of his base salary for the relevant year upon the Company's achievement of a percentage (ranging from 90% to 109.9% or greater) of the agreed upon cash flow and net income targets for such year, which bonus will be payable within thirty (30) days of delivery to the Board of the Company's audited financial statements. In addition, the employment agreement provides that Mr. Siracusano will be entitled to receive a long-term bonus of between 12.5% and 100% of his cumulative base salary for the entire contract period if the Company achieves a percentage (ranging from 90% to 109.9% or greater) of the agreed upon cash flow and net income targets for such period. The long-term bonus is payable in a single installment within thirty
(30) days following the delivery of the Company's audited financial statements for the period ended June 30, 2001 and will be reduced by amounts previously paid to Mr. Siracusano as annual bonuses. The employment agreement further provides that the Compensation Committee of the Board may award Mr. Siracusano other bonus payments in its discretion.

         Mr. Buck's employment agreement provides for base compensation of $175,000 per annum and a bonus to be negotiated and agreed upon by the parties promptly following the execution of the employment agreement.

              Each of Messrs. Siracusano's and Buck's employment agreements provides that (i) the Compensation Committee may award a discretionary bonus to him on an annual basis, (ii) each will be entitled to participate in such compensation plans, incentive plans, group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other executive employees, and (iii) upon termination without cause, he is entitled to receive his annual base compensation and any incentive compensation for the remainder of the originally scheduled term of the employment agreement. Termination for cause includes termination for breach, nonperformance, fraud or conviction of a felony. Additionally, each such employment agreement provides that the employee is entitled to terminate his employment at any time during the six-month period following any "Change in Control" (as defined in the Company's 1993 Long Term Incentive Plan (the "1993 Plan"); a copy of such definition is included in Appendix E to the Proxy Statement which is incorporated herein by reference) that results in a material diminution in the capacity and terms of his employment. Any such termination will be treated as a termination without cause.

              Mr. Arnold P. Ferolito (another principal stockholder of Video and the current Executive Vice President of Video) will be retained as a consultant by the Company after the Merger for a one (1) year period at a monthly fee of $5,000, plus the maintenance of health benefits.

              At the Effective Time, options held by Mr. Julius Barnathan (a director of the Company and Video) to purchase 5,000 shares of Common Stock from Video at an exercise price of $1.00 per share granted in January 1995 will be cancelled and replaced with options to purchase the same number of shares of Common Stock on the same terms and conditions from Video's stockholders. In addition, at the Effective Time, Mr. Barnathan will also receive options to purchase approximately 30,000 shares of Common Stock from Video's stockholders at an exercise price of $2.00 per share in replacement of options to purchase 11,123 shares of Video Common Stock at an exercise price of $5.39 per share granted in June 1997 which will be cancelled as of the Effective Time. The number of shares and exercise price of these replacement options are based on the same conversion ratio applied in determining the number of shares of Common Stock to be issued in exchange for the Video Common Stock owned by each stockholder of Video. Assuming a per share market price of the Common Stock of $3.125 (which is the per share closing sales price of the Common Stock as reported by The Nasdaq Stock Market on the Record Date), the difference between the exercise prices of Mr. Barnathan's options and such market price aggregates approximately $44,375.

              At the Effective Time, Messrs. Michael Fairbourne, Video's Senior Vice President Administration, and Edward Shendell, Video's Secretary and General Counsel, will receive options to purchase 60,000 and 25,000 shares of Common Stock, respectively, from Video's stockholders at an exercise price of $2.00 per share in replacement of options to purchase approximately 22,245 and 9,269 shares of Video Common Stock, respectively, at an exercise price of $5.39 per share granted in June 1997 which will be cancelled as of the Effective Time. The number of shares and exercise price of these replacement options are based on the same conversion ratio applied in determining the number of shares of Common Stock to be issued in exchange for the Video Common Stock owned by each stockholder of Video. Assuming a per share market price of the Common Stock of $3.125 (which is the per share closing sales price of the Common Stock as reported by The Nasdaq Stock Market on the Record
Date), the difference between the exercise prices of Messrs. Fairbourne's and Shendell's options and such market price aggregates approximately $67,500 and $28,125, respectively.

              At the Effective Time, Mr. Barry W. Ridings, a director of Video, will receive options to purchase approximately 30,000 shares of Common Stock from Video's stockholders at an exercise price of $2.00 per share in replacement of options to purchase 11,123 shares of Video Common Stock at an exercise price of $5.39 per share granted in June 1997 which will be cancelled as of the Effective Time. The number of shares and exercise price of these replacement options are based on the same conversion ratio applied in determining the number of shares of Common Stock to be issued in exchange for the Video Common Stock owned by each stockholder of Video. Assuming a per share market price of the Common Stock of $3.125 (which is the per share closing sales price of the Common Stock as reported by The Nasdaq Stock Market on the Record Date), the difference between the exercise prices of Mr. Ridings' options and such market price aggregates approximately $33,750.

              As a result of the Merger, the personnel of Video will receive, in the aggregate, the following quantifiable benefits: (i) Employee base compensation of $375,000 per annum (Messrs. Siracusano and Buck), (ii) Consulting fees of $60,000 (Mr. Ferolito) and (iii) Options to purchase approximately 150,000 shares of Common Stock (Messrs. Barnathan, Fairbourne, Shendell and Ridings). Assuming a per share market price of the Common Stock of $3.125 (which is the per share closing sales price of the Common Stock as reported by The Nasdaq Stock Market on the Record Date), the difference between the exercise prices of these options and such market price aggregates approximately $173,750.

         Company Personnel. Mr. Louis H. Siracusano, a director of the Company, is the Chairman, President and Chief Executive Officer and a director of Video and a holder of approximately 46% of the outstanding shares of Video Common Stock. As noted above, Mr. Siracusano will become the President and Chief Executive Officer of the Company upon the Merger, and Mr. Martin Irwin, a director and the current President and Chief Executive Officer of the Company, will become the Vice Chairman of the Board. Messrs. Siracusano and Barnathan, who are both directors of Video, abstained from the Board's vote as to the approval of the Merger Agreement and the transactions contemplated thereby. See above under "Video Personnel" regarding certain options to be granted to Mr. Barnathan at the Effective Time.

              Jeffrey J. Kaplan, a director of the Company and its former Executive Vice President and Chief Financial Officer, is a party to a one-year consulting agreement with the Company that provides for a bonus to his affiliate of $50,000 upon consummation of the Merger and an automatic three (3) year extension of the consulting agreement upon consummation of the Merger.

              Further, pursuant to the Company's employment agreements with certain of its executive officers, including Martin Irwin, Adrien Macaluso (a Vice President of the Company and the President of Audio Plus Video), Daniel Rosen (a Vice President of the Company and the President of MTE) and Kenneth D. Lorber (a Vice President of the Company and the President of The Post Edge, Inc., "Post Edge"), for a six (6) month period following a Change of Control (as defined in the 1993 Plan) that results in a material diminution in the capacity and terms of their employment, such employees may terminate their employment with the Company and such termination will be deemed a termination without Cause (as defined in such employment agreements), thereby entitling them to certain severance payments. Consummation of the Merger would be deemed a Change of Control under these employment agreements. However, in respect of Mr. Macaluso, in March 1997, Mr. Macaluso notified the Company of his intention to terminate his employment effective March 1998. (Such one year notice is required under Mr. Macaluso's employment agreement.) As a result thereof, Mr. Macaluso is not entitled to any severance payments thereunder.

              The 1993 Plan provides that in the event of a Change in Control (as defined in the 1993 Plan; a copy of such definition is included in Appendix E to the Proxy Statement which is incorporated herein by reference), (i) all stock appreciation rights outstanding for at least six (6) months and all options awarded under the 1993 Plan not previously vested and exercisable will immediately become fully vested and exercisable, and (ii) the restrictions applicable to any restricted shares awarded under the 1993 Plan will lapse and such shares will be deemed fully vested. Consummation of the Merger would be deemed a Change in Control under the 1993 Plan, and, as a result of the Merger, the following stock options held by the named executive officers will immediately vest and become exercisable: Martin Irwin - 80,000; Kenneth D. Lorber - 16,667; Adrien Macaluso - 40,000; Daniel Rosen - 50,000; Gary R. Strack
- 8,333; and Jane Stuart - 16,667. If an employee's employment is terminated due to a Change in Control, his stock options under the 1993 Plan remain exercisable for the shorter of five (5) years or the remainder of the original term.

              The 1993 Plan also provides that if, within one (1) year after the Change in Control Date (as defined in the 1993 Plan; a copy of such definition is included in Appendix E to the Proxy Statement which is incorporated herein by reference), (i) no shares of Common Stock are listed on a national securities exchange or on The Nasdaq Stock Market or (ii) for a period of sixty (60) consecutive trading days, the fair market value of a share of Common Stock on such an exchange or market has declined by twenty percent (20%) or more from the fair market value of a share of Common Stock on the Change in Control Date or the Change in Control Price (as defined in the 1993 Plan; a copy of such definition is included in Appendix E to the Proxy Statement which is incorporated herein by reference), whichever is higher, then the Company will provide written notice thereof to each participant in the 1993 Plan and for a period of sixty (60) days following the giving of such notice, the Company will, by written offer to the participants which will accompany such notice, offer the opportunity to such participants to be paid the value of all of their outstanding options and stock appreciation rights, determined on the basis of the Change in Control Price. Such amount will be payable in a cash lump sum within thirty (30) days after the Company receives notification of the participant's election to accept this offer. In addition, certain options issued outside of the 1993 Plan to Messrs. Terrence Elkes, Kenneth Gorman and Jeffrey Kaplan contain similar provisions in respect of a Change in Control. Each of Messrs. Kaplan, Irwin, Elkes and Gorman has agreed to waive his rights under these provisions.

              The Company has entered into a severance agreement with Mr. Irwin, effective as of the Effective Time, whereby Mr. Irwin will be entitled to receive $150,000 over a one (1) year period commencing with the Effective Time, $100,000 over a one (1) year period commencing with the first anniversary of the Effective Time and $75,000 over a one (1) year period commencing with the second anniversary of the Effective Time. In addition, as part of such severance package, Video's stockholders have agreed to grant to Mr. Irwin, on a pro rata basis, options to purchase an aggregate of 75,000 shares of the Common Stock they will receive in the Merger at an exercise price of $0.75 per share. Such options will vest immediately.

              At the Effective Time, options held by each of Messrs. Terrence A. Elkes and Kenneth F. Gorman to purchase 30,000 shares of Common Stock from Video at an exercise price of $11.00 per share will be cancelled and replaced with options to purchase the same number of shares of Common Stock from Video's stockholders on the same terms and conditions.

              As a result of the Merger, the personnel of the Company will receive, in the aggregate, the following quantifiable benefits: (i) Severance payment of $50,000 in a lump-sum upon consummation of the Merger and continuation of severance payments of $100,000 per annum over three years (Mr. Kaplan), (ii) The vesting of options to purchase 211,667 shares of Common Stock (Messrs. Irwin, Lorber, Macaluso, Rosen and Strack, and Ms. Stuart), (iii) Severance payments of $325,000 over a three (3) year period as well as severance in the form of options to purchase 75,000 shares of Common Stock (Mr. Irwin) and
(iv) Options to purchase 60,000 shares of Common Stock (Messrs. Elkes and
Gorman).

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares hereunder. All proceeds will be received by the Selling Stockholders.

                      MARKET PRICE DATA AND DIVIDEND POLICY

         The Common Stock is included on The Nasdaq National Market under the symbol "POST". The Common Stock began trading on February 8, 1994 at the effective time of the Company's initial public offering. Prior to such time, there was no public market for the Common Stock. Following the Merger, it is anticipated that the Common Stock will trade on The Nasdaq National Market under the symbol "VSCX."

         The following table sets forth the high and low bid prices of the Common Stock on The Nasdaq National Market for the quarterly periods indicated.


1995 FISCAL YEAR                                     HIGH             LOW
----------------                                     ----             ---

First Quarter...............................        $9 1/4           $7 3/4

(August 1 to October 31, 1994)

Second Quarter..............................         9                3 1/2

(November 1 to January 31, 1995)

Third Quarter...............................        7 5/8            5 1/4

(February 1 to April 30, 1995)

Fourth Quarter..............................        6 1/4            3 5/8

(May 1 to July 31, 1995)

1996 FISCAL YEAR                                     HIGH             LOW
----------------                                     ----             ---

First Quarter...............................        5                4

(August 1 to October 31, 1995)

Second Quarter..............................        4 1/4            3 1/8

(November 1 to January 31, 1996)

Third Quarter...............................        4 3/64           3

(February 1 to April 30, 1996)

Fourth Quarter..............................        4 1/8            3 3/4

(May 1 to July 31, 1996)

1997 FISCAL YEAR                                     HIGH             LOW
----------------                                     ----             ---

First Quarter...............................        4 1/8            3 5/8

(August 1 to October 31, 1996)

Second Quarter..............................        4 3/4            3 1/2

(November 1 to January 31, 1997)

Third Quarter...............................        4 1/8            3 3/8

(February 1 to April 30, 1997)

Fourth Quarter..............................        $                $

(May 1 to _____, 1997)

         On July [ ], 1997, the closing sales price of the Common Stock as reported by The Nasdaq National Market was $___ per share.

         No cash dividends have ever been declared by the Company on the Common Stock. After the Merger, the Company intends to retain its earnings to finance the development and growth of its business. Accordingly, the Company does not anticipate that any dividends will be declared on the Common Stock for the foreseeable future. Future payment of cash dividends, if any, will depend on the Company's financial condition, results of operations, business conditions, capital requirements, restrictions contained in agreements, future prospects and other factors deemed relevant by the Board.

         Video is a privately-held corporation and no public trading market exists for the Video Common Stock. No cash dividends have ever been declared by Video on the Video Common Stock.

                              SELLING STOCKHOLDERS

The following securities are covered by this Prospectus:

         1. The resale by Louis H. Siracusano of up to 3,349,382 Shares that will be acquired in connection with the Merger.

         2. The resale by Arnold P. Ferolito of up to 3,349,382 Shares that will be acquired in connection with the Merger.

         3. The resale by Donald H. Buck of up to 524,681 Shares that will be acquired in connection with the Merger.

         4. The resale by ELAS of up to 928,347 Shares that were acquired when ELAS and EDFF foreclosed on a total of 2,562,105 shares of Common Stock (the "Foreclosure") which were pledged as collateral security for certain loans by them to MTE Holdings, Inc. ("Holdings").

         5. The resale by EDFF of up to 1,633,758 shares that were acquired in connection with the Foreclosure.

         The Shares offered hereby are being sold by the Selling Stockholders. The table below sets forth, as of the date hereof and as adjusted to reflect the sale of the Shares (in each case after giving effect to the Merger), certain information regarding the ownership of the Common Stock by the Selling Stockholders. Except as otherwise indicated, the number of shares of Common Stock reflected in the table below has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under such Rule, each Selling Stockholder is deemed to beneficially own the number of shares of Common Stock issuable upon, among other things, the exercise of options, if such options are exercisable within sixty days. Where less than all shares of Common Stock beneficially owned by a Selling Stockholder are being registered for sale, the remaining shares of Common Stock, or a portion of them, may already be registered for sale or otherwise freely tradable.

                                         BENEFICIAL OWNERSHIP             NUMBER OF           BENEFICIAL OWNERSHIP OF
                                            OF COMMON STOCK             SHARES TO BE                COMMON STOCK
                                           PRIOR TO OFFERING               SOLD IN                 AFTER OFFERING
                                           -----------------              OFFERING                 --------------
                                                                          --------
STOCKHOLDERS                            NUMBER            PERCENT                              NUMBER        PERCENT
------------                            ------            -------                              ------        -------

Louis H. Siracusano                    3,352,882          25.33%          3,349,382             3,500           *
                                          (1)

Arnold P. Ferolito                     3,350,382          25.31%          3,349,382             1,000           *
                                          (1)

Donald H. Buck                          525,681            3.97%            524,681             1,000           *
                                          (1)

The Equitable Life                      928,347            7.01%            928,347                 0           *
Assurance Society of the                  (2)
United States

Equitable Deal Flow                    1,633,758          12.34%          1,633,758                 0           *
Fund, L.P.                                (2)

-------------------------------
* Less than 1%

(1) After the Merger, Messrs. Elkes and Gorman will have an option to purchase 14,616; 14,616 and 768 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. After the Merger, Mr. Barnathan will have an option to purchase 17,052; 17,052 and 896 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. Mr. Irwin also will receive, at the Effective Time of the Merger, an option to purchase 36,540; 36,540 and 1,920 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See "The Merger -- Resale Restrictions" and "-- Interests of Certain Persons in the Merger."

(2) Messrs. Terrence A. Elkes and Kenneth F. Gorman each has an option to purchase an aggregate of 149,512 shares of such Common Stock. These non-transferable options are exercisable at $2.06 per share and terminate in February 2000.

         Louis H. Siracusano was elected a director of the Company in October 1993 and had been a member of the partnership committee of Manhattan/Transfer Edit Company from July 1992 to February 1994, when it dissolved upon consummation of the Company's initial public offering. He has served as the Chairman, Chief Executive Officer and a director of Video since 1986 and President since 1989. Mr. Siracusano also served as President of Audio Plus Video, Inc. from July 1989 to February 1994, at which time it was acquired by the Company from Video. Mr. Siracusano was a founder of Video and has served in various capacities with Video since its formation. Mr. Siracusano is a principal stockholder of Video and will become the President and Chief Executive Officer of the Company after the Merger.

         Arnold P. Ferolito is a principal stockholder of Video and the current Executive Vice President of Video. Mr. Ferolito will be retained as a consultant by the Company after the Merger for one year at a monthly fee of $5,000.

         Donald H. Buck has been a Senior Vice President of Video since August 1987, the President of Atlantic Satellite Communications, Inc. (a Video subsidiary) since August 1992 and the President of Waterfront Communications Corporation (a Video subsidiary) since April 1993. Mr. Buck is a current stockholder of Video and will serve as a Vice President of the Company after the Merger.

         Notwithstanding the foregoing, each stockholder of Video has agreed to enter into and deliver to the Company prior to the Closing a Stock Resale Agreement which provides that such person will not, directly or indirectly, sell, transfer or otherwise dispose of the shares of Common Stock to be received by him in the Merger for a period of six (6) months after the consummation of the Merger except for certain circumstances. See "The Merger -- Resale Restrictions."

         ELAS is a wholly-owned subsidiary of The Equitable Companies Incorporated and is the general partner of EDFF. ELAS also beneficially owns indirectly the 1,633,758 shares of Common Stock held by EDFF through its control of EDFF. ELAS and EDFF acquired an aggregate of 2,562,105 shares of Common Stock when they foreclosed on such shares which were pledged as collateral security for certain loans to Holdings, a corporation which formed the Company in October 1993, and majority-owned by a trust having ELAS and EDFF as its sole beneficiaries, to own and operate the businesses of Manhattan/Transfer Edit Company, a general partnership owned 78% by Holdings and 22% by Video, and Audio Plus Video International, Inc., a wholly-owned subsidiary of Video.

                              PLAN OF DISTRIBUTION

         The 9,785,550 Shares being sold hereby may be offered to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of securities for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions, or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. In addition, the Selling Stockholders have granted, or may grant in the future, options that are exercisable for Shares. Such shares will be issued to the optionees upon the exercise of their options and will not be sold to third parties by the Selling Stockholders. Such optionees will be able to freely sell their Shares upon exercise of their options unless they are otherwise restricted pursuant to the Securities Act or otherwise.

         The securities offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of the Shares offered hereby by the Selling Stockholders may be effected in one or more transactions that may take place on The Nasdaq National Market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Stockholders in connection with such sales of Shares.

         At the time a particular offer of the Shares offered hereby is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed) which will identify the specific Shares being offered and set forth the aggregate amount of Shares being offered, the purchase price and the terms of the offering, including the name or names of the Selling Stockholders and of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby. All expenses incident to this offering will be borne in full by the Company, including without limitation, the reasonable fees and disbursements of counsel retained by the Selling Stockholders, but excluding underwriting discounts and commissions, if any.

         The Company will use its best efforts to keep the Registration Statement, of which this Prospectus forms a part, continuously effective under the Securities Act until all of the securities covered by the Registration Statement are sold thereunder; provided, however, that the Company may terminate the Registration Statement at any time for any reason, provided that the Company files (if eligible to do so), and uses all reasonable efforts to cause to be declared effective a new registration statement with respect to any remaining securities covered by the Registration Statement which have not theretofore been sold under a prior Registration Statement no later than four
(4) months after any such termination. In addition, the Company will pay substantially all of the expenses incident to the Registration Statement and sale of the Shares offered hereby to the public, including without limitation, the reasonable fees and disbursements of counsel retained by the Selling Stockholders and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions. The Company will indemnify and hold harmless the Selling Stockholders and their directors, officers, employees and agents, if any, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such Selling Stockholders or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several, arising, under certain circumstances, out of any registration of the Shares. In addition, the Company will require an undertaking from the Selling Stockholders to indemnify and hold harmless, in the same manner and to the same extent as provided with respect to the Company's indemnification of the Selling Stockholders, the Company and any of its directors, officers signatory to such registration statement and persons who control the Company within the meaning of the Securities Act, if any.

         In order to comply with certain states securities laws, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         The certificates representing the Shares offered hereby contain legends as to their restricted transferability. Upon the effectiveness of the Registration Statement, of which this Prospectus forms a part, and the transfer of the Shares pursuant thereto, such legends will no longer be necessary, and accordingly, new certificates representing such Shares will be issued to the transferee without any such legends unless otherwise required by law.

         In addition to sales pursuant to the Registration Statement, of which this Prospectus forms a part, the Shares may be sold in accordance with Rule 144 promulgated under the Securities Act.

         Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.

                                     EXPERTS

         The Company's consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Video Services Corporation and its subsidiaries at June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, appearing in the Registration Statement and the Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined balance sheet as of March 31, 1997 presents the financial position of the combined company assuming the Merger and certain related transactions occurred as of March 31, 1997. Assumptions necessary to reflect these transactions and to restate historical combined balance sheets are presented in the "Pro Forma Adjustments" column, which are further described below and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         The following unaudited pro forma condensed combined statements of income for the year ended June 30, 1996 and the nine months ended March 31, 1997 present the results of operations of the combined company assuming the Merger and certain related transactions occurred as of July 1, 1995. Assumptions necessary to reflect these transactions and to restate historical combined results of operations are presented in the "Pro Forma Adjustments" column, which are further described below and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         The Merger will be accounted for as a reverse acquisition for accounting and financial reporting purposes with Video being designated as the acquiror and the Company as the acquiree. As such, the net assets of the "Company After The Merger" will be recorded at fair value and Video's pre-Merger stockholders' equity will be retroactively restated for the equivalent number of shares of Common Stock to be received by its stockholders in the Merger, with differences between the par value of the Common Stock and the shares of common stock, no par value per share (the "Video Common Stock"), of Video recorded as an adjustment to the paid-in capital of the combined company.

         In the opinion of Video's and the Company's managements, all adjustments necessary to present fairly such pro forma condensed combined financial information have been made. The unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results of operations that would have occurred had the Merger and certain related transactions, been consummated as of the dates indicated above or of operating results that may be obtained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the historical consolidated financial statements and notes thereto of the Company and of Video included elsewhere, or incorporated by reference, herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                                                       "COMPANY
                                                                                                                       AFTER THE
                                                                                                      PRO FORMA         MERGER"
ASSETS                                                                  VIDEO (a)      IPL (a)       ADJUSTMENTS       PRO FORMA
                                                                        ---------      -------       -----------       ---------

Current assets:
   Cash and cash equivalents .......................................     $ 1,674      $    522       $     11 (b)      $  2,207

   Accounts receivable, net ........................................       5,315        11,199            (59)(c)        16,506
                                                                                                           51 (b)

   Inventories .....................................................       2,013            --             --             2,013

   Costs and estimated earnings in excess of billings on uncompleted
   contracts .......................................................         386            --             --               386

   Prepaid expenses and other current assets .......................         432         1,770             65 (b)         2,267
   Deferred taxes ..................................................         569           402            238 (d)         1,209
                                                                         -------      --------       --------          --------

Total current assets ...............................................      10,389        13,893            306            24,588

Fixed assets, net ..................................................       6,053        27,982          3,263 (b)        37,298
Excess of cost over fair value of net assets acquired, net .........          --        22,429         17,286 (e)        17,286
                                                                                                      (22,429)(e)


Deferred income taxes ..............................................          --         1,929             --             1,929
Receivable from affiliates .........................................       1,083            --         (1,083)(b)            --
Receivable from officers ...........................................         211            --           (211)(f)            --
Other assets .......................................................       2,047         3,600           (205)(g)         5,362
                                                                                                          539 (b)
                                                                                                         (619)(f)

Net assets to be disposed ..........................................         647            --           (647)(f)            --
                                                                         -------      --------       --------          --------

Total assets .......................................................     $20,430      $ 69,833       $ (3,800)         $ 86,463
                                                                         =======      ========       ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses ...........................     $ 7,498      $  6,007       $    595 (i)      $ 14,131
                                                                                                          (59)(c)
                                                                                                           90 (b)

   Billings in excess of costs and estimated earnings
   on uncompleted contracts ........................................       2,754            --             --             2,754

   Notes payable ...................................................       1,759            --         (1,759)(m)            --
   Current portion of long-term debt ...............................       1,254         4,008            257 (b)         3,629
                                                                                                       (5,262)(m)
                                                                                                        3,372 (h)(m)

   Taxes payable ...................................................         107           491             --               598
   Other current liabilities .......................................         608            --             34(b)            642
                                                                         -------      --------       --------          --------
Total current liabilities ..........................................      13,980        10,506         (2,732)           21,754
Long-term debt .....................................................       2,133        21,718          3,427 (b)        34,427
                                                                                                      (23,851)(m)
                                                                                                       31,000 (h)(m)

Subordinated debt ..................................................          --         5,227             --             5,227
Deferred taxes payable .............................................       1,745            --            263(b)          2,008
Payable to affiliates ..............................................          --            --            219(b)            219
Other liabilities ..................................................         444         1,806             27(b)          2,277
                                                                         -------      --------       --------          --------
Total liabilities ..................................................      18,302        39,257          8,353            65,912
                                                                         -------      --------       --------          --------
Stockholders' equity:
   Common stock ....................................................         103            62            (62)(j)
                                                                                                           29 (j)           132
   Paid-in capital .................................................         291        24,979        (24,979)(j)        21,633
                                                                                                          (29)(j)
                                                                                                       21,172 (j)
                                                                                                          199 (i)

   Retained earnings (deficit) .....................................       1,734         5,535         (5,535)(j)        (1,214)
                                                                                                       (1,471)(b)
                                                                                                         (647)(f)
                                                                                                         (211)(f)
                                                                                                         (619)(f)
                                                                         -------      --------       --------          --------

Total stockholders' equity .........................................       2,128        30,576        (12,153)           20,551
                                                                         -------      --------       --------          --------
                                                                         $20,430      $ 69,833       $ (3,800)         $ 86,463
                                                                         -------      --------       --------          --------


SEE ACCOMPANYING NOTES.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                        FOR THE YEAR ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                "COMPANY
                                                                                                                AFTER THE
                                                                                                                 MERGER"
                                                                                               PRO FORMA      CONSOLIDATED
                                                                 VIDEO (a)      IPL (a)       ADJUSTMENTS      PRO FORMA
                                                                 ---------      -------       -----------     ------------

Revenues:

   Sales ..................................................      $ 18,258       $     --       $   (106)(k)      $ 18,152
   Services ...............................................         9,241         49,352           (237)(k)        58,356
   Rentals ................................................         2,241             --             (3)(k)         2,238
                                                                 --------       --------       --------          --------
                                                                   29,740         49,352           (346)           78,746

Cost:

   Cost of sales ..........................................        14,512             --            (85)(k)        14,427
   Cost of services .......................................         4,643         24,049           (237)(k)        28,455
   Cost of rentals ........................................           536             --             (3)(k)           533
                                                                 --------       --------       --------          --------
                                                                   19,691         24,049           (325)           43,415

Depreciation expenses .....................................         1,608          7,229             (7)(k)         9,001
                                                                                                    171 (b)
                                                                 --------       --------       --------          --------

Gross profit ..............................................         8,441         18,074           (185)           26,330

Selling, general and administrative expenses ..............         6,009         13,092           (574)(i)        17,878
                                                                                                    (84)(l)
                                                                                                    609 (b)
                                                                                                 (1,174)(b)

Amortization of other assets ..............................            45          1,140            691 (e)           932
                                                                                                     59 (b)
                                                                                                 (1,003)(e)
                                                                 --------       --------       --------          --------

Operating income from continuing operations ...............         2,387          3,842          1,291             7,520

Other (expense) income:

   Interest expense .......................................          (485)        (2,262)          (451)(b)        (3,008)
                                                                                                  2,747 (m)
                                                                                                 (2,557)(m)
   Other ..................................................            97             96             --               193
                                                                 --------       --------       --------          --------
Income before income taxes and discontinued operations ....         1,999          1,676          1,030             4,705

Income tax expense ........................................           787            862            287(d)          1,936
                                                                 --------       --------       --------          --------

Income from continuing operations .........................      $  1,212       $    814       $    743          $  2,769
                                                                 ========       ========       ========          ========
Income from continuing operations per common share ........      $   0.17       $   0.13                         $   0.21
                                                                 ========       ========                         ========

Number of shares used in calculating income from continuing
operations per common share ...............................         7,223          6,227           (212)(g)        13,238
                                                                 ========       ========       ========          ========


SEE ACCOMPANYING NOTES.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                    FOR THE NINE MONTHS ENDED MARCH 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          "COMPANY
                                                                                          AFTER THE
                                                                                           MERGER"
                                                                         PRO FORMA      CONSOLIDATED
                                           VIDEO (a)      IPL (a)       ADJUSTMENTS      PRO FORMA
                                           ---------      -------       -----------     ------------

Revenues:
   Sales ............................      $  9,595       $     --       $   (417)(k)      $  9,178
   Services .........................         7,431         40,882           (205)(k)        48,108
   Rentals ..........................         1,928             --             (6)(k)         1,922
                                           --------       --------       --------          --------
                                             18,954         40,882           (628)           59,208
Cost:
   Cost of sales ....................         6,976             --           (334)(k)         6,642
   Cost of services .................         3,533         20,980           (205)(k)        24,308
   Cost of rentals ..................           626             --             (6)(k)           620
                                           --------       --------       --------          --------
                                             11,135         20,980           (545)           31,570
Depreciation expense ................         1,267          5,405            (28)(k)         6,772
                                                                              128 (b)
                                           --------       --------       --------          --------

Gross profit ........................         6,552         14,497           (183)           20,866
Selling, general and administrative
   expenses .........................         4,710         10,185            (63)(l)        13,984
                                                                              434 (b)
                                                                             (431)(i)
                                                                             (851)(b)
Amortization of other assets ........            12            892            518 (e)           702
                                                                             (752)(e)
                                                                               32 (b)
                                           --------       --------       --------          --------
Operating income from
   continuing operations ............         1,830          3,420            930             6,180

Other (expense) income:
   Interest expense .................          (406)        (1,688)          (269)(b)        (2,187)
                                                                            2,094 (m)
                                                                           (1,918)(m)
   Other ............................           550            (20)            --               530
                                           --------       --------       --------          --------
Income before income taxes and
   discontinued operations ..........         1,974          1,712            837             4,523
Income tax expense ..................           790            971            241(d)          2,002
                                           --------       --------       --------          --------
Income from continuing operations ...      $  1,184       $    741       $    596          $  2,521
                                           ========       ========       ========          ========
Income from continuing operations per
   common share .....................      $   0.16       $   0.12                         $   0.19
                                           ========       ========                         ========
Number of shares used in calculating
   income from continuing operations
   per common share .................         7,223          6,227           (212)(g)        13,238
                                           ========       ========       ========          ========


SEE ACCOMPANYING NOTES

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


(a) The pro forma information has been prepared using the historical consolidated financial statements of the Company (incorporated herein by reference) for the nine months ended April 30, 1997 and the year ended July 31, 1996, and the historical consolidated financial statements of Video for the year ended June 30, 1996 and the nine months ended March 31, 1997.

(b) The Merger Agreement requires the principal stockholders of Video to contribute by merger (the "Contribution") to Video the stock of two (2) Subchapter S corporations holding all of the general and limited partnership interests in MAL Partners ("MAL") and L.I.M.A. Partners ("LIMA"), which partnerships own real estate and equipment which is leased solely to Video and the Company. The Contribution, which represents a transfer between entities under common control, has been recorded at the lower of historical amortized cost or fair value.

         Balance Sheet - The Subchapter S corporations, through their ownership of LIMA and MAL, have combined assets of $3,929, consisting of cash and cash equivalents ($11), net accounts receivable ($51), prepaid expenses and other current assets ($65), buildings, satellite equipment and land ($3,263), and other long-term assets ($539). The Subchapter S corporations' combined liabilities consist of amounts due Video ($1,083), accounts payable and accrued expenses ($90), mortgage obligations ($3,684) other current liabilities ($34) deferred taxes payable ($263), payable to affiliates ($219), other liabilities ($27) and stockholders' deficiencies of $1,471.

         Statement of Income - The Company and Video recorded aggregate rent expense which was paid to the Subchapter S corporations of $1,174, and $851 for the year ended June 30, 1996 and the nine months ended March 31, 1997, respectively. Rent expense payable to the Subchapter S corporations will no longer be incurred as a result of the Contribution and the Merger and will instead be replaced by depreciation, interest and selling, general and administrative expenses incurred by the Subchapter S corporations. Depreciation expense of $171, and $128 for the year ended June 30, 1996 and the nine months ended March 31, 1997, respectively, has been recorded with respect to the real estate owned by the Subchapter S corporations. Amortization expense of $59 and $32 for the year ended June 30, 1996 and the nine months ended March 31, 1997, respectively, has been recorded with respect to the capital leases of the Subchapter S corporations. The Subchapter S corporations incurred interest expense and selling, general and administrative expenses of $451 and $609, and $269 and $434 for the year ended June 30, 1996 and the nine months ended March 31, 1997, respectively, which have also been recorded in the unaudited pro forma condensed combined financial statements.

(c)      To eliminate receivables and payables between Video and the Company.

(d)      To record the tax impact of pro forma adjustments.

(e) To record the excess of cost over the fair value of the net assets of the Company. The excess cost over the fair value of the acquired net assets will be amortized over 25 years.

         The purchase price and allocation of the purchase price is as follows:


Consideration (6,227 shares of the Company's Common Stock at
$3.40 per share based upon the fair market value of the Company's
Common Stock over a five day period before and after
Video and the Company announced the transaction and
agreed on the purchase price)....................................................   $21,172

Transaction costs................................................................     3,500

Severance pay for terminated employees of the Company............................       560

Stock option component of severance package......................................       199

Loss on sublease.................................................................        35

Other............................................................................       205

Tax impact of purchase accounting adjustments....................................       (238)
                                                                                     -------
Purchase price...................................................................     25,433

Net assets of the Company as of April 30, 1997........................  ($30,576)

Excess of cost over fair value of net assets acquired
of the Company as of April 30, 1997...................................    22,429
                                                                         -------
Identifiable net tangible
assets of the Company.................................................                (8,147)
                                                                                     -------
Excess of cost over fair value of net assets acquired............................    $17,286
                                                                                     =======

         The historical carrying value as of March 31, 1997 of identifiable tangible assets and liabilities of the Company are assumed to approximate fair value.

(f) In connection with the Merger, Video is required to spin-off certain operations and assets to its stockholders. On January 2, 1997, management of Video, who have the authority to approve the action, committed Video to a formal plan to discontinue the operations of its Diversified Products segment. The Diversified Products segment principally provides professional and industrial videotape duplication and blank videotape distribution. This entry records the spin-off to the stockholders of Video of the net assets of the Diversified Products segment and approximately $211 and $619 of receivables from officers and net cash value of officers' life insurance, respectively.

(g) The Merger Agreement requires the cancellation and reissuance of $205 of Common Stock

         (212 shares) held by Video upon the Merger.

(h) In connection with the Merger, Video and the Company will incur approximately $3,500 in transaction costs consisting primarily of legal, accounting, printing and investment banking fees which will be paid using proceeds from the refinancing. See Note (m) below.

(i) In connection with the Merger, the current chief executive officer of the Company (the "CEO") will no longer be employed by the new company (the "Company After The Merger"). The CEO will, however, become a non-employee director (i.e., the Vice Chairman) of the Company After The Merger. The CEO will receive, and the former chief financial officer of the Company ("CFO") has received, severance packages aggregating $551 (net present value) payable over the next 3 years. In addition, as part of the CEO's severance package, the Video stockholders will grant to the CEO, on a pro rata basis, options to purchase an aggregate of 75,000 of the shares of the Company After The Merger's Common Stock issued in the Merger at an exercise price of $0.75 per share. Such options will vest immediately. Such severance amounts have been recorded as purchase accounting adjustments. The CEO and CFO were paid compensation of $234 and $220 for the year ended June 30, 1996 and $176 and $165 for the nine-month period ended March 31, 1997, respectively. Video has committed to employ a new CFO for annual compensation of $175. Video has also reviewed current facilities utilized by Video and the Company and has determined the Company's facilities for which $75 and $56 of non-affiliated rent expense was incurred for the year ended June 30, 1996 and the nine months ended March 31, 1997, respectively, are duplicative. Video has also identified six duplicative administrative employees of the Company who will be terminated after the Merger. The identified personnel, who were paid $220 for the year ended June 30, 1996 and $165 for the nine months ended March 31, 1997, will receive severance benefits of two weeks pay based upon a Company severance plan. Video has committed itself to vacate the duplicative Company facility and terminate the identified Company personnel and has accordingly recorded a reserve for loss on sublease of $35 and a reserve for severance costs of $9 as of March 31, 1997.

(j) Pursuant to the Merger Agreement, Video will merge with the Company through the conversion and exchange of all of the shares of Video Common Stock for shares of the Company's Common Stock, thus making Video the acquiree and the Company the acquiror for legal purposes. However, because, pursuant to the Merger Agreement, the Video stockholders will, upon the consummation of the Merger, hold approximately 54.6% of the outstanding Common Stock, appoint a majority of the Board of Directors of the Company (the "Board") and supply a majority of key management personnel, the Merger will be accounted for as a "reverse acquisition." The Company will therefore be designated the acquiree and Video the acquiror for accounting purposes. As such, the net assets of the Company will be recorded at fair value and the pre-Merger financial statements of Video will become the historical financial statements of the Company After The Merger. In addition, pre-Merger stockholders' equity and earnings per share will be retroactively restated for the equivalent number of shares to be received by Video's stockholders in the

         Merger, with differences between the par value of the Company's and Video's common stock recorded as an adjustment to the paid-in capital of the Company After The Merger.

(k) To eliminate intercompany sales between Video and the Company and depreciation expense related to the profit on sales of equipment which are included as fixed assets of the Company.

(l) In connection with the Merger, one of the principal stockholders of Video will no longer be employed by the Company After The Merger. This stockholder received a salary of $72 from Video for the year ended June 30, 1996. He also received a salary of $72 from one of the Subchapter S corporations to be contributed to Video (see Note (b) above) in the year ended June 30, 1996 and the nine months ended March 31, 1997. This stockholder will be retained as a consultant by the Company After The Merger for one year at a monthly fee of $5.

(m) The Merger Agreement provides that substantially all of the Company's and Video's outstanding long-term indebtedness will be refinanced simultaneously with the closing of the Merger (other than $5,227 of the Company's subordinated debt which will remain outstanding). Such refinancing is a condition to the consummation of the Merger. The Pro Forma Condensed Combined Financial Statements assume that the refinancing will be consummated substantially in accordance with the terms set forth in a commitment letter received by Video (See "The Merger -- Refinancing") and, therefore, the following assumptions regarding the refinancing have been made (the "Refinancing Assumptions"): (i) the Company After The Merger will borrow $33,000 under a five year term loan and will draw down approximately $1,372 under a five year $17,000 revolving line of credit (collectively, the "Facility"); (ii) the Facility will bear interest at KeyBank's Prime rate or LIBOR plus a number of basis points based upon the Company's leverage ratio (funded debt divided by EBITDA), which, based upon the pro forma financial information, the Company anticipates initially being LIBOR plus 1.75% (the Company will have the option to choose the applicable interest rate); (iii) principal payments of $1,000 per quarter in respect of the term loan portion of the Facility will be due beginning December 31, 1997 and such quarterly principal payments will increase to $1,250 per quarter on December 31, 1998 and then increase to $1,750 per quarter on December 31, 1999 and then further increase to $2,000 per quarter on September 30, 2001 with a balloon payment of $3,750 in respect of the term loan portion of the Facility due on September 30, 2002; (iv) the Facility will be secured by all of the assets of the Company After The Merger and its subsidiaries; and (v) no significant gain or loss will result from the refinancing. In addition to refinancing the $30,872 of Video and Company debt outstanding at March 31, 1997 (excluding $5,227 of the Company's subordinated debt which will remain outstanding), the funds borrowed will also be utilized to pay transaction costs ($3,500). The term loan has been classified as current ($2,000) and long-term ($31,000) based upon stated repayment terms. The Boards of Directors of the Company and Video have full discretion and authority to agree to such other terms and conditions in respect of the refinancing as they deem appropriate or necessary. Moreover, the Boards of Directors of the Company and

         Video have the authority to waive compliance with this refinancing condition. The calculation of pro forma interest expense on the new debt is as follows:


Term Loan...............................................................   $33,000

Draw-down on revolving line of credit...................................     1,372
                                                                           -------
New principal indebtedness..............................................    34,372

30 day LIBOR rate at March 31, 1997 (5.69%) plus 1.75%..................     7.44%
                                                                           -------
Annual interest expense.................................................   $ 2,557
                                                                           =======
Fiscal 1996 annual interest expense refinanced..........................   $ 2,747
                                                                           =======
Interest expense for the nine months ended March 31, 1997 ..............   $ 1,918
                                                                           =======
Interest expense refinanced for the nine months ended March 31, 1997 ...   $ 2,094
                                                                           =======

                   Video Services Corporation and Subsidiaries

              Unaudited Condensed Consolidated Financial Statements


                              As of March 31, 1997
                  and for the nine months ended March 31, 1997

                                    CONTENTS


CONDENSED CONSOLIDATED BALANCE SHEETS....................................  F-1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS..........................  F-2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS .........................  F-3

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...........  F-4

                   Video Services Corporation and Subsidiaries

                      Condensed Consolidated Balance Sheets
                      (In Thousands, except share amounts)

                                                                                           JUNE 30,     MARCH 31,
                                                                                             1996         1997
                                                                                           --------    -----------
                                                                                            (Note)     (Unaudited)
ASSETS:

Current assets:
         Cash and cash equivalents .................................................       $   520       $ 1,674
         Accounts receivable, net ..................................................         4,900         5,315
         Inventories ...............................................................           312         2,013
         Costs and estimated earnings in excess of billings on uncompleted contracts           416           386
         Prepaid expenses and other current assets .................................           341           432
         Deferred taxes ............................................................           594           569
                                                                                           -------       -------
     Total current assets ..........................................................         7,083        10,389

         Fixed assets, net .........................................................         5,096         6,053
         Receivable from affiliates ................................................         1,739         1,083
         Receivable from officers ..................................................           326           211
         Other assets ..............................................................         1,886         2,047
         Net assets to be disposed .................................................         1,542           647
                                                                                           -------       -------
     Total assets ..................................................................       $17,672       $20,430
                                                                                           =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
         Accounts payable and accrued expenses .....................................       $ 5,244       $ 7,498
         Billings in excess of costs and estimated
            earnings on uncompleted contracts ......................................           921         2,754
         Notes payable .............................................................           956         1,759
         Current portion of long-term debt .........................................         1,362         1,254
         Taxes payable .............................................................           258           107
         Other current liabilities .................................................         1,270           608
                                                                                           -------       -------
Total current liabilities ..........................................................        10,011        13,980

Long-term debt .....................................................................         2,140         2,133
Deferred taxes payable .............................................................         2,475         1,745
Other liabilities ..................................................................           391           444
                                                                                           -------       -------
Total liabilities ..................................................................        15,017        18,302

Stockholders' equity:
         Common stock, no par value:
         Authorized 7,500,000 shares,
         issued and outstanding 2,678,162 ..........................................           103           103
         Paid-in capital ...........................................................           291           291
         Retained earnings .........................................................         2,261         1,734
                                                                                           -------       -------
Total stockholders' equity .........................................................         2,655         2,128
                                                                                           $17,672       $20,430
                                                                                           =======       =======

           See accompanying notes to unaudited condensed consolidated financial statements.

Note: The balance sheet at June 30, 1996 has been derived from the audited consolidated balance sheet at that date.

                   Video Services Corporation and Subsidiaries

           Condensed Consolidated Statements of Operations (Unaudited)

                For the nine months ended March 31, 1996 and 1997
                                 (In Thousands)


                                                                                       1996            1997
                                                                                     --------        --------
Revenues:

         Sales ...............................................................       $ 16,023        $  9,595
         Services ............................................................          6,928           7,431
         Rentals .............................................................          1,557           1,928
                                                                                     --------        --------
                                                                                       24,508          18,954
Costs:

         Cost of sales .......................................................         13,272           6,976
         Cost of services ....................................................          3,520           3,533
         Cost of rentals .....................................................            347             626
                                                                                     --------        --------
                                                                                       17,139          11,135

Depreciation expense .........................................................          1,227           1,267
                                                                                     --------        --------
Gross profit .................................................................          6,142           6,552

Selling, general and administrative expenses .................................          4,377           4,710
Amortization of other assets .................................................             43              12
                                                                                     --------        --------
Operating income from continuing operations ..................................          1,722           1,830

Other (expense) income:
         Interest expense ....................................................           (362)           (406)
         Other income ........................................................             80             550
                                                                                     --------        --------
Income before income taxes and discontinued operations .......................          1,440           1,974

Income tax expense ...........................................................            576             790
                                                                                     --------        --------
Income before discontinued operations ........................................            864           1,184

Discontinued operations:

         Loss from operations of Diversified Products segment (less applicable
         income tax benefit of $291 and $474, respectively) ..................           (436)           (682)

         Estimated loss on disposal of Diversified Products segment
         (less applicable income tax benefit of $134) ........................             --          (1,029)
                                                                                     --------        --------

Net income (loss) ............................................................       $    428        $   (527)
                                                                                     ========        ========

           See accompanying notes to unaudited condensed consolidated financial statements.

                   Video Services Corporation and Subsidiaries

           Condensed Consolidated Statements of Cash Flows (Unaudited)

                For the nine months ended March 31, 1996 and 1997
                                 (In Thousands)



                                                           1996           1997
                                                          -------        -------
OPERATING ACTIVITIES
Net cash provided by continuing operations ........       $ 2,496        $ 2,234

INVESTING ACTIVITIES
Additions to fixed assets .........................        (1,829)        (2,653)
Proceeds from disposal of fixed assets ............            26             74
(Increase) decrease in receivables from affiliates           (524)           640
                                                          -------        -------
Net cash used in investing activities .............        (2,327)        (1,939)

FINANCING ACTIVITIES
Proceeds from borrowings ..........................         1,525          2,878
Repayments of borrowings ..........................        (2,334)        (2,019)
                                                          -------        -------
Net cash (used in) provided by financing activities          (809)           859

Net (decrease) increase in cash ...................          (640)         1,154
Cash and cash equivalents at beginning of period ..         1,295            520
                                                          -------        -------

Cash and cash equivalents at end of period ........       $   655        $ 1,674
                                                          =======        =======

           See accompanying notes to unaudited condensed consolidated financial statements.

                   Video Services Corporation and Subsidiaries
         Notes to Unaudited Condensed Consolidated Financial Statements
                                 (In Thousands)

                                 March 31, 1997


1.       BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997. The unaudited interim financial information should be read in conjunction with the Company's audited consolidated financial statement as of and for the year ended June 30, 1996 included elsewhere herein.

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets expected to be disposed of. The Company adopted the provisions of Statement 121 in the first quarter of 1997. The Company determined that no impairment provision for the carrying value of its long-lived assets was necessary.

2.       INVENTORIES

         Inventories, which consist of system components and equipment, are valued at the lower of specific cost or market.

3.       RELATED PARTY TRANSACTION

         In August 1996, the Company acquired undeveloped real estate from L.I.M.A. Partners, a real estate partnership that is owned by the principal stockholders of the Company, for $1,000 and entered into a six year mortgage with a financial institution for $600. The annual principal payments are $100 and bear interest at prime plus l%. The transaction, which represented a transfer between entities under common control, was recorded at the lower of historical cost or fair value.

                   Video Services Corporation and Subsidiaries
         Notes to Unaudited Condensed Consolidated Financial Statements

4.       DEBT

         During fiscal 1997, the Company financed the acquisition of approximately $390 of equipment through a four year, 12.06% loan with a financial institution for the same amount. The annual principal payments are approximately $120. During fiscal 1997, the Company also purchased a phone system for approximately $175 and entered into a four year 12.3% loan with a financial institution for the same amount. The annual principal payments are approximately $53.

5.       OTHER INCOME

         Included in other income is $500 pertaining to the payment of a note receivable for which the Company had established a full valuation allowance. The note receivable was partial consideration for the sale of a radio station in fiscal 1993.

6.       DISCONTINUED OPERATIONS

DIVERSIFIED PRODUCTS

         In connection with and as a condition to the proposed merger with International Post Limited ("IPL") (see Note 7), on January 2, 1997 management, which has the authority to approve the action, committed the Company to a formal plan to discontinue the operations of its Diversified Products segment. The Diversified Products segment principally provides professional and industrial video duplication and blank videotape distribution.

         Losses from the discontinued Diversified Products segment amounted to $436 for the nine month period ended March 31, 1996, net of applicable income tax benefit of $291, and is shown separately in the condensed consolidated statements of income.

         Revenues of the discontinued operations of the Diversified Products segment were $9,715 and $8,371 for the nine month periods ended March 31, 1996 and 1997, respectively.

         Liabilities aggregating approximately $900 consisting principally of notes payable of the discontinued Diversified Products segment will be retained by the Company.

         Under generally accepted accounting principles, a provision for loss on discontinued operations has been included based on management's best estimates of the amounts expected to be realized on the discontinuance of the Diversified Products segment. The amounts could differ materially in the near term from the amounts assumed in arriving at the loss anticipated on disposal of the discontinued operations.

                   Video Services Corporation and Subsidiaries
         Notes to Unaudited Condensed Consolidated Financial Statements


6.       DISCONTINUED OPERATIONS (CONTINUED)

         Net assets of the operations of the Diversified Products segment as of March 31, 1997 consisted of the following:


Accounts receivable, net ....................  $ 1,506
Inventories .................................      754
Prepaid expenses and other current assets....       29
Fixed assets, net ...........................      179
Other assets ................................      183
Investment in Company .......................      438
Allowance for losses of investment in
  Company ...................................     (438)
Accounts payable and accrued expenses .......   (1,685)
Other current liabilities ...................     (319)
                                               -------
                                               $   647
                                               =======

         In February 1997, Video Dub, Inc. (part of the Company's discontinued Diversified Products segment mentioned above) contributed the assets ($608) and liabilities ($170) of its New York City facility to a new company in exchange for a 30% equity interest ($438) in a new entity. Video Dub, Inc. is included in the net assets of the Company to be disposed and spun-off to its shareholders prior to the consummation of the proposed merger between the Company and IPL. See Note 7.

7.       PROPOSED MERGER AND ACQUISITION

         On June 27, 1997, the Company signed a definitive agreement to merge ("Merger Agreement") with IPL. Subject to the terms and conditions of the Merger Agreement, the holders of all of the Company's common stock will receive 7,223,445 shares of IPL common stock. The merger will be accounted for as a reverse acquisition whereby the pre-merger financial statements of the Company will become the historical financial statements of the successor. The acquired assets and liabilities of IPL will be recorded at their respective fair market values at the date of merger. The merger is expected to be consummated during the first quarter of 1998.

         In connection with and as a condition to the Merger Agreement, immediately prior to the merger, the Diversified Products segment will be spun-off to the Company's stockholders in a non-cash dividend and the net assets of MAL and L.I.M.A. Partners, two real estate partnerships owned by the principal stockholders of the Company, will be contributed to the Company in the form of a capital contribution (or repayment of affiliated receivables).

                   Video Services Corporation and Subsidiaries

                    Audited Consolidated Financial Statements


                          As of June 30, 1995 and 1996
                 and for the years June 30, 1994, 1995 and 1996



                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS............................................   F-8

CONSOLIDATED BALANCE SHEETS...............................................   F-9

CONSOLIDATED STATEMENTS OF INCOME.........................................  F-10

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY...........................  F-11

CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................  F-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-13

                         Report of Independent Auditors





Board of Directors and Shareholders
Video Services Corporation and Subsidiaries


         We have audited the accompanying consolidated balance sheets of Video Services Corporation and Subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Video Services Corporation and Subsidiaries at June 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

--------------------------
Ernst & Young LLP

White Plains, New York
September 20, 1996 except for
Note 15 as to which the date is
January 2, 1997 and Note 20 as to
which the date is June 27, 1997

                   Video Services Corporation and Subsidiaries

                           Consolidated Balance Sheets

                                                                      JUNE 30,
                                                                 1995           1996
                                                                ---------------------
                                                                    (In Thousands)
ASSETS
Current Assets:
   Cash and cash equivalents ............................       $ 1,295       $   520
   Accounts receivable, net .............................         5,498         4,900
   Inventories ..........................................           433           312
   Costs and estimated earnings in excess of billings on
      uncompleted contracts .............................           164           416
   Prepaid expenses and other current assets ............           654           341
   Deferred taxes .......................................           425           594
                                                                ---------------------
Total current assets ....................................         8,469         7,083

Fixed assets, net .......................................         4,668         5,096
Receivable from affiliates ..............................         1,408         1,739
Receivable from officers ................................           158           326
Other assets ............................................         1,302         1,886
Net assets to be disposed ...............................            --         1,175
                                                                ---------------------
Total assets ............................................       $16,005       $17,305
                                                                =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses ................       $ 4,572       $ 5,244
   Billings in excess of costs and estimated
      earnings on uncompleted contracts .................           916           921
   Notes payable ........................................           503           656
   Current portion of long-term debt ....................         1,141         1,362
   Taxes payable ........................................           696           258
   Other current liabilities ............................         1,885         1,270
                                                                ---------------------
Total current liabilities ...............................         9,713         9,711

Long-term debt ..........................................         2,388         2,073
Deferred and other taxes payable ........................         1,828         2,475
Other liabilities .......................................           264           391
                                                                ---------------------
Total liabilities .......................................        14,193        14,650
                                                                ---------------------

Stockholders' equity
Common stock, no par value:
      Authorized 7,500,000 shares,
      issued and outstanding 2,640,162 (1995) shares and
      2,678,162 (1996) shares ...........................            84           103
   Paid-in capital ......................................           291           291
   Retained earnings ....................................         1,437         2,261
                                                                ---------------------
Total stockholders' equity ..............................         1,812         2,655
                                                                ---------------------
                                                                $16,005       $17,305
                                                                =====================

See accompanying notes.

                   Video Services Corporation and Subsidiaries

                        Consolidated Statements of Income


                                                                  YEARS ENDED JUNE 30,
                                                           1994            1995            1996
                                                         ----------------------------------------
                                                                      (In Thousands)
Revenues:
   Sales ..............................................  $ 12,931        $  9,289        $ 18,258
   Services ...........................................     5,236           7,779           9,241
   Rentals ............................................     2,224           2,371           2,241
                                                         ----------------------------------------
                                                           20,391          19,439          29,740
Costs:
   Cost of sales ......................................    10,758           7,653          14,512
   Cost of services ...................................     2,863           3,752           4,643
   Cost of rentals ....................................       670             589             536
                                                         ----------------------------------------
                                                           14,291          11,994          19,691

Depreciation expense ..................................     2,015           1,517           1,608
                                                         ----------------------------------------
Gross profit ..........................................     4,085           5,928           8,441

Selling, general and administrative expenses ..........     6,099           5,326           6,009
Amortization of other assets ..........................       155             112              45
                                                         ----------------------------------------
Operating income (loss) from continuing operations ....    (2,169)            490           2,387

Other (expense) income:
   Interest expense ...................................    (2,405)           (465)           (485)
   Other income .......................................       253             198              97
                                                         ----------------------------------------
Income (loss) before income taxes, discontinued
   operations and extraordinary item ..................    (4,321)            223           1,999

Income tax (benefit) expense ..........................   (13,145)             --             787
                                                         ----------------------------------------
Income before discontinued operations and
   extraordinary item .................................     8,824             223           1,212

Discontinued operations:
   Loss from operations of Diversified Products
   Segment (less applicable income tax benefit of
      $24, $-- and $248) ..............................      (335)            (74)           (388)
   Gain on disposal of International Services Group
      (less applicable income taxes of $7,988) ........    10,103              --              --
   Gain on disposal of Post Production Operations
      (less applicable income taxes of $2,250) ........     2,740              --              --
                                                         ----------------------------------------
Net income before extraordinary item ..................    21,332             149             824

Extraordinary item:
   Gain on debt extinguishment (net of applicable
      income taxes of $4,815) .........................     5,951              --              --
Net income ............................................  $ 27,283        $    149        $    824
                                                          ========================================


See accompanying notes.

                   Video Services Corporation and Subsidiaries

                 Consolidated Statements of Stockholders' Equity


                                          Common Stock
                                  ------------------------       Paid-In        Treasury        Retained
                                    Shares          Amount       Capital          Stock         Earnings           Total
                                  ----------------------------------------------------------------------------------------
                                                                     (In Thousands)
Balance at June 30, 1993          3,222,162         $ 127         $ 441         $(2,459)        $(23,169)        $(25,060)

   Purchase of Treasury            (582,000)           --            --            (560)              --             (560)
   Stock ......................

   Retirement of Treasury                --           (43)         (150)          3,019           (2,826)              --
   Stock.......................
   Net income .................          --            --            --              --           27,283           27,283
                                  ----------------------------------------------------------------------------------------
Balance at June 30, 1994          2,640,162            84           291                            1,288            1,663
   Net income .................          --            --            --                              149              149
                                  ----------------------------------------------------------------------------------------
Balance at June 30, 1995          2,640,162            84           291                            1,437            1,812

   Issuance of Common                38,000            19                                                              19
   Stock.......................
   Net income .................                                                                      824              824
                                  ----------------------------------------------------------------------------------------
Balance at June 30, 1996.......   2,678,162         $ 103         $ 291                         $  2,261         $  2,655
                                  ========================================================================================

See accompanying notes.

                   Video Services Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                  YEAR ENDED JUNE 30,
                                                                         1994             1995            1996
                                                                      ----------------------------------------
                                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
Net income ...................................................        $ 27,283         $   149         $   824
Adjustments to reconcile net income to net cash provided
   by continuing operations:
        Depreciation .........................................           2,321           1,821           1,868
        Amortization of other assets .........................             216             143              46
        Gain on debt extinguishment ..........................         (10,766)             --              --
        Gain on disposal of discontinued operations ..........         (23,081)             --              --
        Gain on sale of securities ...........................            (296)             --              --
        Gain on sale of equipment ............................              --            (471)           (351)
        Deferred income taxes ................................             315              --             411
        Provision for bad debts ..............................             354              54             133
        (Increase) decrease in operating assets:
            Accounts receivable ..............................             476          (1,560)         (1,488)
            Inventories ......................................             (77)            275            (369)
            Costs and estimated earnings in excess of billings
                 on uncompleted contracts ....................              --            (164)           (252)
            Prepaid expenses and other assets ................             255            (597)           (399)
        Increase (decrease) in operating liabilities:
            Accounts payable and accrued expenses ............           1,016             544           2,277
            Billings in excess of costs and estimated earnings
                 on uncompleted contracts ....................          (1,837)            200               5
            Other liabilities ................................           1,888              87            (754)
                                                                     -----------------------------------------
Net cash (used in) provided by continuing operations .........          (1,933)            481           1,951

INVESTING ACTIVITIES
Additions to fixed assets ....................................          (1,171)         (1,477)         (2,970)
Proceeds from disposal of fixed assets .......................             128             594             380
Proceeds from disposal of discontinued operations ............          21,638              --              --
Costs of disposal of discontinued operations .................          (1,554)             --              --
Proceeds from sale of investments ............................             309              --              --
Increase in obligations from affiliates ......................            (755)           (519)           (581)
                                                                     -----------------------------------------
Net cash provided by (used in) investing activities ..........          18,595          (1,402)         (3,171)

FINANCING ACTIVITIES
Purchase of treasury stock ...................................            (440)             --              --
Amounts paid for debt extinguishment .........................         (10,000)             --              --
Costs of debt extinguishment .................................            (223)             --              --
Proceeds from issuance of stock ..............................              --              --              19
Proceeds from borrowings .....................................           1,449           3,292           1,663
Repayments of borrowings .....................................          (6,739)         (2,423)         (1,237)
                                                                     -----------------------------------------
Net cash (used in) provided by financing activities ..........         (15,953)            869             445
                                                                     -----------------------------------------
Net increase (decrease) in cash ..............................             709             (52)           (775)
Cash and cash equivalents at beginning of year ...............             638           1,347           1,295
                                                                     -----------------------------------------
Cash and cash equivalents at end of year .....................        $  1,347         $ 1,295         $   520
                                                                      ========================================

See accompanying notes.

                   Video Services Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements
                                 (In Thousands)

                      As of June 30, 1995 and 1996 and for
                  the years ended June 30, 1994, 1995 and 1996


1.  ORGANIZATION AND PRESENTATION

         Video Services Corporation, through its wholly-owned subsidiaries (hereinafter collectively referred to as the "Company"), operates primarily in the United States and provides a broad range of services to the video industry. See Note 12 for additional segment information. All significant intercompany accounts and transactions have been eliminated.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

         Certain amounts have been reclassified.

REVENUE RECOGNITION

         Revenue from the sale of equipment and services is recorded at the time of shipment of equipment or the completion of services for the customer. Revenue from long-term contracts is recognized under the percentage-of-completion method, under which method the Company recognizes revenues based on the ratio that incurred costs bear to estimated total completion costs. Provision is made currently for estimated losses, if any, on uncompleted contracts.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FIXED ASSETS

         Property and equipment are recorded at cost and depreciated predominantly by the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

Machinery and equipment                               3 - 10 years
Equipment held for rental                             3 - 10 years
Furniture and fixtures                                3 - 10 years
Leasehold improvements                                3 - 14 years
Transportation equipment                              3 - 7 years

         Repairs and maintenance are charged to expense as incurred. Expenditures that result in the enhancement of the value of the facilities involved are treated as additions to property and equipment. Cost of property and equipment disposed of and accumulated depreciation thereon are removed from the related accounts, and gain or loss, if any, is recognized.

         Property and equipment of the Company are reviewed for impairment whenever events or circumstances indicate that the asset's undiscounted expected cash flows are not sufficient to recover its carrying amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

INVENTORIES

         Inventories of system components and equipment are valued at the lower of specific cost or market; tape stock is valued at the lower of average cost or market.

INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes".

         The Company uses different methods of accounting for financial reporting and tax purposes, principally through the utilization of accelerated depreciation methods for income tax purposes, certain valuation allowances and net operating loss carryforwards; accordingly, deferred taxes are provided on the basis of such differences.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL

         In connection with the acquisition of a subsidiary, the Company recorded goodwill of $554, which is being amortized over 40 years and is included in other assets on the accompanying balance sheet, net of accumulated amortization of $82 and $91 at June 30, 1995 and 1996, respectively.

INVESTMENTS

         Investments consist of unregistered common stock of International Post Limited ("IPL"), a publicly-traded company, and are carried at cost. See Notes 8, 15 and 20.

CUSTOMER CONCENTRATIONS

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company conducts most of its operations in the video industry. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Management believes it has reasonably estimated losses from uncollectible receivables. The Company had sales to one individual Systems and Products segment customer in 1994 and two Systems and Products segment customers in 1996 in excess of 10% of consolidated 1994 and 1996 revenues, respectively. Sales to such customers aggregated to 22% and 30% of consolidated 1994 and 1996 revenues, respectively.

CASH AND CASH EQUIVALENTS

         The Company classifies as cash equivalents all short-term highly liquid investments that are readily convertible to known amounts of cash and so near maturity (three months or less) that they present insignificant risk in changes in value because of changes in interest rates.

         Cash equivalents at June 30, 1995 and 1996 of $125 and $131, respectively are used to collateralize a standby letter of credit, related to an operating lease.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to the short maturity of these items. The carrying amount of the amounts due under the line of credit approximate fair value because the interest rates vary with market interest rates. The carrying amount of long-term debt approximates fair value based on prevailing interest rates.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

         In October 1995, the FASB issued Statement No. 123, "Accounting for Stock Based Compensation," which is effective for the Company's 1997 fiscal year. Statement No. 123 allows companies to either account for stock-based compensation under the new provisions of Statement No. 123 or under the provisions of APB No. 25, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of Statement No. 123 will not impact the financial condition or the results of operations of the Company.

3.  ACCOUNTS RECEIVABLE


                                                     JUNE 30,

                                                1995          1996
                                              --------------------
Accounts receivable, trade ...........        $4,970        $3,806
Contract receivables billed:
         Uncompleted contracts .......           845           694
         Completed contracts .........           334           580
                                              --------------------
                                               6,149         5,080
Less:  allowance for doubtful accounts           651           180
                                              --------------------
                                              $5,498        $4,900
                                              ====================

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)


4.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS


                                                         JUNE 30,

                                                   1995             1996
                                                 -------------------------
Costs incurred on uncompleted contracts
to date .................................        $  9,844         $ 12,216
Estimated earnings to date ..............           2,309            2,827
                                                 -------------------------
                                                   12,153           15,043
Less:  billings to date .................          12,905           15,548
Billings in excess of costs and estimated        -------------------------
     earnings on uncompleted contracts ..        $   (752)        $   (505)
                                                 =========================

         Included in accompanying balance sheets under the following caption:


                                                       JUNE 30,

                                                  1995         1996
                                                 -------------------
Costs and estimated earnings in excess
 of billings on uncompleted contracts ...        $ 164         $ 416
Billings in excess of costs and estimated
     earnings on uncompleted contracts ..         (916)         (921)
                                                 -------------------
                                                 $(752)        $(505)
                                                 ===================

5.  FIXED ASSETS

      Fixed assets, at cost, summarized by major categories, consist of the following:


                                              JUNE 30,

                                         1995           1996
                                       ----------------------
Machinery and equipment .......        $22,263        $16,880
Furniture and fixtures ........            922            606
Leasehold improvements ........          2,403          2,062
Transportation equipment ......            304            171
                                       ----------------------
                                        25,892         19,719
Less:  accumulated depreciation         21,224         14,623
                                       ----------------------
                                       $ 4,668        $ 5,096
                                       ======================

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)


6.  INVENTORIES

      Inventories are summarized as follows:


                                                        JUNE 30,
                                                    1995        1996
                                                    ----------------
System components and equipment, net of
     obsolescence allowance of $553 and $579...     $273        $312
Tape stock ....................................      160          --
                                                    ----------------
                                                    $433        $312
                                                    ================

7.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expense and other current assets consist of the following:

                                      JUNE 30,
                                  1995        1996
                                  ----------------
Prepaid expenses .........        $188        $245
Insurance claim receivable         380          --
Other ....................          86          96
                                  ----------------
                                  $654        $341
                                  ================

8.  OTHER ASSETS

      Other assets, net of amortization, consist of the following:


                                                            JUNE 30,
                                                        1995          1996
                                                      --------------------
Goodwill .....................................        $  516        $  463
Investments ..................................           220           205
Cash value of officers' life insurance (net of
      borrowings of $764 and $123) ...........           292         1,126
Other ........................................           274            92
                                                      --------------------
                                                      $1,302        $1,886
                                                      ====================

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)


8.  OTHER ASSETS (CONTINUED)

      Included in other assets are 212,096 unregistered shares of IPL with a cost basis of $205. The Company was restricted from selling these shares until February 15, 1995. Additionally, the Company has granted options on 65,000 of these shares to certain directors of IPL.

      As of June 30, 1995 and 1996, registered tradable shares of IPL had a fair market value of $4.50 and $3.88 per share, respectively. See Note 20.

9.  OTHER CURRENT LIABILITIES

      Other current liabilities consist of the following:


                                             JUNE 30,
                                        1995          1996
                                       --------------------
Wages payable .................        $  507        $  511
Customer deposits .............           630             5
Sales and payroll taxes payable           313           553
Other .........................           435           201
                                       --------------------
                                       $1,885        $1,270
                                       ====================

10.  LONG-TERM DEBT

                                                                               JUNE 30,
                                                                          1995          1996
                                                                        --------------------
Notes payable to equipment manufacturer, bearing interest at
      9.9% - 12.25%, collateralized by fixed assets with a net
      book value of $421 and $499 ..............................        $  453        $  537
Notes payable to credit institutions, bearing interest at 10.0%-
      13.0%, collateralized by fixed assets with a net book
      value of $4,247 and $4,597 ...............................         2,921         2,784
Capital lease obligations bearing interest at 11.3%-16.4% ......           155           114
                                                                        --------------------
                                                                         3,529         3,435
Less:  Current maturities ......................................         1,141         1,362
                                                                        --------------------
                                                                        $2,388        $2,073
                                                                        ====================

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)


10.  LONG-TERM DEBT (CONTINUED)

      The Company has a short-term debt line of credit of $1,500, ($503 and $656 outstanding at June 30, 1995 and 1996) which is collateralized by accounts receivable and certain machinery and equipment and bears interest at prime (9.0% and 8.25% at June 30, 1995 and 1996, respectively) plus 1.75%. The Company's weighted average interest rates were 10.75% and 10.36% during 1995 and 1996, respectively.

      The following is a schedule of principal payments, exclusive of capital lease obligations.


1997.........................................................  $   1,317
1998.........................................................        938
1999.........................................................        527
2000.........................................................        402
2001.........................................................        137
                                                               ---------
                                                               $   3,321
                                                               =========

      Interest payments totaled $785, $466 and $522 for the years ended June 30, 1994, 1995 and 1996, respectively.

      The Company leases certain equipment from unaffiliated entities; such equipment has been classified as machinery and equipment. Future minimum lease payments under capital leases together with the present value of the related minimum payments as of June 30, 1996 are:


Fiscal Year                                                    Amount
-----------                                                    -------
1997.........................................................  $    59
1998.........................................................       51
1999.........................................................       15
2000.........................................................       11
2001.........................................................        -
                                                               -------
Total minimum lease payments.................................      136
Less: amount representing interest...........................       22
                                                               -------
Present value of minimum lease payments......................   $  114
                                                               =======

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)


10.  LONG-TERM DEBT (CONTINUED)

         Leased property under capital leases are classified in fixed assets as follows:


                                          JUNE 30
                                      1995        1996
                                      ----------------
Machinery and equipment ...........   $170        $170
Less: accumulated amortization ....     16          79
                                      ----------------
                                      $154        $ 91
                                      ================

11.  RELATED PARTIES

         At June 30, 1995 and 1996, the Company had amounts receivable of $1,442 and $1,656, respectively from two real estate partnerships (MAL Partners and L.I.M.A. Partners) that are owned by the principal stockholders of the Company. The Company also had amounts (payable) and receivable of $(35) and $84, respectively from other affiliated entities. The affiliate balances principally arose from working capital loans made by the Company. The Company rents space from entities (including MAL and L.I.M.A. Partners) whose principals own a majority interest in the Company, including affiliates to whom the Company has made working capital loans. Total payments in connection with leases with related parties approximated $1,273, $1,146 and $1,177 for 1994, 1995 and 1996, respectively. The ability of the affiliates to repay these loans is contingent upon receiving lease payments from the Company in excess of third party financing and operating costs. See Note 20.

         At June 30, 1995 and 1996, the Company had amounts receivable from officers of $158 and $326, respectively.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

12.  BUSINESS SEGMENT INFORMATION

         The Company's continuing operations have been classified into two business segments: Systems and Products, and Transmission Services. The Systems and Products segment includes the production of turnkey video systems for the broadcast and cable television industries, as well as video equipment rental. The Transmission Services segment includes satellite and fiber optic video transmission, including video switching with connections to broadcast television networks, cable television operators and local television stations. The Diversified Products segment is shown as discontinued operations (see Note 16).

         The Company operates primarily in the United States; foreign operations are not significant. Intersegment sales are accounted for at cost.

         The Company does not allocate income and expenses that are of a general corporate nature to industry segments in computing operating income. These include general corporate expenses, interest income and expense, and certain other income and expenses not directly attributable to a specific segment. Identifiable assets by segment include assets directly identifiable with those operations. Other assets primarily consist of corporate cash and cash equivalents and fixed assets associated with nonsegment activities.

         Summarized financial information by business segment for 1994, 1995 and 1996 is as follows:


                                                     1994             1995             1996
                                                   ------------------------------------------
Net revenues from unaffiliated customers:
   Systems and Products ...................        $ 15,155         $ 11,660         $ 20,499
   Transmission Services ..................           5,236            7,779            9,241
                                                   ------------------------------------------
Net revenues ..............................        $ 20,391         $ 19,439         $ 29,740
                                                   ==========================================

Intersegment revenues:
   Systems and Products ...................        $    463         $  1,295         $    795
   Transmission Services ..................           1,398              913              792
                                                   ------------------------------------------
Total intersegment revenues ...............        $  1,861         $  2,208         $  1,587
                                                   ==========================================

Operating income (loss):
   Systems and Products ...................        $    769         $  1,266         $  2,881
   Transmission Services ..................            (469)           1,168            1,794
   Corporate expenses .....................          (2,469)          (1,944)          (2,288)
                                                   ------------------------------------------
    Operating income (loss) from continuing
         operations .......................          (2,169)             490            2,387
                                                   ------------------------------------------

   Interest expense, net ..................          (2,405)            (465)            (485)
   Other income ...........................             253              198               97

                                                         --------------------------------------------
   Income (loss) before income taxes, discontinued
   operations and extraordinary items..................  $ (4,321)        $     223          $  1,999
                                                         ============================================


12.  BUSINESS SEGMENT INFORMATION (CONTINUED)


                                                         1994           1995           1996
                                                        -------------------------------------
   Identifiable assets at June 30:
   Systems and Products ........................        $ 1,822        $ 2,981        $ 6,025
   Transmission Services .......................          4,846          5,465          5,255
   Discontinued operations .....................          3,097          2,904          1,175
   Corporate ...................................          3,966          4,655          4,850
                                                        -------------------------------------
   Total assets ................................        $13,731        $16,005        $17,305
                                                        =====================================

   Additions to fixed assets:
   Systems and Products ........................        $   632        $    --        $ 1,231
   Transmission Services .......................            283          1,189          1,117
   Discontinued operations .....................            256            102            557
   Corporate ...................................             --            186             65
                                                        -------------------------------------
   Net capital expenditures ....................        $ 1,171        $ 1,477        $ 2,970
                                                        =====================================

   Depreciation:
   Systems and Products ........................        $   784        $   510        $   632
   Transmission Services .......................          1,088            908            900
   Corporate ...................................            143             99             76
                                                        -------------------------------------
   Total depreciation from continuing operations        $ 2,015        $ 1,517        $ 1,608
                                                        =====================================

13.  INCOME TAXES

         The provision for federal and state income taxes (exclusive of tax expense (benefit) from discontinued operations) consists of the following:


                                                              JUNE 30,
                                                  1994          1995          1996
                                               ------------------------------------
  Federal:
     Current ..........................        $   (191)        $  --         $  21
     Deferred .........................              --           127           633
     Adjustments to valuation allowance          (9,416)         (127)           --
  State:
     Current ..........................             (39)           --           104
     Deferred .........................             (47)          230           124
     Adjustments to valuation allowance          (3,452)         (230)          (95)
                                               ------------------------------------
                                               $(13,145)        $  --         $ 787
                                               ====================================

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

13.  INCOME TAXES (CONTINUED)

         The reconciliation between the statutory tax rate and those reflected in the Company's income tax provision for continuing operations is as follows:


                                                                     JUNE 30,
                                                       1994            1995              1996
                                                      ----------------------------------------
  Statutory tax rate ..........................       (34.0)%            34.0%           34.0%
  Change in valuation allowance ...............        (270)           (125.1)           (3.2)
  Officers life insurance .....................          --               7.6              --
  Non-deductible travel and entertainment .....          --              15.7              --
  State and local taxes, net of federal benefit          (1)             66.8             7.4
  Other .......................................           1                 1             1.2
                                                       --------------------------------------
                                                       (304)%               0%           39.4%
                                                       ======================================

         The components of deferred federal and state income tax assets and liabilities are as follows:


                                                     JUNE 30,
                                                1995          1996
                                              ---------------------
  Receivable allowance ...............        $   207         $ 314
  Inventory reserves .................            216           253
  Other ..............................              2            27
                                              ---------------------
                                                  425           594
  Federal and state net operating loss
         carryforwards ...............          1,365           709
  Accelerated depreciation ...........           (959)         (978)
  Valuation allowance ................           (804)         (709)
                                              ---------------------
                                                 (398)         (978)
                                              ---------------------
  Deferred tax  asset (liability) ....        $    27         $(384)
                                              =====================

         Included within deferred and other taxes payable are accrued income tax liabilities of $1,430 and $1,497 as of December 31, 1995 and 1996, respectively.

         The valuation allowance decreased by approximately $357 and $95 in 1995 and 1996, respectively, as a result of the utilization and planned realization of net operating loss carryforwards.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

13. INCOME TAXES (CONTINUED)

         As of June 30, 1995 and 1996, the Company has operating loss carryforwards for state income tax purposes of $804 and $709 expiring by 2011, respectively. A valuation allowance has been provided.

         The Company has made payments for Federal and state income taxes of $36, $426 and $500 for the years ended June 30, 1994, 1995 and 1996, respectively.

14. RETIREMENT PLANS

         The Company provides retirement benefits principally through a profit-sharing and deferred compensation plan which covers most employees. Matching contributions by the Company to the plan are based on participant contributions (which is limited to a fixed percentage of participant compensation). The Company may make additional contributions to the plan at its discretion.

         Plan expense, which represents the matching employer contributions, amounted to $46, $41 and $50 for the years ended June 30, 1994, 1995 and 1996.

15. DISCONTINUED OPERATIONS

POST PRODUCTION OPERATIONS (VSC POST PRODUCTION INC. (POST))

         On July 30, 1992, the Company contributed substantially all of the assets and liabilities (net liabilities of approximately $2,217) of its post production subsidiary to a newly-created general partnership, Manhattan Transfer/Edit Company (MTE Co.), in return for a 22% equity interest. The net liabilities included debt of approximately $6 million for which MTE Co. became primarily liable. As a general partner, the Company remained contingently liable.

         The recognition of the $2,217 net liability as income was directly linked to the extinguishment of the related debt and the corresponding release of the Company from the remaining contingent liability. Income was to be recorded on a pro-rata basis with the related debt retirement. As of June 30, 1993, $1,496 of the aforementioned net liability remained.

         The Company recorded equity income of $483, representing 22% of the income of MTE Co. from July 1, 1993 through February 15, 1994.

                   Video Services Corporation and Subsidiaries

                                 (In Thousands)

15. DISCONTINUED OPERATIONS (CONTINUED)

         On February 15, 1994, pursuant to a reorganization of MTE Co., the Company exchanged its 22% equity ownership in MTE Co. for 763,583 shares of IPL, a corporate successor to MTE Co. IPL simultaneously consummated a public offering of its stock. These events have released the Company from its contingent liability on the aforementioned debt allowing the recognition of the remaining $1,496 as income during the year ended June 30, 1994.

         A net gain of $1,648 was recognized when 193,125 of these shares were sold in conjunction with the public offering of IPL. A net gain of $1,363 was recognized when 252,181 of the IPL shares held by the Company were given to subordinated debt holders in partial settlement of an obligation (See Note 17). The $1,363 represents the excess of fair market value over carrying value of the related shares. Cash proceeds of the aforementioned transactions were approximately $4,208.

INTERNATIONAL SERVICES GROUP (AUDIO PLUS VIDEO INTERNATIONAL INC.)

         The Company had made a decision to pursue the sale of its international services group in the beginning of 1994. Revenues and results of operations prior to the measurement date were not material. Net sales of the international services group for the period July 1, 1993 through February 15, 1994 were $6,086. Operating income for this period was $660 net of tax expense of $559.

         On February 15, 1994, the Company sold its international services group to IPL. The proceeds from the sale consisted of $17,430 in cash and $2,750 in restricted stock of IPL. The Company has recorded a gain on disposition of $9,443, net of tax effect of $7,429.

DIVERSIFIED PRODUCTS

         On January 2, 1997, management, which has the authority to approve the action, committed the Company to a formal plan to discontinue the operations of its Diversified Products segment as a condition to the proposed merger with IPL (see Note 20). The Diversified Products segment principally provides professional and industrial videotape duplication and blank videotape distribution.

                   Video Services Corporation and Subsidiaries

                             (dollars in thousands)

15. DISCONTINUED OPERATIONS (CONTINUED)

         Losses from the discontinued operations of the Diversified Products segment amounted to $359 in 1994, $74 in 1995 and $636 in 1996, net of applicable income tax benefit of $24, $ - and $248, respectively.

         Revenues of the discontinued operations of the Diversified Products segment were $13,967 in 1994, $12,312 in 1995 and $13,179 in 1996.

         Net assets of the discontinued operations of the Diversified Products segment as of June 30, 1996, in thousands, consisted of the following:

  Accounts receivable, net ................        $ 1,953
  Inventories .............................            490
  Prepaid expenses and other current assets             44
  Fixed assets, net .......................            645
  Other assets ............................            120
  Accounts payable and accrued expenses ...         (1,305)
  Notes payable ...........................           (300)
  Other current liabilities ...............           (405)
  Long-term debt ..........................            (67)
                                                   -------
                                                   $ 1,175
                                                   =======

16. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

         The Company leases certain property and equipment under leases accounted for as operating leases. Certain of such leases include escalation clauses. At June 30, 1996, future minimum rental payments under noncancelable leases were as follows:

                                               Affiliated      Unaffiliated          Total
                                               -------------------------------------------
  1997.......................................     $514             $193              $707
  1998.......................................      300              194               494
  1999.......................................      300              194               494
  2000.......................................      300              133               433
  2001.......................................       75               47               122
  Thereafter.................................        -               16                16

                   Video Services Corporation and Subsidiaries

                             (dollars in thousands)

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEASE COMMITMENTS (CONTINUED)

         Aggregate rental expense for continuing operations amounted to $1,444, $1,391 and $1,286 for the years ended June 30, 1994, 1995 and 1996. Affiliated rental expense amounted to $1,273, $1,146 and $1,177 for the years ended June 30, 1994, 1995 and 1996.

17. EXTRAORDINARY GAIN

         On February 15, 1994, the Company arranged to transfer $10,000 cash and 318,181 restricted shares of IPL stock to subordinated debt holders in full settlement of a $15,000 bond obligation and the related accrued interest of $8,321. This stock had a carrying value of $969 and a fair market value as of the date of transfer of $2,332. Approximately $223 of costs were incurred in negotiating this settlement and have been charged as an offset to gain on debt extinguishment.

18. TREASURY STOCK

         During February 1994, the Company purchased 582,000 shares of its outstanding common stock from a shareholder and a related trust, for cash of $440 and certain assets with a carrying value of $120, including $88 of IPL stock.

         On June 30, 1994, the Company retired 1,362,401 shares of common stock representing all the treasury stock outstanding.

19. SUBSEQUENT EVENTS

         Effective July 1, 1996, the Company revised several one year operating leases for office space with L.I.M.A. Partners into five year leases. The annual minimum rental payments under these noncancelable leases will be $310.

         In August 1996, the Company acquired undeveloped real estate from L.I.M.A. Partners for $1,000 and entered into a six year mortgage with a financial institution for $600. The annual principal payments are $100 and bear interest at prime plus 1%. The transaction, which represented a transfer between entities under common control, will be recorded at the lower of historical cost or fair value.

                   Video Services Corporation and Subsidiaries

                             (dollars in thousands)


20. PROPOSED MERGER AND ACQUISITION

         On June 27, 1997, the Company signed a definitive agreement to merge ("Merger Agreement") with IPL. Subject to the terms and conditions of the Merger Agreement, the holders of all of the Company's common stock will receive 7,223,445 shares of IPL common stock. The merger will be accounted for as a reverse acquisition whereby the pre-merger financial statements of the Company will become the historical financial statements of the successor. The acquired assets and liabilities of IPL will be recorded at their respective fair market values at the date of merger. The merger is expected to be consummated during the fourth quarter of 1997.

         In connection with, and as a condition to, the Merger Agreement, immediately prior to the merger, the Diversified Products segment will be spun-off to the Company's stockholders in a non-cash dividend and the net assets of MAL Partners and L.I.M.A. Partners, two real estate partnerships owned by the principal stockholders of the Company, will be contributed to the Company in the form of a capital contribution (or repayment of affiliated receivables).

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS

                                                      PAGE
                                                      ----

Available Information...................................
Incorporation of Certain
  Information by Reference..............................
Special Note Regarding
  Forward-Looking Statements............................
Summary.................................................
Recent Developments.....................................
Combined Company........................................
Selected Financial Data.................................
The Merger..............................................
Use Of Proceeds.........................................
Market Price Data And Dividend Policy...................
Selling Stockholders....................................
Plan Of Distribution....................................
Legal Matters...........................................
Experts.................................................
Unaudited Pro Forma Condensed
   Combined Financial Statements........................
Financial Statements of Video
  Services Corporation..................................


                           INTERNATIONAL POST LIMITED







                                9,785,550 SHARES
                                  COMMON STOCK





                                   PROSPECTUS











                                 JULY [ ], 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee........................  $ *
NASD Fee...................................................................    *
Printing and Engraving.....................................................    *
Legal Fees and Expenses (other than Blue Sky)..............................    *
Blue Sky Fees and Expenses.................................................    *
Accounting Fees and Expenses...............................................    *
Transfer Agent Fees........................................................    *
Travel and Miscellaneous...................................................    *
                                                                               -
       Total ..............................................................  $ *
                                                                              --

------------
* To be filed by amendment

         All of the above items, except the Securities and Exchange Commission registration fee and the NASD fee, are estimated. All expenses incurred in connection with this offering will be borne by the Company, including without limitation, the reasonable fees and disbursements of counsel retained by the Selling Stockholders, but excluding underwriting discounts and commissions, if any.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article 8 of the Company's Certificate of Incorporation entitles officers and directors of the Company to indemnification to the fullest extent permitted by
Section 145 of the Delaware Law, as the same may be supplemented from time to time.

         Article 9 of the Company's Certificate of Incorporation, as amended, provides that no director shall have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which such director derived an improper personal benefit.

         The Company maintains a primary directors and officers liability and company reimbursement insurance policy (the "Policy") which, among other things, provides for (i) payment on behalf of any of the Company's past, present or future directors or officers against Loss (as defined in the Policy) as a result of any Claim (as defined in the Policy) first made against the directors or officers of the Company for any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed or attempted, or allegedly committed or attempted (each a "Wrongful Act"), occurring after August 1, 1992, by one or more directors or officers of the Company, individually or collectively, in their respective capacities as such, or for any matter claimed against one or more directors or officers of the Company solely by reason of their status as such, except for such Loss paid by the Company to any director or officer of the Company as indemnification, and (ii) payment on behalf of the Company against Loss for which the Company is required or permitted to pay as indemnification to any director or officer of the Company as the result of any Claim first made against any director or officer of the Company for any Wrongful Act. The Policy does not cover Loss arising from any Claim made against the Company or its directors or officers stemming from, among other things, a Claim
(a) brought about or contributed to by the fraudulent, dishonest or criminal act or omission of a director or officer of the Company, provided that a judgment or other final adjudication adverse to such director or officer establishes that fraudulent, dishonest or criminal acts were committed by such director or officer, or (b) based upon or attributable to any of the directors or officers of the Company gaining in fact any personal profit or advantage to which they were not legally entitled. The Company also maintains a supplemental insurance and company reimbursement policy providing substantially similar coverage as discussed above.

         The Merger Agreement provides that, for a period of six (6) years after the Effective Time, the Company will not amend Article 9 of its Certificate of Incorporation (as in effect at the Effective Time) in a manner that would adversely affect the rights thereunder of any individuals who at any time prior to and at the Effective Time were or are directors or officers of the Company in respect of their terms of office or acts or omissions occurring at or prior to or after the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) unless such amendment or modification is required by law.

         Further, the Merger Agreement provides that, after the Effective Time, the Company will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent of the Company, Video and their respective subsidiaries and each fiduciary and agent of each such director and officer (collectively, the "Fiduciary Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and will pay any expenses in advance of the final disposition of such action or proceeding to each Fiduciary Indemnified Party to the fullest extent permitted under the Delaware Law upon receipt from the Fiduciary Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, the Company will pay the reasonable fees and expenses of counsel selected by the Fiduciary Indemnified Parties, which counsel selected by the Fiduciary Indemnified Parties will be reasonably satisfactory to the Company, promptly after statements therefor are received and the Company will cooperate in the defense of any such matter; provided, however, that the Company will not be liable for any settlement effected without its written consent (which consent will not be unreasonably delayed or withheld); and provided, further, that the Company will not be obligated to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Fiduciary Indemnified Parties in any single action except to the extent that two or more of such Fiduciary Indemnified Parties will have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Fiduciary Indemnified Parties at the expense of the Company; and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim will continue until the disposition of such claim.

         The Merger Agreement also provides that the Company will also use its reasonable efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company and Video (provided that the Company may substitute therefor policies containing terms and conditions, including the amounts of coverage, which are not materially less favorable) with respect to matters occurring prior to the Effective Time, provided, however, that in no event shall the Company be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company and Video for such insurance.

ITEM 16. EXHIBITS

         The following exhibits are filed as part of this the Registration Statement.

     EXHIBIT
     NUMBER    DESCRIPTION
     ------    -----------

      2.1 Agreement and Plan of Merger, dated as of June 27, 1997, by and among International Post Limited, Video Services Corporation and Louis H. Siracusano, Arnold P. Ferolito and Donald H. Buck (incorporated by reference to Exhibit 10.57 to the Company's Current Report on Form 8-K filed on July 8, 1997, file number 000- 23388) .
      5.1      Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.*
      23.1     Consent of Arthur Andersen LLP.
      23.2     Consent of Ernst & Young LLP.
      23.3 Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in Exhibit 5.1).
      24.1     Power of Attorney (appears on signature page).

  ---------
  * To be filed by amendment.


ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 18th day of July, 1997.


                                         INTERNATIONAL POST LIMITED



                                         By:  /s/ Martin Irwin
                                            ------------------------------
                                                  Martin Irwin
                                                  President and Chief
                                                  Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Name and Signature                     Title                                      Date
    ------------------                     -----                                      ----
                                   President, Chief Executive Officer
/s/ Martin Irwin                   and Director
-------------------------------    (Principal Executive Officer)              July 18, 1997
Martin Irwin


                                   Vice President, Treasurer and
/s/ Gary R. Strack                 Secretary
-------------------------------    (Principal Financial and Accounting        July 18, 1997
Gary R. Strack                     Officer)


/s/ Robert H. Alter
-------------------------------    Director                                   July 18, 1997
Robert H. Alter


/s/ Julius Barnathan
-------------------------------    Director                                   July 18, 1997
Julius Barnathan


/s/ Terrence A. Elkes
-------------------------------    Director                                   July 18, 1997
Terrence A. Elkes


/s/ Kenneth F. Gorman
-------------------------------    Director                                   July 18, 1997
Kenneth F. Gorman


/s/ Jeffrey J. Kaplan
-------------------------------    Director                                   July 18, 1997
Jeffrey J. Kaplan


/s/ Louis H. Siracusano
-------------------------------    Director                                   July 18, 1997
Louis H. Siracusano

                           INTERNATIONAL POST LIMITED
                                    FORM S-3
                             REGISTRATION STATEMENT

                                  EXHIBIT INDEX


       Exhibit
       -------

         2.1 Agreement and Plan of Merger, dated as of June 27, 1997, by and among International Post Limited, Video Services Corporation and Louis H. Siracusano, Arnold P. Ferolito and Donald H. Buck (incorporated by reference to Exhibit 10.57 to the Company's Current Report on Form 8-K filed on July 8, 1997, file number 000-23388) .
         5.1      Opinion of Shereff, Friedman, Hoffman & Goodman, LLP*
         23.1     Consent of Arthur Andersen LLP
         23.2     Consent of Ernst & Young LLP
         23.3 Consent of Shereff, Friedman, Hoffman & Goodman, LLP (included in Exhibit 5.1)
         24.1     Power of Attorney (appears on signature page)

----------
*To be filed by amendment.